As filed with the Securities and Exchange Commission on December 2, 2004
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lamar Advertising Company

(Exact name of Registrant as Specified in its Charter)

Delaware	7311	72-1449411
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5551 Corporate Boulevard

Baton Rouge, Louisiana 70808
(225) 926-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin P. Reilly, Jr.

Chief Executive Officer
Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
(225) 926-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Matthew J. Gardella Palmer & Dodge LLP 111 Huntington Avenue at Prudential Center Boston, Massachusetts 02199 (617) 239-0100	Brian B. Obie Chief Executive Officer Obie Media Corporation 4211 West 11th Avenue Eugene, Oregon 97402 (541) 686-8400	David C. Baca Davis Wright Tremaine LLP 1300 S.W. Fifth Avenue 24th Floor Portland, Oregon 97201 (503) 241-2300

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective time of this Registration Statement and the effective time of the merger contemplated by the Agreement and Plan of Merger by and among Lamar Advertising Company, OMC Acquisition Corporation, and Obie Media Corporation, dated as of September 17, 2004 (the “Merger Agreement”), which is attached as Annex A to the proxy statement/ prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Aggregate Offering	Aggregate Offering	Amount of
Securities to be Registered	be Registered	Price Per Unit	Price	Registration Fee

Class A common stock, $.001 par value	(1)	N/A	$43,313,718.00(2)	$5,487.85

(1)	In accordance with Rule 457(o) of the Securities Act of 1933, the number of shares being registered are not included in the table.
(2)	The registration fee has been calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of the Lamar Class A common stock to be issued in connection with the merger of Obie Media Corporation into OMC Acquisition Corporation. Pursuant to the Merger Agreement, the number of shares of Lamar Class A common stock to be issued in the merger will be based on an exchange ratio equal to $43,313,718 divided by the total number of shares of common stock of Obie Media Corporation issued and outstanding immediately prior to closing, which is further divided by the average of the closing sale prices per share for Lamar Class A common stock on the Nasdaq National Market for each of the 20 consecutive trading days ending with the third complete trading day prior to the closing date. Because the exact number of shares of Lamar Class A common stock to be issued will be based on the twenty-day average trading price of Lamar Class A common stock determined three days prior to closing, the aggregate market value of the actual number of shares issued as of the closing date may be more or less than $43,313,718.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

OBIE MEDIA CORPORATION

4211 West 11th Avenue
Eugene, Oregon 97402

                     , 2004

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of Obie Media Corporation:

     You are cordially invited to attend the special meeting of shareholders of Obie Media Corporation to be held at                     a.m., local time, on                    , 2005, at Obie’s offices located at 4211 West 11th Avenue, Eugene, Oregon 97402. At the special meeting, you will be asked to consider and vote upon a proposal to (1) approve the merger among Obie, Lamar Advertising Company, and OMC Acquisition Corporation, pursuant to which Obie will become a wholly owned subsidiary of Lamar and you will become a stockholder of Lamar, and (2) adjourn the special meeting, if necessary. Upon the closing of the merger, all outstanding shares of Obie common stock will convert into the right to receive shares of Lamar Class A common stock, and, in certain circumstances, cash, with each Obie shareholder entitled to a pro rata share of the aggregate merger consideration valued at $43,313,718. Approximately 1,000,000 shares of Lamar Class A common stock will be issued to Obie shareholders in the transaction, based upon the average closing price of Lamar Class A common stock on                    , 2004.

     Obie common stock is traded on the Nasdaq Small Cap Market under the symbol “OBIE.” Lamar common stock is traded on the Nasdaq National Market under the symbol “LAMR.”

     Your board of directors has carefully considered and approved the merger and has determined that the merger is in your best interests. Accordingly, the Obie board of directors recommends that you vote “FOR” approval of the merger and “FOR” approval of the related adjournment proposal, if necessary. In connection with this determination, the Obie board has received the written opinion of D.A. Davidson & Co., which concludes that the consideration to be paid by Lamar in the merger is fair, from a financial point of view, to you. A copy of this opinion is attached to this proxy statement/ prospectus as Annex B and we urge you to read this opinion in its entirety. A copy of the merger agreement is also attached to this proxy statement/ prospectus as Annex A. We encourage you to read the merger agreement. Also enclosed is a proxy card so you can vote on the proposals without attending the special meeting.

     THE MERGER INVOLVES CERTAIN RISKS TO OBIE MEDIA CORPORATION SHAREHOLDERS. SEE “RISK FACTORS,” BEGINNING ON PAGE                    .

     It is important that your shares be represented at the special meeting. Whether or not you expect to attend in person, please promptly sign, date, and return the enclosed proxy card in the enclosed, postage prepaid envelope.

     Thank you and we look forward to seeing you at the special meeting.

Very truly yours,

BRIAN B. OBIE
Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF LAMAR ADVERTISING COMPANY COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/ prospectus is dated                    , 2004, and is first being mailed to shareholders on or about                    , 2004.

OBIE MEDIA CORPORATION

4211 West 11th Avenue
Eugene, Oregon 97402

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on                                , 2005

Dear Shareholders of Obie Media Corporation:

      A special meeting of the shareholders of Obie Media Corporation, an Oregon corporation (“Obie”), will be held at                      a.m., local time, on                           , 2005, at Obie’s offices located at 4211 West 11th Avenue, Eugene, Oregon 97402, for the following purposes:

1. to consider and vote upon a proposal to approve the merger of Obie with OMC Acquisition Corporation, a wholly owned subsidiary of Lamar Advertising Company, and Obie Media Corporation;

2. to consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger; and

3. to transact such other business as may be properly brought before the meeting.

      Obie’s board of directors, after carefully considering many factors, has unanimously determined that the proposed merger is advisable, fair to, and in the best interests of Obie and its shareholders and has unanimously approved the merger. Obie’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger at the special meeting and “FOR” approval of the related adjournment proposal. Please refer to the proxy statement/ prospectus accompanying this notice, which more fully describes the foregoing items of business.

      All shareholders are cordially invited to attend the special meeting. Only shareholders of record at the close of business on                     , 2004, the record date fixed by the Obie board of directors, however, are entitled to receive notice of the meeting and to vote at the meeting or any adjournment or postponement of the meeting. Shareholders may vote in person or by proxy.

      We will admit to the special meeting (1) all shareholders of record at the close of business on                     , 2004, (2) any persons holding proof of beneficial ownership as of that date, such as a letter or account statement from the person’s broker or bank, (3) any persons who have been granted proxies, and (4) other persons that the Obie board of directors, in its sole discretion, may elect to admit. All persons wishing to be admitted to the special meeting must present photo identification. If you plan to attend the special meeting, please check the appropriate box on your proxy card according to the instructions provided.

By order of the Board of Directors,

DELORES M. MORD
Secretary

Eugene, Oregon

                          , 2004

Your vote is important. Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy card and return it in the accompanying envelope to ensure that your shares will be voted.

REFERENCES TO ADDITIONAL INFORMATION

      This proxy statement/ prospectus incorporates important business and financial information about Lamar and Obie from other documents that are not included in or delivered with this proxy statement/ prospectus. Such information is included in documents filed by Lamar and Obie with the Securities and Exchange Commission and is available to you without charge upon your written or oral request. You may obtain these documents by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Lamar Advertising Company 5551 Corporate Boulevard Baton Rouge, LA 70808 (225) 926-1000 www.lamar.com	Obie Media Corporation 4211 West 11th Avenue Eugene, OR 97402 (541) 686-8400 www.obie.com

      You will not be charged for any of these documents that you request. If you wish to request documents, the applicable company must receive your request by                     (which is five business days before the scheduled date of the special meeting of Obie shareholders) in order for you to receive them before the special meeting. Information on the respective website of each company is NOT considered to be part of or incorporated by reference into this proxy statement/ prospectus unless specifically indicated to the contrary.

      See “Where You Can Find More Information” beginning on page 84.

ii

QUESTIONS & ANSWERS ABOUT THE MERGER

      The following are some questions that you, as a shareholder of Obie, may have about the merger and the answers to those questions. We urge you to read carefully the entire proxy statement/prospectus in order to consider all the information that might be important to you with respect to the merger and the other matters to be conducted at the special meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	Why are Lamar and Obie proposing this merger?

A:	Obie believes that the merger represents a unique opportunity to its shareholders to realize significant value for their shares as well as an opportunity to continue to participate in the out-of-home advertising industry by an investment in a well-capitalized, experienced company.

Lamar believes that the quality and location of Obie’s billboards and the strength of Obie’s transit business will expand and complement Lamar’s existing business and will contribute to its goal of maintaining value for its stockholders.

Q:	What risks should I consider?

A:	You should review carefully our discussion of “Risk Factors” beginning on page 16.

Q:	What will I receive in exchange for my Obie stock in the merger?

A.	You will receive your proportional share of the merger consideration, which is valued at $43,313,718. Your Obie common stock will convert into the right to receive shares of Lamar Class A common stock and, in some circumstances, cash. You will receive cash instead of fractional shares and you may receive cash instead of some shares of Lamar stock if the price of Lamar stock falls below $30.00 per share.

Q:	Will I be able to trade the shares of Lamar Class A common stock I receive in the merger?

A:	The shares of Lamar Class A Common Stock will be quoted on the Nasdaq National Market under the symbol “LAMR.” You may freely trade these shares, unless you are an affiliate of Obie. Persons who are considered affiliates (generally directors, officers and 10% or greater shareholders) of Obie must either register their shares of Lamar stock for resale or fit within an exemption from registration under the Securities Act of 1933, as amended. Rule 145 is the most likely exemption an Obie affiliate would use to sell or otherwise transfer any of the shares of Lamar Class A common stock received in the merger. Generally speaking, under Rule 145 such persons may sell their shares of Lamar Class A common stock immediately upon receipt, subject to certain information requirements, volume limitations, and other conditions of Rule 144.

Q:	What is the difference between the Lamar Class A common stock I will receive in exchange for my Obie stock in the merger and Lamar Class B common stock?

A:	The Class A common stock and the Class B common stock have the same rights and powers, except that a share of Class A common stock entitles the holder to one (1) vote, while a share of Class B common stock entitles the holder to ten (10) votes. On , 2004, there were shares of Lamar Class A common stock outstanding, 15,672,527 shares of Lamar Class B common stock outstanding, and 5,719.49 shares of Lamar Series AA preferred stock outstanding, which constitute, in the aggregate %, % and less than 0.1%, respectively, of all outstanding votes. Accordingly, the holders of Lamar Class B common stock control approximately % of the voting stock of Lamar. References to “Lamar stock” in this proxy statement/prospectus refer to Lamar Class A common stock.

Q:	What are the tax consequences of the merger to me?

A:	For United States federal income tax purposes, (1) the receipt of Lamar stock in exchange for Obie stock generally will not cause you to recognize any taxable gain or loss, and (2) your income tax basis in the Lamar stock you receive in the merger will be equal to your basis in the shares of Obie stock you surrender in the exchange. If you receive a combination of cash and stock in exchange for your Obie shares, you will be required to recognize any gain to the extent that cash is received in the merger, and you will not be entitled to recognize any loss realized. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

We urge you to consult your tax advisor to explain the tax consequences of the merger to you, including whether you may be entitled to capital gains treatment for any gains you recognize. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, sign, and date your proxy card and return it as soon as possible in the enclosed prepaid envelope so that your shares may be represented at the special meeting. If you sign and send in your proxy card, your shares will be voted as you indicate in your proxy card. If you sign and send in your proxy card, but do not indicate how you want to vote, we will count your proxy as a vote “FOR” the proposal to approve the merger and “FOR” approval of any adjournment of the special meeting, if necessary. Abstaining, failing to vote or withholding your votes will have the effect of voting against the proposal to approve the merger, but will have no effect on the proposal to adjourn the special meeting, if necessary.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker or bank will vote your shares only if you provide instructions on how to vote. As a general rule, your broker or bank does not have authority to vote on the proposal to approve the merger or the proposal to adjourn the special meeting, if necessary. Accordingly, your broker or bank will vote your shares held by it in “street name” with respect to the merger and adjournment proposals only if you provide instructions to it on how to vote. Therefore, you should follow carefully the directions your broker or bank provides. Your failure to properly instruct your broker or bank to vote “FOR” the proposal to approve the merger will have the effect of voting your shares against the proposal to approve the merger, but will have no effect on the proposal to adjourn the special meeting, if necessary.

Q:	Should I send in my Obie stock certificates now?

A:	No. You should not send in your stock certificates at this time. Obie shareholders who hold their shares in certificated form will need to exchange their Obie stock certificates for Lamar Class A common stock and, in some circumstances, cash, after the merger is effective. Obie shareholders will receive instructions for exchanging Obie stock certificates following the effective date of the merger. Obie shareholders who hold their shares in book-entry form will receive instructions for exchanging their shares following the effective date of the merger. Please do not send in your stock certificates with your proxy.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote in one of three ways at any time before your proxy is voted at the special meeting. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card dated after the date of your original proxy card. If you choose either of these two methods, the Secretary of Obie must receive your notice of revocation or your new proxy card at 4211 West 11th Avenue, Eugene, Oregon 97402 by the close of business on , 2005, which is one business day prior to the special meeting. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must also vote at the special meeting.

Q:	When is the shareholder meeting?

A:	The shareholder meeting will take place on at a.m., local time, on , 2005 at Obie’s offices located at 4211 West 11th Avenue, Eugene, Oregon 97402. Upon receipt of the required shareholder vote, Obie may adjourn the special meeting, if necessary, to solicit additional proxies.

Q:	Can I attend the special meeting and vote my shares in person?

A:	All Obie shareholders are invited to attend the special meeting. Only shareholders of record as of , 2004, however, will be entitled to vote in person at the special meeting. If a bank, broker, or other nominee holds your shares in “street name,” then you are not the shareholder of record and you must ask your bank, broker, or other nominee how you can vote in person at the special meeting.

Q:	What vote is required for approval of the two proposals under consideration at the special meeting?

A:	The merger proposal must be approved by a majority of the outstanding shares of Obie common stock entitled to vote. As of the record date, there were shares of Obie stock outstanding and entitled to vote. Accordingly, the merger will be approved only if at least shares of Obie Stock vote in favor of the proposal to approve the merger. Abstentions and the failure to vote have the effect of voting against the merger. You are entitled to vote on the proposal to approve the merger if you held Obie stock at the close of business on the record date, which is , 2004.

The adjournment proposal must be approved by the affirmative vote of a majority of the shares of Obie common stock present in person or by proxy at the special meeting, without regard to abstentions, even if there is no quorum at that meeting.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. If approved by the Obie shareholders, we expect to complete the merger on or about January , 2005.

Q:	Whom should I call with questions?

A:	You can call Gary Livesay, Obie’s Vice President and Chief Financial Officer, at (541) 686-8400 with questions about the merger.

SUMMARY

      This summary highlights certain information that we believe is important to you in deciding how to vote on the proposals described in this document. It does not contain all of the information that may be important to you. We urge you to read carefully this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers you in order to help you understand the proposed transaction. See “Where You Can Find More Information,” beginning on page 84. Each topic in this summary refers to the page of this document on which that topic is discussed in more detail. The information contained on the respective websites for Lamar and Obie is not considered part of or incorporated by reference into this proxy statement/prospectus unless specifically indicated to the contrary.

The Companies

Lamar Advertising Company (see page 30)

5551 Corporate Boulevard
Baton Rouge, LA 70808
(225) 926-1000
http://www.lamar.com

      Lamar is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. Lamar also operates the largest logo sign business in the United States. Lamar has a holding company structure, under which Lamar Advertising Company and its wholly-owned subsidiary, Lamar Media Corp., serve as holding companies for Lamar’s indirect subsidiaries.

Obie Media Corporation (see page 31)

4211 West 11th Avenue
Eugene, OR 97402
(541) 686-8400
http://www.obie.com

      Obie Media Corporation is an outdoor advertising company that markets advertising space primarily on transit vehicles and outdoor advertising displays such as billboards and wallscapes. Obie serves the transit districts of nine of the thirty largest U.S. markets (in terms of demographic market area) and the third largest Canadian market. Obie also owns and operates advertising displays on billboards and walls primarily in Washington, Oregon, California, Montana, Wyoming, Idaho, Utah, and South Dakota.

OMC Acquisition Corporation (see page 30)

      OMC Acquisition Corporation is a Delaware corporation and a wholly owned subsidiary of Lamar that was organized solely for the purpose of effecting the merger with Obie. OMC Acquisition Corporation has carried on no other activities other than in connection with the merger.

The Merger

Summary of the Transactions (see page 59)

      In the proposed merger, Obie will be merged into OMC Acquisition Corporation. OMC Acquisition Corporation will be the surviving corporation and will be renamed Lamar Obie, Inc.

      The merger will become effective only if the Obie shareholders approve the merger and all other conditions to the merger are satisfied or waived. The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read it because it is the legal document that governs the merger.

What the Holders of Obie Common Stock Will Receive in the Merger (see page 59)

      In the proposed merger, each holder of Obie stock will receive a pro rata share of the merger consideration valued at $43,313,718. When we complete the merger, each outstanding share of Obie common stock will convert into the right to receive Lamar Class A common stock and, in some circumstances, cash. Obie shareholders will receive cash instead of fractional shares of Lamar stock and may receive cash instead of some shares of Lamar stock if the price of Lamar stock falls below $30.00.

      Throughout this proxy statement/prospectus, we often refer to the Lamar Class A common stock as “Lamar stock” and Obie common stock as “Obie stock.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 60)

      The merger will be treated as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code in which no gain or loss will be recognized by Obie, Lamar, or OMC Acquisition Corporation as a result of the merger. In addition, you will not recognize gain or loss on the exchange of your shares of Obie stock for shares of Lamar stock, except you will recognize gain for any cash you receive.

Because the tax consequences of the merger depend upon your individual circumstances, we urge you to consult your own tax advisors about the federal, state, local, or foreign tax consequences of your receipt of the merger consideration in exchange for your Obie common stock.

Appraisal or Dissenters’ Rights (see page 63 and Annex C)

      Under Oregon law, Obie shareholders are entitled to dissenters’ rights in connection with the merger so long as they follow the specific procedures set forth in the Oregon statute.

Obie’s Reasons for the Merger (see page 50)

      The Obie board of directors has concluded that the merger is advisable, fair to, and in the best interests of Obie and its shareholders. In reaching its decision, the Obie board of directors considered a variety of factors, without giving relative weight to any one factor, including the following:

•	the merger consideration exceeds the value that could be expected to be realized in the foreseeable future by Obie shareholders if Obie continues as an independent entity;

•	the combined company is expected to compete more effectively in the outdoor advertising market;

•	the combined company will have greater depth of skill personnel, and expanded sales, art, and production services;

•	the combined company will have better access to each company’s existing company base and partners;

•	the combined company will have a larger customer base, higher market profile, and greater financial strength, which will present greater opportunities for marketing the products and services of the combined company;

•	Obie shareholders will have the opportunity to participate in the potential for growth of Lamar’s business after the merger; and

•	the combined company will be able to expand its offerings of products and services in the outdoor advertising market.

Lamar’s Reasons for the Merger (see page 50)

      In determining whether to approve the merger, Lamar’s board of directors considered a variety of factors, including the degree to which Obie’s billboard business complements Lamar’s billboard business, both in terms of the quality of assets and their location in the Northwest, and the strengths of Obie’s transit business, including: the number of larger markets served by Obie, its established management structure for serving those markets, and Obie’s significant in-house production capabilities. Lamar’s board of directors also considered Lamar’s experience integrating past acquisitions and the anticipated process of integrating Obie into Lamar.

Fairness Opinion of Obie’s Financial Advisor (see page 52 and Annex B)

      In connection with the merger, the Obie board of directors received an opinion from its financial advisor, D.A. Davidson & Co. On October 1, 2004, D.A. Davidson & Co. delivered its written opinion to the Obie board of directors, concluding that, as of that date and based on and subject to the factors and assumptions set forth in the opinion, the merger consideration is fair, from a financial point of view, to Obie shareholders. The full text of this written opinion is attached as Annex B to this proxy statement/prospectus. We encourage you to read this opinion in its entirety carefully. The opinion of D.A. Davidson & Co. is not a recommendation to any shareholder on whether to vote for or against the merger.

The Special Meeting

General; Date; Time and Place (see page 27)

      A special meeting of Obie shareholders will be held at                     a.m., local time, on                      , 2005, at Obie’s headquarters at 4211 West 11th Avenue, Eugene, Oregon 97402. At the special meeting, Obie shareholders will be asked to approve the merger and, if necessary, the related adjournment proposal.

Record Date; Voting Power (see page 27)

      If you owned shares of Obie stock as of the close of business on                     , 2004, the record date for the special meeting, you may vote on the proposal to approve the merger and other matters that may properly come before the meeting, including the related adjournment proposals. Obie shareholders will have one vote at the meeting for each share of common stock they owned on the record date. If you held your shares on the record date through a broker or bank, you may not vote the shares directly and must instruct the broker or bank to vote the shares on your behalf. Failure to do so will have the effect of casting your votes against the proposal to approve the merger, but will have no effect on the adjournment proposal.

      On the record date, no directors and officers of Lamar owned shares of Obie stock, and directors and officers of Obie as a group owned                      shares, or approximately           %, of the           outstanding shares of Obie stock.

Quorum; Required Votes; Voting Agreement (see page 27 and Annex D)

      The holders of a majority of the outstanding shares of Obie stock entitled to vote must be present, in person or by proxy, at the Obie special meeting for there to be a quorum.

      To approve the merger, holders of a majority of the outstanding shares of Obie stock entitled to vote must vote in favor of the proposal to approve the merger. To approve the adjournment proposal, a majority of shares present in person or by proxy at the special meeting must vote to adopt the proposal. If you fail to vote, withhold your vote, or abstain from voting, the effect will be a vote against the proposal to approve the merger but will have no effect on any adjournment proposal. A broker or bank that holds your Obie stock in “street name” will not have authority to vote your shares unless you provide the broker or bank with voting instructions.

      In connection with the merger, Brian B. Obie, Obie’s Chairman of the Board, President, and Chief Executive Officer, who holds 1,693,147 shares, or 27.5% of Obie’s stock, has entered into a voting agreement under which he has agreed to vote all of his Obie shares in favor of the proposal to approve the merger.

      The merger does not require the approval of Lamar’s stockholders.

Recommendation of the Obie Board of Directors (see page 29)

      After careful consideration, on October 1, 2004, the Obie board of directors unanimously approved and adopted the merger agreement and voted to recommend that the shareholders of Obie vote in favor of the merger. For the factors considered by the Obie board of directors in reaching its decision to approve and recommend to the shareholders to approve the merger, see the section entitled “Background and Reasons for the Merger — Obie’s Reasons for the Merger” beginning on page 50. The Obie board of directors unanimously recommends that the Obie stockholders vote “FOR” the proposal to approve the merger and “FOR” the proposal to adjourn the Obie special meeting, if necessary, for the purpose of soliciting additional proxies.

Other Selected Information

Treatment of Obie Stock Options (see page 60)

      Pursuant to the merger agreement, Obie will accelerate the vesting of its outstanding options and provide a period of not less than 30 days (ending before the effective time of the merger) during which the options may be exercised. Any options for Obie stock that remain outstanding at the effective time of the merger will be cancelled and will no longer represent the right to receive Obie stock or Lamar stock.

Treatment of Obie Benefits (see page 60)

      The Obie employees who become employed by Lamar will be eligible to participate in Lamar’s 401(k) plan and may transfer any assets they have in Obie’s plan to Lamar’s plan. Obie employees who become employed by Lamar will also be allowed to carry-over the years of service they currently have with Obie to Lamar’s employee benefit plans.

Accounting Treatment (see page 60)

      Lamar expects to account for the merger under the purchase method of accounting, which means the assets and liabilities of Obie, including its intangible assets, will be recorded on Lamar’s balance sheet at their fair market values. Obie’s results of operations and cash flows will be included in Lamar’s financial statements prospectively as of the closing of the merger.

Regulatory Approvals (see page 65)

      We are not aware of any federal or state regulatory requirements that we must comply with or approvals that we must obtain for closing the merger, other than compliance with federal securities laws.

Conditions to the Merger (see page 69 and Annex A)

      The following conditions must be satisfied before completing the merger:

•	Obie shareholders must approve the merger;

•	none of the parties shall be subject to any court order, statute, rule, or regulation prohibiting the merger;

•	the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the Securities and Exchange Commission, which is referred to as the SEC, and must not be the subject of any stop order or related proceeding;

•	the shares of Lamar stock issued in the merger must be listed on the Nasdaq National Market;

•	the parties to the merger agreement shall have performed their respective obligations and their respective representations and warranties shall be true;

•	Obie and Lamar each shall have received an opinion from their respective counsel that the merger will qualify as a tax deferred reorganization;

•	Obie must meet certain conditions regarding the value of its assets and liabilities;

•	certain agreements must be executed and in effect;

•	not more than 5% of the shares of Obie stock shall be subject to a claim for dissenter’s rights under the Oregon statute; and

•	other conditions regarding the resignation of Obie officers and the construction of certain advertising structures must be satisfied.

Termination of the Merger Agreement (see page 70 and Annex A)

      We can mutually terminate the merger agreement without completing the merger. Either Lamar or Obie may be able to terminate the agreement if the merger is not completed by February 28, 2005, and under other circumstances, including the failure of the Obie shareholders to approve the merger.

Expenses (see page 71 and Annex A)

      Each party is generally responsible for paying any expenses it incurs in connection with the merger. If the merger is not completed, Obie may be required to pay Lamar its expenses, up to $200,000, and a “break-up” fee of $1,090,803 under limited conditions.

Comparative Stockholder Rights (see page 73)

      When we complete the merger, you will hold shares of Lamar stock. Your rights will then be governed by Lamar’s certificate of incorporation and by-laws and Delaware law rather than by Obie’s articles of incorporation and by-laws and Oregon law.

Comparative Stock Price Information (see page 15)

      Lamar is quoted on the Nasdaq National Market. Obie stock is quoted on the Nasdaq Small Cap Market. The following table presents the market values of Lamar stock and Obie stock as of September 17, 2004, the last business day before we publicly announced the merger.

	Lamar Stock			Obie Stock

	High	Low	Closing	High	Low	Closing

September 17, 2004	$42.26	$41.86	$42.00	$5.00	$4.57	$4.79

      We encourage you to obtain current market quotations for Lamar stock and Obie stock.

LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

SELECTED HISTORICAL FINANCIAL INFORMATION

      Lamar is providing the following information to aid your analysis of the financial aspects of the merger. The table below presents selected historical information from the consolidated statement of operations, statement of cash flows, and balance sheet of Lamar and its subsidiaries. Lamar derived this information from audited financial statements for the years ended December 31, 1999 through December 31, 2003 and from unaudited financial statements for the nine months ended September 30, 2003 and September 30, 2004.

      In Lamar’s opinion, the information for the nine months ended September 30, 2003 and September 30, 2004 reflects all adjustments, consisting only of normal recurring adjustments, necessary to present the results of operations and financial condition fairly. Results from interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it in conjunction with Lamar’s historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated by reference into this proxy statement/prospectus.

						(Unaudited)

						Nine Months Ended
	For the Years Ended December 31,
						September 30,	September 30,
	1999	2000	2001	2002	2003	2003	2004

					(Restated)	(Restated)

	(Dollars in thousands, except per share data)
Statement of Operations Data:
Net revenues	$444,135	$687,319	$729,050	$775,682	$810,139	$604,119	$659,513

Operating expenses:
Direct advertising expenses	143,090	217,465	251,483	274,772	292,017	219,489	224,543
General and administrative expenses	94,372	138,072	151,048	167,182	171,520	126,156	138,387
Depreciation and amortization	173,647	312,191	349,550	271,832	284,947	209,408	217,876
(Gain) loss on disposition of assets	(5,481)	(986)	(923)	(336)	(1,946)	(1,515)	1,617

Total operating expenses	405,628	666,742	751,158	713,450	746,538	553,538	582,423

Operating income (loss)	38,507	20,577	(22,108)	62,232	63,601	50,581	77,090
Other expense (income):
Loss on extinguishment of debt	298	—	—	5,850	33,644	29,493	—
Interest income	(1,421)	(1,715)	(640)	(929)	(502)	(283)	(235)
Interest expense	93,110	153,512	132,840	113,333	93,787	72,479	56,208

Total other expense	91,987	151,797	132,200	118,254	126,929	101,689	55,973

Income (loss) before income tax expense (benefit) and cumulative effect of a change in accounting principle	(53,480)	(131,220)	(154,308)	(56,022)	(63,328)	(51,108)	21,117
Income tax expense (benefit)	(9,712)	(37,115)	(45,674)	(19,694)	(23,573)	(18,369)	8,784

						(Unaudited)

						Nine Months Ended
	For the Years Ended December 31,
						September 30,	September 30,
	1999	2000	2001	2002	2003	2003	2004

					(Restated)	(Restated)

	(Dollars in thousands, except per share data)
Income (loss) before cumulative effect of a change in accounting principle, net	(43,768)	(94,105)	(108,634)	(36,328)	(39,755)	(32,739)	12,333
Cumulative effect of a change in accounting principle	767	—	—	—	40,240	40,240	—

Net income (loss)	(44,535)	(94,105)	(108,634)	(36,328)	(79,995)	(72,979)	12,333
Preferred stock dividends	(365)	(365)	(365)	(365)	(365)	(273)	(273)

Net income (loss) applicable to common stock	$(44,900)	$(94,470)	$(108,999)	$(36,693)	$(80,360)	$(73,252)	$12,060

Earnings (loss) per common share — basic and diluted:
Earnings (loss) before a change in accounting principle	$(0.64)	$(1.04)	$(1.11)	$(0.36)	$(0.39)	$(0.32)	$0.12
Cumulative effect of a change in accounting principle	(0.01)	—	—	—	(0.39)	(0.39)	—

Net earnings (loss)	$(0.65)	$(1.04)	$(1.11)	$(0.36)	$(0.78)	$(0.71)	$0.12

Statement of Cash Flow Data:
Cash flows provided by operating activities(1)	$110,551	$177,601	$190,632	$240,443	$260,075	$171,130	$209,471
Cash flows used in investing activities(1)	$(950,650)	$(435,595)	$(382,471)	$(155,763)	$(210,041)	$(183,353)	$(181,091)
Cash flows (used in) provided by financing activities(1)	$719,903	$321,933	$132,384	$(81,955)	$(57,847)	$3,105	$(24,191)
Balance Sheet Data(2):
Cash and cash equivalents	$8,401	$72,340	$12,885	$15,610	$7,797	$6,492	$11,986
Working capital	43,112	72,526	27,261	95,922	69,902	91,040	58,041
Total assets	3,209,270	3,642,844	3,671,652	3,888,106	3,669,373	3,733,610	3,672,681
Total debt (including current maturities)	1,615,781	1,738,280	1,811,585	1,994,433	1,704,863	1,765,429	1,660,642
Total long-term obligations	1,733,035	1,824,928	1,877,532	1,856,372	1,905,497	1,969,866	1,819,796
Stockholders’ equity	1,391,529	1,689,455	1,672,221	1,709,173	1,689,661	1,692,952	1,733,226

(1)	Cash flows from operating, investing, and financing activities are obtained from Lamar’s consolidated statements of cash flows prepared in accordance with GAAP.

(2)	As of the end of the period.

OBIE MEDIA CORPORATION

SELECTED HISTORICAL FINANCIAL INFORMATION

      Obie is providing the following information to aid your analysis of the financial aspects of the merger. The table below presents selected historical information from the consolidated statement of operations, statement of cash flows, and balance sheet of Obie and its subsidiaries. Obie derived this information from audited financial statements for the years ended November 30, 1999 through November 30, 2003 and from unaudited financial statements for the nine months ended August 31, 2003 and August 31, 2004.

      In Obie’s opinion, the information for the nine months ended August 31, 2003 and August 31, 2004 reflects all adjustments, consisting only of normal recurring adjustments, necessary to present the results of operations and financial condition fairly. Results from interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it in conjunction with Obie’s historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See page 32 and pages F-1 through F-31.

						Nine Months Ended
	Years Ended November 30,
						August 31,	August 31,
	1999	2000	2001	2002	2003	2003	2004

						(Unaudited)

	(Dollars in thousands, except per share data)
Statement of Operations Data:
Net sales	$36,460	$48,304	$42,892	$44,283	$43,117	$30,696	$35,001
Production, occupancy and sales	26,438	35,609	34,644	33,348	33,348	23,619	25,185
General and administrative	4,677	6,882	9,191	7,892	7,324	5,450	6,569
Depreciation and amortization	1,513	1,871	2,077	2,181	1,752	1,370	1,450
Start-up costs	668	116	—	—	—	—	—
Contract settlement	(1,077)	—	—	—	—	—	—

Operating income (loss)	4,241	3,826	(3,020)	862	693	258	1,797
Income (loss) from continuing operations	2,012	1,618	(3,434)	(862)	(2,143)	(1,604)	(1,090)
Loss on discontinued operations	—	—	(3,814)	(1,154)	(764)	(307)	(53)

Net income (loss) available for common shareholders	$2,012	$1,618	$(7,248)	$(2,017)	$(2,907)	$(1,911)	$(1,142)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.40	$0.27	$(0.58)	$(0.14)	$(0.36)	$(0.27)	$(0.18)
Loss from discontinued operations	$—	$—	$(0.65)	$(0.20)	$(0.13)	$(0.05)	$(0.01)
Net income (loss) per share	$0.40	$0.27	$(1.23)	$(0.34)	$(0.49)	$(0.32)	$(0.19)
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.39	$0.27	$(0.58)	$(0.14)	$(0.36)	$(0.27)	$(0.18)
Loss from discontinued operations	$—	$—	$(0.65)	$(0.20)	$(0.13)	$(0.05)	$(0.01)
Net income (loss) per share	$0.39	$0.27	$(1.23)	$(0.34)	$(0.49)	$(0.32)	$(0.19)
EBITDA(1)	5,754	5,697	(5,849)	1,889	1,681	1,321	3,194
Balance Sheet Data:
Working capital (deficit)	$2,958	$10,544	$4,415	$7,148	$4,927	$(7,898)	$4,376
Total assets	32,704	38,937	44,161	38,127	35,446	35,081	35,899
Total long-term debt, less current portion	4,919	13,695	13,881	17,707	17,247	3,637	18,551
Shareholders’ equity	17,365	19,225	12,149	10,127	7,179	8,164	6,098

						Nine Months Ended
	Years Ended November 30,
						August 31,	August 31,
	1999	2000	2001	2002	2003	2003	2004

						(Unaudited)

	(Dollars in thousands)
Cash Flow Data:
Net cash provided by (used in) operations	251	799	(1,232)	1,091	1,488	168	419
Cash provided by (used in) investing activities	(3,265)	(5,261)	(1,327)	(1,195)	(636)	(414)	(1,195)
Cash provided by (used in) financing activities	2,724	5,064	2,316	1,521	(674)	(578)	(326)

(1)	Obie believes that EBITDA is widely used as one measure to evaluate the financial performance of companies in the out-of-home advertising industry, and therefore, is an appropriate supplemental measure regarding the operating performance of its business. Obie believes that EBITDA can assist you in comparing out-of-home advertising company performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending on accounting methods used (particularly when acquisitions are involved) or non-operating factors (such as historical cost basis). Accordingly, this information has been disclosed to facilitate the comparative analysis of Obie’s operating performance relative to other companies in the out-of-home advertising industry. EBITDA a non-GAAP financial measure, is defined as operating income before depreciation and amortization expense. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. Following is a reconciliation of EBITDA to net income (loss):

						Nine Months Ended
	Years Ended November 30,
						August 31,	August 31,
	1999	2000	2001	2002	2003	2003	2004

						(Unaudited)

	(Dollars in thousands)
Reported net income (loss)	$2,012	$1,618	$(7,248)	$(2,017)	$(2,907)	$(1,911)	$(1,142)
Interest expense	942	1,121	1,337	1,725	2,334	1,753	1,814
Depreciation and amortization	1,513	1,871	2,077	2,181	1,752	1,370	1,450
Loss on extinguishment of debt	—	—	—	—	—	—	961
Provision (benefit) for income taxes	1,287	1,087	(2,015)	0	502	109	111

EBITDA	$5,754	$5,697	$(5,849)	$1,889	$1,681	$1,321	$3,194

COMPARATIVE PER SHARE DATA

      The following table sets forth selected historical earnings per share and book value per share information of Lamar and Obie and unaudited pro forma combined earnings per share and book value per share information after giving effect to the transaction, assuming 0.1717 of a share of Lamar stock had been issued in exchange for each outstanding share of Obie stock. You should read this information in conjunction with the selected historical financial information of Lamar and Obie included elsewhere in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference. See “Where You Can Find More Information,” beginning on page 84. The companies may have performed differently had they actually been combined during the periods presented below. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the proposed merger.

      The historical earnings per share information for fiscal year 2003 is derived from audited consolidated financial statements of Lamar and Obie as of and for the year ended December 31, 2003 and November 30, 2003, respectively. The historical earnings per share and book value per share information for (a) Lamar for the nine months ended September 2004 is derived from unaudited condensed consolidated financial statements of Lamar as of and for the nine months ended September 30, 2004 and (b) for Obie for the nine months ended August 2004 is derived from unaudited condensed consolidated financial statements of Obie as of and for the nine months ended August 31, 2004. The unaudited pro forma combined share, earnings per share and book value per share information is calculated assuming an exchange ratio of 0.1717, which is what the exchange ratio would have been if the merger had closed on September 17, 2004, the date the merger agreement was signed. Because the number of shares of Lamar stock to be issued in the merger will not be known until shortly before the completion of the merger, the actual exchange ratio as of the closing will be different from the assumed exchange ratio used for the purpose of presenting the information set forth in the following tables.

	Lamar Common Stock

		Pro Forma
	Historical	Per Share

Income (loss) per share:
Year ended December 31, 2003 (Restated):
Basic	$(0.78)	$(0.80)
Diluted	$(0.78)	$(0.80)
Nine Months ended September 30, 2004:
Basic	$0.12	$0.10
Diluted	$0.12	$0.10
Dividends per share:
Year ended December 31, 2003 (Restated)	N/A	N/A
Nine Months ended September 30, 2004	N/A	N/A
Book value per share:
Year ended December 31, 2003 (Restated):
Basic	$16.46	$16.71
Diluted	$16.40	$16.65
Nine Months ended September 30, 2004:
Basic	$16.68	$16.93
Diluted	$16.59	$16.84

	Obie Common Stock

		Pro Forma
		Equivalent Per
	Historical	Share

Income (loss) per share:
Year ended November 30, 2003	$(0.49)	$(0.14)
Nine Months ended August 31, 2004	$(0.19)	0.02
Dividends per share:
Year ended November 30, 2003	N/A	N/A
Nine Months ended August 31, 2004	N/A	N/A
Book value per share
Year ended November 30, 2003	$1.21	$2.86
Nine Months ended August 31, 2004	$1.02	2.89

COMPARATIVE STOCK PRICES AND DIVIDENDS

      Lamar stock is quoted on the Nasdaq National Market under the trading symbol “LAMR.” Obie stock is quoted on the Nasdaq Small Cap Market under the trading symbol “OBIE.” The following table presents the high and low bid prices per share of Lamar stock and Obie stock as reported on the Nasdaq National Market and Nasdaq Small Cap Market, respectively.

	Lamar Stock		Obie Stock

	High	Low	High	Low

Fiscal Year 2002
First Quarter	$43.50	$33.35	$3.40	$1.84
Second Quarter	$45.66	$32.90	$3.84	$2.95
Third Quarter	$37.72	$25.48	$3.67	$2.30
Fourth Quarter	$36.80	$27.55	$3.50	$1.65
Fiscal Year 2003
First Quarter	$38.04	$27.65	$3.40	$2.14
Second Quarter	$37.98	$28.71	$2.54	$1.77
Third Quarter	$35.57	$28.95	$2.07	$1.74
Fourth Quarter	$37.69	$29.30	$2.71	$2.07
Fiscal Year 2004
First Quarter	$41.85	$36.56	$3.77	$2.50
Second Quarter	$44.66	$38.83	$3.75	$2.60
Third Quarter	$44.11	$38.62	$6.01	$3.15
Fourth Quarter (through October 26, 2004)	N/A	N/A	$6.84	$4.19

Recent Closing Prices

      The following table sets forth the high, low, and closing sales prices per share of Lamar stock and of Obie stock as reported on the Nasdaq National Market and Nasdaq Small Cap Market, respectively, on September 17, 2004, the last trading day before our execution and public announcement of the merger agreement, and on                           , 2004, the last practicable trading day before the date of this document.

	Lamar Stock						Obie Stock

	High		Low		Closing		High		Low		Closing

September 17, 2004		$42.26		$41.86		$42.00		$5.00		$4.57		$4.79
, 2004	$		$		$		$		$		$

      The market price of Lamar stock is likely to fluctuate prior to the merger. You should obtain current market quotations. We cannot predict the future prices of Lamar stock or on which markets Lamar stock will be traded in the future.

Dividend Information

      No cash dividends have ever been paid or declared on the shares of Lamar stock or on the shares of Obie stock. Lamar does not intend to pay cash dividends on the Lamar stock in the foreseeable future. Any future payment of dividends on Lamar stock will be at the discretion of Lamar’s board of directors and will depend upon, among other things, Lamar’s earnings, financial condition, capital requirements, level of indebtedness, and other factors that Lamar’s board of directors deems relevant. In addition, covenants in certain of Lamar’s debt agreements and instruments restrict the payment of dividends.

RISK FACTORS

      You should carefully consider the following risks before deciding whether to vote to approve the merger. In addition, you should read and consider the risks associated with each of the businesses of Lamar and Obie because these risks will also affect the combined company. These risks can be found in Lamar’s Annual Report on Form 10-K/A for the year ended December 31, 2003 and in Obie’s Annual Report on Form 10-K for the year ended November 30, 2003, which are filed with the SEC and incorporated by reference into this proxy statement/ prospectus. You should also read and consider the other information in this proxy statement/ prospectus and the other documents incorporated by reference in this proxy statement/ prospectus. See the sections entitled “Where You Can Find More Information” beginning on page 84 and “Note Regarding Forward-Looking Statement” beginning on page 84.

Risks Related to the Merger

Officers and directors of Obie have conflicts of interest that may have influenced their decisions regarding the merger.

      You should be aware of potential conflicts of interest, and the benefits available to officers and directors of Obie, when considering the Obie board’s recommendation of the merger. The officers and directors of Obie have interests in the merger that are in addition to, or different from, their interests as Obie shareholders. The Obie board was aware of these conflicts of interest when it approved the merger. These interests include the rights of Obie’s officers and directors to indemnification with respect to acts and omissions in their capacities as officers and directors of Obie as well as the fact that Obie leases its corporate offices and certain of its billboards from officers of the company and their affiliates. For a more detailed discussion of potential conflicts of interests of Obie management, see “Background and Reasons for the Merger — Potential Conflicts of Interests of Obie Management in the Merger” on page 58 of this proxy statement/prospectus.

In some circumstances, Lamar will have the right to substitute cash for a portion of the shares that Obie shareholders will receive in the merger.

      If the twenty-day average closing price of Lamar stock, calculated as of the trading day preceding the closing date by three calendar days, is below $30.00, then Lamar has the right, in its sole discretion, to substitute cash for a portion of the shares of Lamar stock issued to each Obie shareholder as merger consideration, as set forth below:

Then Lamar has a right to substitute cash for shares of
If the twenty-day average closing price of Lamar stock is:	Lamar stock up to the following aggregate amount:

Greater than $30.00	$0
$30.00 or less but greater than $22.00	$10,756,696
$22.00 or less	$21,083,124

Former Obie shareholders may be unable to sell their shares of Lamar stock immediately upon closing of the merger.

      Former Obie shareholders will experience a delay between the time at which the merger is completed and the time at which they actually receive stock certificates evidencing their Lamar stock. Until stock certificates are received, former Obie shareholders may not be able to sell their Lamar shares in the open market and, therefore, may be unable to avoid losses resulting from any decrease in the trading price of Lamar stock during this period. In addition, because of restrictions on trading imposed by Rule 144 and Rule 145 under the Securities Act, affiliates of Obie may be unable to avoid losses resulting from any decrease in the trading price of Lamar stock following the effective date of the merger. Stock price changes may result from a variety of factors that are beyond the control of Lamar and Obie, including general market and economic conditions as well as factors that are directly attributable to Lamar’s performance.

Risks Related to Lamar

Lamar’s substantial indebtedness could adversely affect its business and may create a need to borrow additional money in the future to make the significant fixed payments on its debt and operate its business.

      Lamar has borrowed substantial amounts of money in the past and may borrow more money in the future. At September 30, 2004, Lamar Advertising Company had approximately $287.5 million of convertible notes outstanding. At September 30, 2004, Lamar Media had approximately $1.4 billion of debt outstanding consisting of approximately $975.0 million in bank debt, $389.1 million in various series of senior subordinated notes and $9.0 million in various other short-term and long-term debt. In addition, the indentures governing Lamar Media’s notes and bank credit facility allow it to incur substantial additional indebtedness in the future. As of September 30, 2004, Lamar Media had approximately $216.1 million available to borrow under its bank credit facility. Lamar’s substantial indebtedness and the fact that a large part of Lamar’s cash flow from operations must be used to make principal and interest payments on its debt may have important consequences, including:

•	limiting cash flow available to fund Lamar’s working capital, capital expenditures, potential acquisitions, or other general corporate requirements;

•	increasing Lamar’s vulnerability to general adverse economic and industry conditions;

•	limiting Lamar’s ability to obtain additional financing to fund future working capital, capital expenditures, potential acquisitions, or other general corporate requirements;

•	limiting Lamar’s flexibility in planning for, or reacting to, changes in its business and industry;

•	placing Lamar at a competitive disadvantage compared to its competitors with less indebtedness; and

•	making it more difficult for Lamar to comply with financial covenants in its bank credit facility.

      In addition, if Lamar’s operations generate less cash from operations in the future, it may need to borrow funds in order to be able to make principal and interest payments on its debt. Lamar may not have sufficient capacity under its existing debt arrangements to borrow such funds in the future. Lamar also finances most of its acquisitions through borrowings under its bank credit facility. Since its borrowing capacity under its credit facility is limited, Lamar may not be able to continue to finance future acquisitions at its historical rate with borrowings under its credit facility. Lamar may need to borrow additional amounts or seek other sources of financing to fund future acquisitions. Such additional financing may not be available on favorable terms. Lamar may need the consent of the banks under its credit facility, or the holders of other indebtedness, to borrow additional money.

Restrictions in Lamar’s, and its wholly owned, direct subsidiary, Lamar Media’s, debt agreements reduce operating flexibility and contain covenants and restrictions that create the potential for defaults.

      The terms of Lamar’s various debt instruments and agreements restrict its ability to:

•	incur additional debt or repay debt;

•	dispose of assets;

•	create liens or security interests on its assets, which may hinder its ability to borrow additional funds;

•	make investments;

•	enter into affiliate transactions; and

•	pay dividends.

      These agreements also require Lamar and its subsidiaries to maintain specified financial ratios and levels including:

•	a minimum interest coverage ratio;

•	a minimum fixed charges ratio;

•	a maximum senior debt ratio; and

•	a maximum total debt ratio.

      If Lamar fails to comply with these ratios in the future, its lenders have the right to cause all amounts outstanding under the bank credit facility to become immediately due. If this were to occur, and the lenders decided to exercise their right to accelerate the indebtedness, it would create serious financial problems for Lamar and could lead to an event of default under the debt agreements. Any of these events could have a material adverse effect on its business, financial condition, and results of operations. Lamar’s ability to comply with these restrictions, and any similar restrictions in future agreements, depends on its operating performance. Because its performance is subject to economic, financial, and business conditions and other factors, many of which are beyond Lamar’s control, it may be unable to comply with these restrictions in the future.

Lamar’s business is derived from advertising, which is particularly sensitive to changes in economic conditions and advertising trends.

      Lamar sells advertising space to generate revenues. Advertising spending is particularly sensitive to changes in general economic conditions, and advertising spending typically decreases during adverse economic conditions. A decrease in demand for advertising space could adversely affect Lamar’s business by reducing revenues, increasing costs, and adversely impacting profits and cash flows. A reduction in demand for advertising displays could result from:

•	a decline in the economy in general or in the particular markets in which Lamar conducts its business;

•	a decline in advertising spending in general or in outdoor advertising in particular;

•	a general shift in spending from outdoor advertising to other types of advertising;

•	cost increases that increase the price of Lamar’s products and services, which cause customers to purchase products and services from Lamar’s competitors or to use other forms of advertising; and

•	the ability of diversified competitors to cross-sell their products and services to customers when advertising budgets are limited.

Lamar’s continued growth by acquisitions may become more difficult and involves costs and uncertainties.

      Historically, a significant portion of Lamar’s growth in inventory of advertising displays has been through acquisitions. Lamar’s growth strategy has involved in the past and is likely to involve in the future acquiring outdoor advertising businesses and assets in markets where it currently competes as well as in new markets. The following factors may affect Lamar’s ability to continue to pursue this strategy effectively:

•	a lack of suitable acquisition candidates, particularly because of the consolidation of the outdoor advertising industry, may result in fewer acquisitions and less favorable terms if competition for these acquisitions intensifies;

•	Lamar’s competitors, which may have greater financial resources, may commence pursuing or may continue to pursue acquisitions as a growth strategy, which may result in fewer acquisition opportunities and higher prices for those opportunities;

•	Lamar may not have access to sufficient capital resources on acceptable terms, if at all, to finance its acquisitions and may not be able to obtain required consents from its lenders;

•	Lamar may be unable to integrate acquired businesses and assets with its existing operations effectively, or such integration could require significantly more management time and attention than anticipated, thereby diverting management’s time and resources away from existing business; and

•	Lamar may not realize the benefits and cost savings that it anticipates from its acquisitions, which in turn could adversely affect profits and results from operations.

Lamar faces competition from larger and more diversified outdoor advertisers and other forms of advertising that could hurt its performance.

      Lamar may be unable to compete successfully against the current and future forms of outdoor advertising and other media. The competitive pressure that it faces could adversely affect its profitability or financial performance. Although Lamar is the largest company focusing exclusively on outdoor advertising, it faces competition from larger companies with more diversified operations that also include television, radio, and other broadcast media. Lamar’s diversified competitors have the opportunity to cross-sell their different advertising products to their customers. Lamar also faces competition from other forms of media, including newspapers, direct mail advertising, and the Internet. It must also compete with an increasing variety of other out-of-home advertising media that include advertising displays in shopping centers, malls, airports, stadiums, movie theaters, and supermarkets, and on taxis, trains, and buses.

Lamar’s operations are impacted by the regulation of outdoor advertising by federal, state, and local governments.

      Lamar’s operations are significantly impacted by federal, state, and local government regulation of the outdoor advertising business.

      The federal government conditions highway assistance on states and imposes location restrictions on the placement of billboards on primary and interstate highways. Federal laws also impose size, spacing, and other limitations on billboards. Some states have adopted standards more restrictive than those imposed by the federal government. Local governments generally control billboards as part of their zoning regulations. Some local governments have enacted ordinances requiring the removal of billboards by a future date. In addition, four states have banned billboard advertising altogether. Other states prohibit the construction of new billboards and the reconstruction of significantly damaged billboards or allow new construction only to replace existing structures.

      Local laws that require the removal of a billboard without compensation have been challenged in state and federal courts with conflicting results. Accordingly, Lamar may not be successful in negotiating acceptable arrangements when Lamar’s displays have been subject to removal under these types of local laws.

      Additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced in Congress from time to time. Additional regulations or changes in the current laws regulating and affecting outdoor advertising at the federal, state, or local level may have a material adverse effect on Lamar’s results of operations.

Lamar’s logo sign contracts are subject to state award and renewal.

      For the year ended December 31, 2003, approximately 5% of Lamar’s net revenues were derived from state-awarded logo sign service contracts. Lamar currently competes against three other logo sign providers, as well as numerous local companies, for these service contracts. Even when Lamar is awarded a service contract, the award may be challenged under state contract bidding requirements. If an award is challenged, Lamar may incur delays and litigation costs.

      When Lamar is awarded a service contract, it usually incurs significant start-up costs, which are generally financed through Lamar’s debt facilities. Without access to adequate capital, Lamar may be unable to incur these costs with its available cash and may be forced to forgo any newly-awarded service contracts.

      Generally, state-awarded logo sign service contracts have a term of five to ten years, with additional renewal periods. Some states have the right to terminate a contract early; but in most cases must pay compensation to the logo sign provider for early termination. At the end of the term of the contract, ownership of the structures is transferred to the state.

      Lamar may be unable to renew its expiring contracts or to obtain new service contracts. Moreover, Lamar cannot predict what remaining states, if any, will start logo sign programs or convert state-run logo sign programs to privately operated programs.

Lamar is controlled by significant stockholders who are able to control the outcome of all matters submitted to Lamar’s stockholders for approval and whose interests may be different than yours.

      As of November 30, 2004, Lamar’s president and chief executive officer and certain other family members, owned, in the aggregate, approximately 16.0% of the outstanding shares of Lamar’s Class A common stock. However, this same group holds 100% of Lamar’s Class B common stock, which entitles the holders to 10 votes per share, compared to 1 vote per share for Class A common stockholders. Thus, this group of individuals effectively controls 63.6% of Lamar’s voting stock. Class A common stock does not have class voting rights and former Obie shareholders will hold less than 1.0% of Lamar’s voting stock following the merger Accordingly, the individuals holding the Class B common stock effectively control all matters submitted to shareholders for their approval, including the power to:

•	elect Lamar’s entire board of directors;

•	control Lamar’s management and policies; and

•	determine the outcome of any corporate transaction or other matters required to be submitted to Lamar’s stockholders for approval, including the amendment of its certificate of incorporation, mergers, consolidations, and the sale of all or substantially all of its assets.

      Further, subject to contractual restrictions and general fiduciary obligations, Lamar may engage in transactions with management or its principal stockholders or with entities in which members of management or Lamar’s principal stockholders have an interest.

Many of Lamar’s advertising properties and structures are susceptible to uninsured losses due to severe weather and other natural disasters; such losses could adversely affect Lamar’s business through reduced revenues, higher costs, and lower profits.

      Many of Lamar’s advertising properties and structures are located in areas subject to extreme weather such as hurricanes and severe rain and wind. Lamar believes that it is not economical to obtain insurance against losses from such phenomena and instead has developed contingency plans. For example, Lamar attempts to remove the advertising faces on billboards at the onset of a storm, when possible, in order to help the structures withstand high winds. Lamar then replaces these advertising faces after the storm passes. Lamar has also built these structures in ways that it hopes will help the structures to survive severe weather. These plans, however, may be ineffective and may result in the destruction of these structures and properties. The destruction of these properties may result in lower revenues as advertising fees generally are not collected until the structures are repaired or replaced, and in additional costs for materials and labor costs associated with servicing, building, repairing, and rebuilding such structures, and in lower profits.

Lamar’s by-laws and certificate of incorporation contain certain anti-takeover provisions that may make it harder for stockholders to realize a premium over the common stock’s market price or that may affect the market price of Lamar stock.

      Provisions of Lamar’s certificate of incorporation and by-laws may discourage a third party from offering to acquire Lamar. These provisions, therefore, may inhibit the holders of Lamar stock from realizing a premium over the prevailing market price of the stock.

      These provisions may also adversely affect the market price of Lamar stock. For example, under Lamar’s certificate of incorporation, Lamar’s board of directors is authorized to issue preferred stock with such designations, rights, and preferences as it determines without the need for shareholder approval. If issued, such preferred stock could discourage, delay, or prevent a change in control of Lamar. In addition, outstanding shares of preferred stock may adversely affect the voting and dividend rights, rights upon liquidation, and other rights of common stockholders. Lamar does not currently intend to issue any shares of this type of preferred stock but retains the right to do so in the future.

      Furthermore, Lamar is subject to Section 203 of the Delaware General Corporation Law, which may discourage takeover attempts. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder.

You may not receive any cash dividends on the Lamar stock.

      Lamar has never paid cash dividends on its Class A common stock and does not plan to pay dividends in the foreseeable future but retains the right to do so. Lamar is restricted in its ability to pay dividends by provisions in its debt agreements and instruments.

Lamar faces different market risks from those faced by Obie and these risks may cause the value of the shares of Lamar stock issued to you to decline.

      The business, strategy, and financial condition of Lamar are somewhat different from that of Obie. Lamar’s results of operations, as well as the price of Lamar stock, will be affected by various factors different from those affecting Obie’s results of operations and its common stock price. Future events that may not have affected the price of Obie stock may cause the price of Lamar stock to fall. For a discussion of the businesses of Lamar and Obie and of factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/ prospectus and referred to under “Where You Can Find More Information” beginning on page 84.

Lamar may be unable to integrate Obie’s operations successfully and retain key Obie employees.

      The merger involves the integration of two companies that previously operated independently. Although the businesses of the two companies are complementary, the integration of the respective departments, systems, business units, operating procedures, information technologies, and personnel will present a significant challenge to management, which may detract from developing Lamar’s existing business. We cannot assure you that Lamar will be able to integrate and manage these operations effectively or maintain or improve the historical financial performances of Lamar and Obie. The failure to integrate these systems and procedures successfully could have a material adverse effect on Lamar’s results of operations and financial condition.

      The difficulties of combining the respective operations of Lamar and Obie include:

•	integrating Obie’s operations, resources, and products;

•	coordinating geographically distant operations;

•	combining different corporate cultures;

•	assimilating personnel with diverse business backgrounds and training;

•	retaining key employees;

•	maintaining customer satisfaction;

•	coordinating sales and marketing activities; and

•	managing any potential, unknown liabilities associated with the merger and the combined operations.

Lamar may be unable to realize the expected cost savings and other synergies from the merger.

      Even if Lamar is able to integrate the operations of Obie successfully, we cannot assure you that this integration will produce the cost savings, synergies, or revenue enhancements that Lamar expects to result from this integration or that these benefits will be achieved within the expected timeframe. The cost savings and other synergies from the merger may be offset by costs incurred in integrating Obie’s operations, as well as by increases in other expenses, by operating losses, or by problems with Lamar’s or Obie’s businesses unrelated to the merger.

All of Lamar’s debt obligations and preferred stock will have priority over our common stock with respect to payment in the event of a liquidation, dissolution, or winding up.

      Were Lamar to liquidate, dissolve, or wind up, shares of stock would rank below all of the significant debt claims against Lamar as well as any liquidation preference claims held by the preferred shareholders. As a result, holders of Lamar stock will not be entitled to receive any payment or other distribution of assets upon Lamar’s liquidation, dissolution, or winding up until Lamar has satisfied its obligations to its debt holders.

Risks Related to Obie

      If the merger is not concluded, Obie will remain an independent company owned by its stockholders. As an independent company, Obie will face a number of risks, including the following:

Failure to close the merger may result in significant expense for Obie, including the opportunity cost incurred by management in pursuing the merger.

      If the merger agreement is terminated prior to the closing of the merger or if the merger is not completed under certain limited conditions, Obie may be liable to Lamar for a “break-up” fee of up to $1,090,803 and transaction expenses of up to $200,000. In addition, a failure to close the merger is likely to have a negative effect upon Obie’s financial results, as the merger transaction has been a significant distraction from the efforts of Obie’s management to pursue the goals and objectives of Obie as an independent company.

Failure to close the merger may limit Obie’s ability to meet the bonding requirements necessary to maintain and expand Obie’s agreements with transit districts.

      Obie has no remaining bonding capacity and is operating under waivers of bonding requirements from certain transit districts. One of the key benefits to the merger may be Lamar’s expanded bonding capacity. If the merger is not closed and Obie continues to operate as an independent company, its growth may be severely limited by its inability to generate additional bonding capacity. In addition, there can be no assurance that the transit districts requirements will continue to waive bonding requirements, which could result in a breach of certain transit district agreements.

Obie’s future growth depends in part on factors beyond Obie’s control and Obie may not be successful in implementing its growth strategy.

      A principal component of Obie’s growth strategy is to obtain exclusive agreements with additional transit districts while renewing existing transit agreements. Other components of Obie’s growth strategy include increasing its inventory of outdoor displays, expanding its national presence, and selectively acquiring other out-of-home advertising companies or assets. The implementation of Obie’s growth strategy, which may not be successful, will depend upon a number of factors, both within and outside of Obie’s control, including:

•	identification of new geographic markets in which Obie can effectively compete;

•	Obie’s ability to bid for new transit district agreements successfully and to renew existing transit district agreements on terms favorable to Obie in the face of increasing competitive pressures;

•	Obie’s ability to obtain required performance bonds or other guarantees of its obligations under transit district agreements;

•	acceptance of Obie and its products by customers in new markets;

•	receipt of any required governmental authorizations for any proposed expansion;

•	identification and acquisition on favorable terms of suitable acquisition candidates;

•	Obie’s ability to hire, train and retain qualified personnel; and

•	Obie’s ability to obtain required financing on acceptable terms, if at all.

      Obie may not be successful in expanding its operations and any expansion may not be profitable. Further, Obie’s results to date may not be indicative of its prospects or its ability to penetrate new markets, many of which may have different competitive conditions and demographic characteristics than Obie’s current markets.

Obie may be unable to generate sufficient advertising revenues to profit from transit district agreements.

      Under its transit district agreements, Obie typically agrees to pay the transit district the greater of a minimum guaranteed amount or a percentage (usually approximately 50%) of the advertising revenues generated by Obie’s use of the district’s vehicles. Obie may not be able to operate under such transit agreement profitably. In expanding into new geographic markets and renewing Obie’s existing transit agreements, Obie also may face competitive pressure to increase the amounts or change the payment schedules of Obie’s guarantees or increase the percentage of revenues it pays to transit districts. Any such increase could result in financial losses or lower profits under Obie’s transit district agreements. In addition, some of Obie’s agreements with transit districts provide that the transit district may terminate the agreement before the end of the specified term at the convenience of the transit district, or if the transit district determines that such termination is in its best interest or the public interest.

A substantial portion of Obie’s revenues is derived from agreements with a limited number of transit districts, the loss of any of which could adversely affect Obie.

      A substantial portion of Obie’s revenues is derived from agreements with a limited number of transit districts, including transit districts in Vancouver, British Columbia, Portland, Oregon, and Dallas, Texas. Obie’s inability to renew any of these or other significant transit agreements on favorable terms, if at all, or the early termination of any such agreements, could adversely affect Obie.

Changes in advertising trends and general economic conditions could reduce Obie’s revenues.

      Obie relies on sales of advertising space for its revenues. Changes in general economic conditions and trends in the advertising industry affect sales of advertising space. A general decline in economic conditions, a decline in economic conditions in particular markets where Obie conducts business, or a reallocation of advertising expenditures by advertisers using Obie’s displays or services could result in a reduction in Obie’s advertising revenues.

Loss of any key executive could adversely affect Obie’s business.

      Obie’s success depends to a significant extent upon the continued services of Obie’s executive officers and other key management and sales personnel. In particular, Obie relies on Brian B. Obie, Obie’s Chairman of the Board, President, and Chief Executive Officer, and Gary Livesay, Obie’s Vice President and Chief Financial Officer. Obie has no long-term employment agreements with any of Obie’s employees. The loss of the services of any of Obie’s executive officers or other key management and sales personnel could adversely affect Obie.

      Obie currently owns, and is the beneficiary of, “key-man” life insurance for Mr. Obie in the amount of $2.0 million, but does not carry life insurance on any other employee.

Intense competition may lead to reduced revenues or profits.

      Obie’s markets are highly competitive, particularly the large advertising markets. Several of Obie’s competitors, including diversified media companies, are substantially larger, better capitalized, more widely known and have access to substantially greater resources than Obie. Obie may not be able to compete successfully either with other out-of-home advertising companies or with other advertising media, such as broadcast and cable television, radio, print media, direct mail marketing, and displays in shopping centers, malls, airports, stadiums, theaters, and on taxis, trains, and subways. In recent years, there has been consolidation among Obie’s competitors, including consolidation between out-of-home advertising companies and broadcast or other media.

Government regulations may limit Obie’s ability to expand its outdoor advertising business.

      The outdoor advertising industry is extensively regulated at the federal, state and local levels. Regulations limit the location, relocation, height and size of outdoor advertising displays. In addition, some jurisdictions prohibit the construction of new outdoor advertising displays or the replacement, relocation, enlargement, or upgrading of existing displays. Governmental regulations, tobacco industry agreements, and Obie’s transit district agreements also may restrict the content of the advertisements displayed by Obie. Existing or future laws or regulations could adversely affect Obie and may limit Obie’s ability to increase Obie’s inventory of outdoor advertising displays or display particular types of advertisements.

Obie’s credit agreements limit its financial and operational flexibility.

      Obie’s primary lender has a lien on substantially all of Obie’s assets to collateralize Obie’s indebtedness. Obie’s credit agreements restrict its ability to incur additional debt, create additional liens, sell assets, and make acquisitions. The credit agreements also contain financial covenants. These restrictions and covenants may limit Obie’s ability to implement its growth strategy, pay dividends, or engage in other activities that would benefit Obie or its shareholders.

If the merger is not completed, Brian B. Obie will continue to have significant control of Obie.

      Brian B. Obie, Obie’s Chairman of the Board, President, and Chief Executive Officer, beneficially owns 27.5% of the outstanding shares of Obie’s common stock. Mr. Obie may be able to control the management and affairs of Obie and the outcome of certain corporate actions submitted for approval to Obie’s shareholders, including the election of its board of directors. As a result of such control, certain transactions may not be possible without Mr. Obie’s approval. These transactions include proxy contests, mergers involving Obie, and tender offers or other purchases of Obie’s common stock that could give Obie’s shareholders the opportunity to realize a premium over the then-prevailing market price for their shares.

Obie’s revenues and profits may fluctuate and may become more seasonal if its transit advertising business increases.

      Obie’s revenues and operating results historically have fluctuated by season. Typically, Obie’s results of operations are strongest in the fourth quarter and weakest in the first quarter of Obie’s fiscal year ending November 30. Obie’s transit advertising operations are more seasonal than Obie’s outdoor advertising operations because Obie’s outdoor advertising display space, unlike Obie’s transit advertising display space, is sold nearly exclusively by means of 12-month contracts. Obie’s management believes this seasonality will increase if Obie’s transit advertising operations continue to expand more rapidly than its outdoor advertising operations. This seasonality, together with fluctuations in general and regional economic conditions, obtaining new transit agreements, and other actions taken to implement Obie’s growth strategy, have contributed to fluctuations in Obie’s periodic operating results. These fluctuations likely will continue. Accordingly, Obie’s results of operations in any period may not be indicative of the results to be expected for any future period. Because a significant portion of Obie’s expenses are fixed and are based, in part, on Obie’s estimate of future revenues, Obie may be unable to adjust its expenditures in a timely manner to compensate for any unanticipated reduction in revenues. This could result in period-to-period declines in Obie’s operating results and net income.

Obie’s stock price may fluctuate significantly.

      The market price of Obie’s common stock may fluctuate significantly due to variations in actual and anticipated operating results, changes in earnings estimates by analysts, lack of liquidity, Obie’s failure to implement its growth strategy and other events or factors, some of which are outside of Obie’s control. In addition, the stock markets have recently experienced price and volume volatility that has affected the market prices of companies in ways seemingly unrelated to their operating performance. Stock market volatility may adversely affect the market price of Obie’s common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/ prospectus and the documents incorporated by reference contain certain forward-looking statement about Lamar, Obie, and the combined company after completion of the transaction. These statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the completion of the transaction. Representatives of Lamar and Obie may also make forward-looking statements regarding various topics, including:

•	expected operating results;

•	market opportunities;

•	acquisition opportunities;

•	ability to compete; and

•	stock price.

      Forward-looking statements are statements that are not historical facts. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Lamar and Obie and involve a number of risks and uncertainties, including the risks described in this document under “Risk Factors” and other risks described in the respective SEC reports filed by Lamar and Obie, that could cause actual results to differ materially from those stated or implied by the forward-looking statements. These risks, uncertainties, and other important factors include:

•	risks and uncertainties relating to Lamar’s significant indebtedness;

•	the demand for outdoor advertising;

•	the performance of the U.S. economy generally and the level of expenditures on outdoor advertising particularly;

•	the ability to renew expiring contracts at favorable rates;

•	the integration of companies that Lamar acquires and its ability to recognize cost savings or operating efficiencies as a result of these acquisitions;

•	Lamar’s need for and ability to obtain additional funding for acquisitions or operations; and

•	the regulation of the outdoor advertising industry by federal, state, and local governments.

      The forward-looking statements contained in this proxy statement/ prospectus speak only as of the date of this filing. Lamar and Obie each expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this proxy statement/ prospectus to reflect any change in expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based, except as may be required by law.

THE OBIE SPECIAL MEETING

General; Date; Time and Place

      Obie is furnishing this proxy statement/ prospectus to its shareholders in connection with the special meeting of shareholders of Obie to be held at                      a.m., local time on                           , 2005, at Obie’s offices located at 4211 West 11th Avenue, Eugene, Oregon 97402, and any postponement or adjournment of that meeting. The approximate date this proxy statement/ prospectus is first being sent to Obie’s shareholders is       , 2004.

Purpose of the Obie Special Meeting

      At the special meeting, holders of Obie common stock will be asked to consider and vote on proposals to:

•	approve the merger of Obie Media Corporation into OMC Acquisition Corporation, a wholly owned subsidiary of Lamar Advertising Company;

•	approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal; and

•	transact such other business as may be properly brought before the meeting;

      The merger agreement is attached as Annex A to this proxy statement/ prospectus and is incorporated herein by reference.

Record Date; Voting Power

      Only shareholders of record at the close of business on                     , 2004, the record date fixed by the Obie board of directors, are entitled to receive notice of the special meeting and to vote at the special meeting or any adjournment or postponement of the special meeting. Each share of Obie stock is entitled to one vote at the special meeting.

      At the record date, there were                      shareholders of record who held an aggregate of                      shares of Obie stock. Obie believes, however, that the actual number of beneficial holders of its common stock may be substantially greater than the stated number of shareholders of record because a substantial portion of its common stock is held in street name.

      At the record date, the directors, executive officers and affiliates of Obie owned or controlled in the aggregate the vote of                      shares of Obie stock entitled to vote, which represents approximately      % of the voting power held by Obie shareholders. Obie believes that each of its directors and executive officers intends to vote “FOR” the proposal to approve the merger and “FOR” the proposal to adjourn the Obie special meeting, if necessary, for the purpose of soliciting additional proxies.

Quorum; Required Votes; Voting Agreement

      A majority of the shares of the Obie stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting.

      The affirmative vote of the holders of a majority of the shares of outstanding Obie stock entitled to vote is required to approve the merger. The vote of the holders of a majority of shares present in person or by proxy at the special meeting is required to approve the adjournment proposal. As of the close of business on the record date,                      shares of Obie stock were outstanding and entitled to vote at the special meeting.

      Abstentions have the same effect as votes “against” the proposal to approve the merger, but have no effect on the related adjournment proposal. Broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting but (1) have the same effect as a vote against the proposal to approve the merger and (2) have no effect on the related adjournment proposal.

      Please note that although the Notice of Special Meeting of Shareholders of Obie Media Corporation provides for transaction of any other business as may properly come before the meeting, Obie’s board of directors has no knowledge of any matters that will be presented at the meeting other than those referred to in this proxy statement/ prospectus. The accompanying proxy card, however, gives the proxy holders authority to vote with management on any other matters that are presented, unless you specify otherwise.

      Brian B. Obie, Obie’s Chairman of the Board, President, Chief Executive Officer, and largest shareholder, is a party to a voting agreement in which he has agreed to vote his Obie shares at the special meeting in favor of the proposal to approve the merger and against any competing proposal. As of the record date, Mr. Obie held                      shares obligated to vote at the special meeting, which is approximately 27.5% of all shares entitled to vote at the special meeting. See “The Merger — Voting Agreement.”

      The merger does not require the approval of Lamar’s stockholders.

How to Vote

      A shareholder may vote in person at the special meeting or by proxy without attending the special meeting. To vote by proxy, a shareholder must complete the enclosed proxy card, sign and date it, and return it in the enclosed prepaid envelope.

      A proxy card is enclosed for Obie shareholders. The Obie board of directors requests that shareholders sign and return the proxy card in the accompanying envelope. No postage is required if mailed within the United States. If you have questions about the merger, including procedures for voting your shares, you should contact Gary Livesay, Obie’s Chief Financial Officer, at (541) 686-8400.

      Please note that if the signed proxy is returned without instructions, it will be voted “FOR” the proposal to approve the merger and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, if there are insufficient votes to approve the merger.

Revocation of Proxy

      Any person completing and submitting the proxy card accompanying this proxy statement/ prospectus has the power to revoke it at any time before its exercise. You may revoke the proxy by filing with the Secretary of Obie an instrument of revocation or a duly executed proxy bearing a later date. You also may revoke the proxy by affirmatively voting in person while attending the special meeting. If you attend the meeting, however, you need not revoke the proxy and vote in person unless you wish to do so. Simply attending the special meeting will not result in the revocation of your proxy. All valid, unrevoked proxies will be voted at the special meeting in accordance with the instructions given on the proxy.

Solicitation of Proxies

      Obie’s board of directors is soliciting the accompanying proxy. Obie and Lamar are bearing the expense of preparing, printing, and mailing this proxy statement/ prospectus (including the registration statement of which the proxy statement/ prospectus is a part), the proxy card and the material used in soliciting the proxies. See “The Merger Agreement — Merger Expenses and Termination Fees and Expenses.” In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and telegram by directors, officers, and employees of Obie. No additional compensation will be paid to directors, officers or employees for such solicitation efforts. Arrangements have also been made with brokerage houses, banks, and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Obie stock held of record by such person, and Obie will reimburse them for any reasonable out-of-pocket expenses they incur.

Proposal to Approve Adjournment of Special Meeting

      Obie is submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are insufficient votes to approve the merger proposal at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Obie may not receive sufficient votes to approve the merger proposal by the time of the special meeting. In that event, Obie would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger proposal. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy. Under Obie’s by-laws, approval of any adjournment proposal requires the affirmative vote of a majority of those shares present at the meeting in person or by proxy.

      With respect to broker non-votes, we believe that brokers or other nominees who hold shares of Obie stock in “street name” accounts generally lack authority to vote to approve any adjournment of the special meeting without appropriate instructions from the beneficial owner. If your shares are held in street name and you fail to instruct your broker on how to vote with respect to the adjournment proposal, those Obie shareholders who vote “FOR” or “AGAINST” the adjournment proposal will decide whether to adopt that proposal, and your shares will have no effect on the outcome of the proposal. An abstention as to this proposal will have no effect on whether it is adopted.

      Obie’s board of directors recommends that Obie shareholders vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies.

      Under Obie’s by-laws, Obie may adjourn the special meeting to another date, time, or place without providing notice of the adjourned meeting, so long as Obie announces the new date, time, and place before adjourning the meeting. If Obie fixes a new record date for the special meeting or if the adjournment is for more than 120 days, then Obie must provide shareholders of record on the applicable record date notice of the adjourned meeting.

      The Obie board of directors retains full authority pursuant to Oregon law and Obie’s by-laws to postpone the special meeting before it is convened without the consent of any Obie shareholder.

Recommendation of the Obie board of directors

      At a meeting held on September 15, 2004, the Obie board of directors determined that the merger agreement is in the best interests of Obie and Obie shareholders.

      At a meeting held on October 1, 2004, the Obie board of directors voted unanimously ratified its determination that the merger agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of Obie shareholders and voted unanimously to recommend that its shareholders vote in favor of the proposal to approve the merger and the transactions contemplated by the merger agreement.

      After careful consideration, the Obie board of directors recommends that Obie shareholders vote “FOR” the proposal to approve the merger and “FOR” the proposal to adjourn the Obie special meeting, if necessary, for the purpose of soliciting additional proxies.

INFORMATION ABOUT THE COMPANIES

Lamar Advertising Company

Lamar Advertising Company

5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
Telephone: (225) 926-1000
http://www.lamar.com

      Lamar Advertising Company is one of the largest outdoor advertising companies in the United States based on number of displays and has operated under the Lamar name since 1902. As of September 30, 2004, Lamar owned and operated over 151,600 billboard advertising displays in 42 states, operated over 100,000 logo advertising displays in 20 states and the province of Ontario, Canada, and operated approximately 9,500 transit advertising displays in 12 states.

      Lamar’s business consists of the following three principal product lines:

•	Billboard advertising. Lamar offers customers a fully integrated service, covering their billboard display requirements from ad copy production to placement and maintenance. Lamar’s billboard advertising displays are comprised of bulletins and posters. As a result of their greater impact and higher cost, bulletins are usually located on major highways. Posters are usually concentrated on major traffic arteries or on city streets to target pedestrian traffic.

•	Logo signs. Lamar is the largest provider of logo sign services in the United States, operating 20 of the 25 privatized state logo sign contracts. Logo signs are erected near highway exits to direct motor traffic to service and tourist attractions, as well as to advertise gas, food, camping and lodging.

•	Transit advertising. Lamar provides transit advertising in 34 transit markets. Transit displays appear on the exterior or interior of public transportation vehicles or stations.

      Lamar’s business has grown rapidly in recent years through a combination of internal growth and strategic acquisitions that have resulted in increased operating efficiencies, greater geographic diversification, and increased market penetration. Historically, focus has been on small to mid-sized markets where acquisition opportunities have been pursued in order to establish a leadership position. Since January 1, 1997, Lamar has successfully completed approximately 595 acquisitions of outdoor advertising businesses and assets. Lamar’s acquisitions have expanded its operations in major markets, and Lamar currently has a presence in 32 of the top 50 outdoor advertising markets in the United States. Lamar’s large national footprint gives it the ability to offer cross-market advertising opportunities to both local and national advertising customers.

      Lamar has been in operation since 1902 and completed a reorganization on July 20, 1999 to create a new holding company structure. At that time, Lamar Advertising Company was renamed Lamar Media Corp. and all its stockholders became stockholders in a new holding company. The new holding company then took the Lamar Advertising Company name and Lamar Media Corp. became a wholly owned subsidiary of Lamar Advertising Company.

OMC Acquisition Corporation

      OMC Acquisition Corporation is a Delaware corporation and a wholly owned subsidiary of Lamar that was organized solely for the purpose of effecting the merger with Obie. OMC Acquisition Corporation has carried on no other activities other than in connection with the merger.

Obie Media Corporation

Obie Media Corporation

4211 West 11th Avenue
Eugene, Oregon 97402
Telephone: (541) 686-8400
http://www.obie.com

      Obie Media Corporation is an outdoor advertising company that markets advertising space primarily on transit vehicles and outdoor advertising displays such as billboards and wallscapes. As of September 30, 2004, Obie had 38 exclusive agreements with transit districts in the United States and Canada to operate transit advertising displays. The markets in which these transit districts are located include nine of the thirty largest U.S. markets (in terms of demographic market area) — Dallas, TX; Portland, OR; Sacramento, CA; Hartford, CT; Ft. Lauderdale, FL; St. Louis, MO; Tampa, FL; Indianapolis, IN; and Kansas City, MO — and the third largest Canadian market, Vancouver, British Columbia. Since Obie’s initial public offering in November 1996, the number of vehicles on which Obie has the right to operate transit-advertising displays has increased from approximately 1,200 to over 7,000. Obie also operates and generally owns over 1,100 advertising displays on billboards and walls primarily in Washington, Oregon, California, Montana, Wyoming, Idaho, Utah, and South Dakota.

      Obie was formed in 1987 as a subsidiary of Obie Industries Incorporated (“Obie Industries”), a family-owned outdoor advertising business. To facilitate its initial public offering, Obie was separated from Obie Industries in November 1996. In September 1998, Obie acquired P & C Media (“P & C”), which had operated in the outdoor advertising industry for over 50 years. In August 1999, Obie completed a public offering of an additional 1,100,000 shares of common stock. The net proceeds of the offering, approximately $9.7 million, were used to reduce debt, including the debt incurred in Obie’s acquisition of P & C.

OBIE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Overview

      Obie Media Corporation generates revenues by selling advertising space on out-of-home advertising displays located primarily on transit vehicles and outdoor advertising displays such as billboards and wallscapes. Obie also provides design and installation services and produces advertising display content.

      Transit advertising represents a significant portion of the out-of-home advertising industry and Obie has focused its business in this segment of the industry. According to estimates of the Federal Transit Administration, in 2002 there were approximately 600 transit agencies in the United States operating more than 45,022 transit advertising displays, representing a significant source of revenue to transit districts. As of September 30, 2004, Obie had 38 exclusive agreements with transit districts in the United States and Canada to operate transit advertising displays. Obie has the right to operate transit advertising displays on more than 7,000 vehicles. Under its transit agreements, Obie typically guarantees to pay the transit district the greater of a minimum stated amount or a percentage of the advertising revenues generated by Obie’s use of the district’s vehicles.

      Obie also operates more than 1,100 advertising displays on billboards and walls primarily in Washington, Oregon, Montana, Wyoming, California and Idaho. Obie either owns or leases each of these billboard sites.

      Obie’s operating results are affected by general economic conditions, as well as trends in the advertising industry. Moreover, Obie’s historical growth has primarily resulted from: (i) growth in its transit advertising business, primarily resulting from new agreements with additional transit districts; (ii) selected acquisitions; and (iii) the development and acquisition of new outdoor displays. As a result of these factors, its operating performance is not necessarily comparable on a period-to-period basis.

      Obie’s net revenues decreased $1.2 million from $44.3 million in fiscal 2002 to $43.1 million in fiscal 2003, primarily due to continued weakness in this sector of the out-of-home industry, particularly in the northeastern portion of the United States. For the nine months ended August 31, 2004, however, net revenues increased $4.3 million to $35.0 million from $30.7 million for the same period in fiscal 2003, due to Obie’s increased success in selling transit advertising contracts and to higher occupancy rates of the billboard plant.

      Operating income decreased to $693,000 in fiscal 2003, compared to operating income of $862,000 in fiscal 2002. For the nine months ended August 31, 2004, operating income was $1.8 million compared to $258,000 in the same period of fiscal 2003.

      Obie reported a loss from continuing operations of $2.1 million in fiscal 2003 as compared to a loss of $862,000 in fiscal 2002. For the nine months ended August 31, 2004, Obie generated an operating loss from continuing operations of $1.1 million compared to an operating loss of $1.6 million for the same period in fiscal 2003.

Recent Developments

      On January 14, 2004, Obie entered into a new long-term financing arrangement with CapitalSource Finance, LLC. The agreement includes a $17.5 million term loan and a $6.0 million revolving line of credit to Obie, both of which mature on November 30, 2008. The agreement also includes a $2.5 million term loan to Obie Media Ltd., Obie’s Canadian subsidiary, which matures on January 31, 2009. The interest rates are prime plus 4.5% on the revolving line of credit and prime plus 5.5% on the term loans. These margins may be reduced by up to 1.0% depending on Obie’s leverage ratio. The effective rates on the revolving line of credit and term loans at August 31, 2004 were 9.0% and 10.0%, respectively. The first date the margins may be adjusted is the quarter ending November 30, 2004.

      Funds from the term loan were used to (1) pay off the existing term loan with the previous lender, (2) pay off the balance of the settlement obligation with the Chicago Transit Authority, and (3) pay off the promissory note related to the purchase of the minority interest of O. B. Walls, Inc. in fiscal 2002. Funds from the new revolving line of credit were used to pay off the existing revolving line of credit with the previous lender and to fund closing costs and working capital needs. Approximately $1.1 million is available for future borrowings under the revolving line of credit as of August 31, 2004. The term loan principal payment amounts are $1.0 million in fiscal 2004, $1.0 million in fiscal 2005, $2.0 million in fiscal 2006, $3.0 million in fiscal 2007, $11.1 million in fiscal 2008, with the balance due at maturity. The revolving line of credit balance is due in full at maturity.

      The loan agreement with CapitalSource Finance, LLC contains financial covenants regarding (1) minimum rolling EBITDA, (2) maximum leverage ratios, (3) fixed-charge coverage ratios, and (4) interest coverage ratios, all of which are measured on a quarterly basis. Obie was in compliance with all covenants as of August 31, 2004. The loan agreement also restricts Obie’s ability to pay dividends. The loans are collateralized by substantially all of Obie’s assets.

      During fiscal 2003, Obie extended its contract with the transit authority in London, Ontario, Canada for an additional five years beginning in January 2004. The first year guarantee of the extension period is approximately 37% less than the guarantee for the final year of the original contract. Obie was also the successful bidder in an RLI process in Ft. Lauderdale, Florida. Obie has been awarded a new three-year contract by that transit agency, commencing January 1, 2004. The first year guaranteed amount under the new contract is approximately 37% less than the guarantee during the final year of the original contract.

      Also during 2003 Obie was selected as the successful bidder for transit advertising in Pittsburgh, PA. Obie began operating in the market in July 2003 pending the execution of a definitive contract. Obie was unable to come to agreement with the transit authority regarding a final contract and withdrew from the market at the end of October 2003. The results of operations in this market have been included in results of discontinued operations.

      In June 2003, Obie was sued by VIA Metropolitan Transit (“VIA”), the transit authority for San Antonio, Texas. The suit alleged breach of contract, fraud, and theft relative to a contract for transit advertising services between the Company and VIA. Damages were not specified but were expected to exceed $600,000. While Obie believed (and continues to believe) that the claims were without merit and intended to vigorously contest them, Obie and Lamar also believe that settlement, on the right terms and conditions, could be beneficial to Lamar if the merger is closed. Therefore, on November 4, 2004, Obie and VIA agreed to settle all claims, subject to ratification by their respective board of directors and governing board and execution of a definitive settlement and release agreement, for a total of $1.5 million payable by Obie as follows: (a) $300,000 upon execution of the settlement agreement; (b) $50,000 per month commencing 30 days after the initial payment, with the unpaid balance bearing interest at 7% per annum; (c) if the merger occurs, the entire unpaid balance, including accrued but unpaid interest, is due on January 30, 2005; and (d) if the merger does not occur, $600,000 of the unpaid balance will be paid directly to VIA by Lamar within three days following the termination of the merger agreement. The unpaid balance will be paid as specified in (b) above.

      On December 5, 2001 the Company received notice from the Chicago Transit Authority (CTA) that it was terminating the Company’s transit advertising agreement effective as of that date. The Company and the CTA had been disputing settlement of 2001 transit fees in light of the nature of the early termination and a shortage of advertising space made available to the Company, and the parties entered into an agreement as of May 28, 2002 resolving all of the outstanding issues.

      The agreed upon fee for the 2001 contract year was settled with the CTA at $17 million, substantially less than the original guaranteed payment of $21.8 million. As of May 31, 2002, approximately $7.5 million had been paid to the CTA, and an additional $1.5 million was paid on June 1, 2002. The balance has been paid in substantially equal monthly payments of $116,080 beginning June 2002 through December 2003 with the remaining balance having been paid on January 14, 2004 as noted above.

Critical Accounting Policies and Estimates

      The following discussion and analysis of Obie’s financial condition and results of operations are based upon Obie’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Obie to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

      Obie believes that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on its financial statements, so Obie considers these to be its critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates Obie uses in applying the critical accounting policies. Certain of these critical accounting policies affect working capital account balances, including the reserve for uncollectible accounts receivable and deferred income taxes. These policies require that Obie make estimates in the preparation of its financial statements as of a given date. However, since Obie’s business cycle is relatively short, actual results related to the estimates relative to uncollectible accounts receivable are generally known within the six month period following the financial statement date. Thus, these policies generally affect only the timing of reported amounts across two to three quarters. The estimate of deferred tax assets may affect reported amounts beyond that time period.

      Within the context of these critical accounting policies, Obie is not currently aware of any reasonably likely events or circumstances which would result in materially different amounts being reported.

      Recognition of Revenue. Revenue from advertising contracts is recognized ratably over the contract term, and the estimated cost components of a contract (cost of the advertising space and the costs of producing and installing advertising copy) are deferred and matched against the periodic recognition of revenue on essentially a straight-line basis. This method also necessitates the recognition of an unearned revenue liability for billings to customers for time periods beyond the end of the current accounting cycle.

      Discontinued Operations. Effective during its fiscal year ending November 30, 2002, Obie adopted Statements of Financial Accounting Standards No. 144 “Accounting for the Impairment of Long-Lived Assets” (SFAS No. 144) and No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS No. 146).

      Pursuant to these pronouncements, Obie has classified as “Discontinued Operations” the results of operations and any exit costs associated with transit district contracts that were exited. As a result, Obie has no further involvement with these markets. For fiscal 2004, the transit districts included in Discontinued Operations are San Antonio, TX; Pittsburgh, PA; and Bridgeport, CT. For fiscal 2003 the U.S. transit districts included in Discontinued Operations were: Chicago, IL; San Antonio, TX; Cincinnati, OH; Kitsap, WA; Santa Cruz, CA; and Bridgeport, CT; and the Canadian transit districts included are: Pickering, Whitby, Cambridge and St. Catharines. For fiscal 2002, the transit markets included in Discontinued Operations were Santa Cruz, CA; Bridgeport, CT; Chicago, IL; San Antonio, TX; Cincinnati, OH; Kitsap, WA; and Pickering, Whitby, Cambridge and St. Catharines, ONT, Canada, and for fiscal 2001 they were Santa Cruz, CA; Bridgeport, CT; Chicago, IL; San Antonio, TX; Cincinnati, OH; Cleveland, OH; Kitsap, WA; and Pickering, Whitby, Cambridge and St. Catharines, ONT, Canada.

      The Company operated in the Pittsburgh market for a short period in fiscal 2003, but left the market upon failure to reach contract terms with the transit authority. The Chicago, Pickering, Whitby, Cambridge and St. Catharines contracts were terminated during fiscal year 2002; the contract in San Antonio was terminated in fiscal year 2003. The Company did not aggressively participate in new contract bidding in Cincinnati, which expired in fiscal 2002, or Kitsap, which expired in fiscal 2003. The results of operations for these transit districts for 2002 and 2001 have been reclassified to Discontinued Operations for comparability purposes.

      Allowance for Uncollectible Accounts Receivable. Obie makes ongoing estimates relating to the collectibility of its accounts receivable and maintains a reserve for estimated losses resulting from the inability of Obie’s customers to make required payments. In determining the amount of the reserve, Obie considers its historical level of credit losses, the aging spread of accounts at the date the estimate is made, trends in the overall media economy, and general business conditions. Since Obie cannot predict future changes in the financial stability of its customers, actual future losses from uncollectible accounts may differ from Obie’s estimates. If the financial condition of its customers were to deteriorate, resulting in their inability to make payments, a larger reserve might be required. In the event that a smaller or larger reserve was appropriate, Obie would record a credit or charge to administrative expense in the period in which Obie made such a determination.

      Income Taxes. Obie records valuation allowances against its deferred tax assets, when necessary, in accordance with SFAS No. 109, “Accounting for Income Taxes.” Realization of deferred tax assets (such as net operating loss carryforwards) is dependent on future taxable earnings and therefore is uncertain. Obie assesses the likelihood that its deferred tax asset balance will be recovered from future taxable income on a quarterly basis. To the extent that Obie believes recovery is unlikely, Obie establishes a valuation allowance against its deferred tax assets increasing its income tax expense in the period such determination is made. An increase in the valuation allowance would result in a charge to income tax expense. A decrease in the valuation allowance would result in a reduction to income tax expense.

      On an interim basis, Obie estimates what its effective tax rate will be for the full fiscal year and records a quarterly income tax provision in accordance with the anticipated annual rate. As the fiscal year progresses, Obie continually refines its estimate based upon actual events and earnings during the year. This continual estimation process periodically results in a change to Obie’s expected tax rate for the fiscal year. When this occurs, Obie adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision is in accordance with the annual anticipated rate.

      Property, Plant and Equipment and other Long-lived Assets. Property, plant and equipment, including buildings, equipment, and computer hardware and software is recorded at cost (including, in some cases, the cost of internal labor) and is depreciated over estimated useful lives. Changes in circumstances (such as technological advances or changes to our business operations) can result in differences between the actual and estimated useful lives. In those cases where Obie determines that the useful life of a long-lived asset should be shortened, Obie increases depreciation expense over the remaining estimated useful life to depreciate the asset to its salvage value.

      In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), goodwill amortization was discontinued as of November 30, 2002. Obie conducted an impairment analysis as of November 30, 2003 and found no instances of impairment. Goodwill at August 31, 2004 and November 30, 2003 amounted to $5,448,552, net of accumulated amortization of $2,181,571.

      Other Contingencies. In the ordinary course of business, Obie is involved in legal proceedings involving contractual, employment, and a variety of other matters. Obie records contingent liabilities resulting from claims against Obie when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Obie discloses contingent liabilities when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. Estimating probable losses requires analysis of multiple factors, in some cases including judgments about the potential actions of third party claimants and courts. Therefore, actual losses in any future period are inherently uncertain. However, if actual or estimated probable future losses exceed Obie’s recorded liability for such claims, Obie would record additional charges as other expense during the period in which the actual loss or change in estimate occurred.

      From time to time, Obie is subject to legal proceedings and claims in the ordinary course of business. Obie is currently involved in claims and legal proceedings in which monetary damages and other relief are sought. Obie is vigorously contesting these claims; however, resolution is not expected to occur quickly, and their ultimate outcome cannot presently be predicted. In the opinion of Obie’s management, the ultimate resolution of these claims and proceedings will not likely have a material adverse effect on Obie’s consolidated financial condition, results of operations or cash flows.

      On December 5, 2001, Obie received notice from the Chicago Transit Authority (CTA) that it was terminating Obie’s transit advertising agreement effective as of that date. Obie and the CTA had been disputing settlement of 2001 transit fees in light of the nature of the early termination and a shortage of advertising space made available to Obie, and the parties entered into an agreement as of May 28, 2002 resolving all of the outstanding issues.

      The agreed upon fee for the 2001 contract year was settled with the CTA at $17.0 million, substantially less than the original guaranteed payment of $21.8 million. As of May 31, 2002, approximately $7.5 million had been paid to the CTA, and an additional $1.5 million was paid on June 1, 2002. The balance was payable in substantially equal monthly payments of $116,080 beginning June 2002 and ending May 2007, with an additional $1.0 million balloon payment due on January 1, 2004. The monthly payments were without interest through May 2003, and included a 5% interest charge thereafter. These periodic deferred payments were valued using a junior unsecured discount rate of 15%, resulting in a present value of $6.1 million, which is included within long-term debt in our balance sheet. The result is a present value of $15.1 million for the settlement. The cost of the settlement is covered by previous accruals, including an accrual which Obie established in the third quarter of fiscal 2001. The balance of $5,084,167 owing on this obligation at November 30, 2003 was paid off in January of 2004 with proceeds of the Company’s January 2004 new financing arrangement with CapitalSource Finance, LLC.

      A substantial portion of Obie’s loss for fiscal 2001 resulted from its payment of minimum advertising revenues guaranteed to transit districts under its transit district contracts. Beginning in the latter half of fiscal 2001 Obie became increasingly concerned about these minimum revenue guarantees in the face of declining advertising revenues in some transportation districts. Accordingly, Obie began to seek to restructure or terminate certain of these arrangements in a way that would limit Obie’s exposure to these payments to an amount that would reflect a more appropriate sharing of revenues under Obie’s advertising contracts. Between August 31, 2001 and February 15, 2004, Obie renegotiated 13 contracts that have resulted in transit guarantee reductions of $1.7 million in fiscal 2001, $4.0 million in fiscal 2002 and $5.8 million in fiscal 2003. It cannot be assured that Obie will be able to eliminate or further reduce this type of risk and, if not, Obie may experience further adverse impacts on its operating revenues, some or all of which may be material.

      In addition, during fiscal 2002, transit contract bids occurred in Obie’s transit markets of Austin, Dallas and San Antonio, TX; Kansas City, MO; Cincinnati, OH; and Santa Cruz and Sacramento, CA. Obie was awarded new contracts in Kansas City, Dallas and Sacramento as it was the high bidder for those contracts. In the other markets mentioned above, except for Austin, Obie had been experiencing significant operating losses due primarily to the high minimum guaranteed payments to the transit authorities. In its rebids of these markets Obie substantially reduced the amounts offered as guaranteed payments, and as a result, the contracts were awarded to others. Obie also terminated contracts in St. Catharines, Pickering Cambridge and Whitby, all in the Canadian province of Ontario. Since Obie has exited these markets, the results of operations of these markets, plus the results relative to the Chicago market termination and settlement described above, have been classified as results from discontinued operations in Obie’s statement of operations.

      During fiscal 2003, Obie was selected to be the advertising provider for the Pittsburgh transit market, and began operating in the market on July 1, 2003. Subsequently, Obie was unable to reach agreement with the transit authority on contract terms, and left the market effective October 31, 2003. The results of operations of this market are also included in results from discontinued operations.

      In June 2003, Obie was sued by VIA Metropolitan Transit (“VIA”), the transit authority for San Antonio, Texas. The suit alleged breach of contract, fraud and theft relative to a contract for transit advertising services between the Company and VIA. Damages were not specified but were expected to exceed $600,000. While Obie believed (and continues to believe) that the claims were without merit and intended to vigorously contest them, Obie and Lamar also believe that settlement, on the right terms and conditions, could be beneficial to Lamar if the merger is closed. Therefore, on November 4, 2004, Obie and VIA agreed to settle all claims, subject to ratification by their respective board of directors and governing board and execution of a definitive settlement and release agreement, for a total of $1.5 million payable by Obie as follows: (a) $300,000 upon execution of the settlement agreement; (b) $50,000 per month commencing 30 days after the initial payment, with the unpaid balance bearing interest at 7% per annum; (c) if the merger occurs, the entire unpaid balance, including accrued but unpaid interest, is due on January 30, 2005; and (d) if the merger does not occur, $600,000 of the unpaid balance will be paid directly to VIA by Lamar within three days following the termination of the merger agreement. The unpaid balance will be paid as specified in (b) above.

Results of Operations

Comparison of the Three Months ended August 2004 and 2003

      Revenues. Obie’s revenues are derived from providing advertising space on out-of-home advertising displays, primarily on transit vehicles under transit district agreements and on outdoor advertising displays Obie owns or operates. Revenues are also derived from the sale of design and installation services and the production of advertising display content. Net revenues for the three months ended August 31, 2004 increased $1.8 million, or 15.6%, to $13.1 million from $11.4 million for the same period in fiscal 2003. Transit net revenues increased $1.5 million, or 15.9%, to $11.0 million for the three months ended August 31, 2004 from $9.5 million for the same period of fiscal 2003. The increase reflects Obie’s continuing success in selling annual, production included transit advertising contracts to its customers. Outdoor net revenues increased $261,000, or 14.1% to $2.1 million for the three months ended August 31, 2004 compared to $1.9 million for the same period of fiscal 2003. The increase was due primarily to higher occupancy (sell-out) rates of the billboard plant.

      Production and Installation Expenses. These expenses relate primarily to the production of transit advertising content and the installation of the content on transit vehicles, benches and shelters. Also included is the cost of billboard content and installation. Production and installation expenses increased $313,000, or 21.3%, to $1.8 million for the three months ended August 31, 2004 from $1.5 million in fiscal 2003. Obie’s production and installation activities are primarily related to the transit advertising part of its business, and were approximately 16.2% of net transit revenues for the three months ended August 31, 2004 as compared to 15.5% of transit net revenues for the same period of fiscal 2003. The increase is primarily due to the fact that Obie has sold this year, when compared to a year ago, a higher portion of long-term versus short-term business which has a higher production cost component.

      Transit and Outdoor Occupancy Expenses. These expenses include fees paid to transit authorities and lease payments to landowners for billboard sites. Under its transit agreements, Obie typically guarantees to pay the transit district the greater of a minimum stated amount or a percentage of the advertising revenues generated by Obie’s use of the district’s vehicles. Occupancy expense for outdoor structures includes the cost of illuminating outdoor displays and property taxes on the outdoor advertising structures. Transit and outdoor occupancy expenses decreased approximately $64,000, or 1.2%, to $5.2 million for the three months ended August 31, 2004 compared to $5.3 million in the same period of fiscal 2003. The slight decrease was related primarily to lower minimum guarantees in transit contracts that were renewed during 2004. These expenses, as a percentage of net revenues, decreased to 39.8% in the three months ended August 31, 2004 compared to 46.5% of net revenues in the same period of fiscal 2003. The decrease in the ratio was primarily due to reduced guaranteed payments on transit contracts.

      Selling Expenses. Sales expenses consist primarily of employment and administrative expenses associated with Obie’s sales force. These expenses increased $179,000, or 9.2%, to $2.1 million for the three months ended August 31, 2004 compared to $1.9 million in the same period in fiscal 2003 due to increased sales. However, selling expenses, as a percentage of net revenues, dropped to 16.1% for the three months ended August 31, 2004 compared to 17.1% in the same period in fiscal 2003. The decrease was primarily related to cost containment elements of Obie’s sales incentive compensation programs.

      General and Administrative Expenses. General and administrative expenses include costs related to individual markets, as well as corporate expenses. Expenses related to individual markets include expenses for the personnel and facilities required to administer that market and neighboring markets. Corporate general and administrative expenses represent personnel and facilities costs for Obie’s executive offices and centralized staff functions which include accounting, marketing, human resources and technology management.

      General and administrative expenses increased $345,289, or 17.9% to $2.3 million for the three months ended August 31, 2004 as compared to $1.9 million in the same period of fiscal 2003. The increase was related primarily to additional costs in the corporate marketing department in support of the annual incentive contract sales mentioned above ($190,000) and an increase in legal fees incurred in connection with the defense of the VIA lawsuit ($175,000).

      Depreciation and Amortization Expenses. Depreciation and amortization expenses increased $41,000, or 9.0%, to $491,000 in the three months ended August 31, 2004 compared to $451,000 for the same period in fiscal 2003. The increase was due to increased loan cost amortization expense relative to the new financing arrangements consummated in January 2004.

      Operating Income. Due to the events and factors discussed above Obie generated operating income of $1.2 million in the three months ended August 31, 2004 compared to operating income of $281,000 in the same period of fiscal 2003.

      Interest Expense. Interest expense increased $16,000, or 2.5%, to $641,000 for the three months ended August 31, 2004 compared to $625,000 for the comparable period of fiscal 2003. The increase was due primarily to increased interest rates on Obie’s new financing arrangements with CapitalSource Finance, LLC.

      Provision for Income Taxes. Obie accounted for all available loss carryback refunds in the fiscal 2001 provision for income taxes. Obie has substantial loss carryforwards, against which valuation allowances have been provided. Since the operating loss carryforwards expire at certain times, Obie has evaluated the likeliness of utilizing those carryforwards against future taxable income in such time frames and has established a valuation allowance accordingly. The current provision for income taxes, both for the 2004 and 2003 fiscal periods, is comprised of Canadian income taxes of one of Obie’s subsidiaries that also operates in Canada.

      Income (Loss) from Continuing Operations. Due to the items and factors discussed above, Obie generated income from continuing operations of $533,000 in the three months ended August 31, 2004 compared to an operating loss of $319,000 for the same period in fiscal 2003.

Results of Discontinued Operations

      Most transit arrangements include a provision that a certain percentage of net revenues be shared with the transit authorities (transit fees) on a revenue sharing basis (a certain percentage to the transit authority, the balance retained by Obie), but often with minimum payment requirements. Agreements that contain large minimum transit fee payment guarantees, relative to market size, significantly hinder Obie’s ability to manage its operating expenses in weak economic environments. These high minimum payment requirements have prompted Obie to negotiate modifications to such contracts, negotiate or effect early terminations to such contracts, or exit such markets at the end of the contract term.

      As discussed above, discontinued operations contain the operating results, net of income taxes, for transit markets from which Obie has exited. The discontinued operations for the three months ended August 31, 2004 include the operations of San Antonio, TX; Pittsburgh, PA; and Bridgeport, CT. For the same period of fiscal 2003 discontinued operations include the operations of Chicago, IL; San Antonio, TX; Cincinnati, OH; Kitsap, WA; Santa Cruz, CA; Bridgeport, CT; and the Ontario, Canada markets of Pickering, Whitby, Cambridge and St. Catharines.

      Net Income (Loss). Due to the items and factors discussed above, Obie realized net income of $511,000 during the three months ended August 31, 2004, compared to a net loss of $407,000 in the same period of fiscal 2003.

Comparison of the Nine Months ended August 31, 2004 and 2003

      Revenues. Obie’s revenues are derived from providing advertising space on out-of-home advertising displays, primarily on transit vehicles under transit district agreements and on outdoor advertising displays we own or operate. Revenues are also derived from the sale of design and installation services and the production of advertising display content. Net revenues for the nine months ended August 31, 2004 increased $4.3 million, or 14.0% to $35.0 million from $30.7 million for the same period in fiscal 2003. Transit net revenues increased $3.4 million, or 13.3%, to $28.8 million for the nine months ended August 31, 2004 compared to $25.5 million for the same period of fiscal 2003. The increase reflects Obie’s continuing success in selling annual, production included transit advertising contracts to our customers. Outdoor net revenues increased $928,000, or 17.7%, to $6.2 million for the nine months ended August 31, 2004 compared to $5.2 million for the same period of fiscal 2003. The increase was due primarily to higher occupancy (sell-out) rates of the billboard plant.

      Production and Installation Expenses. These expenses relate primarily to the production of transit advertising content and the installation of the content on transit vehicles, benches and shelters. Also included is the cost of billboard content and installation. Production and installation expenses increased $604,000, or 13.8%, to $5.0 million for the nine months ended August 31, 2004 compared to $4.4 million in fiscal 2003. Obie’s production and installation activities are primarily related to the transit advertising part of our business, and were approximately 17.3% of net transit revenues for the nine month periods of both years.

      Transit and Outdoor Occupancy Expenses. These expenses include fees paid to transit authorities and lease payments to landowners for billboard sites. Under Obie’s transit agreements, it typically guarantees to pay the transit district the greater of a minimum stated amount or a percentage of the advertising revenues generated by Obie’s use of the district’s vehicles. Occupancy expense for outdoor structures includes the cost of illuminating outdoor displays and property taxes on the outdoor advertising structures. Transit and outdoor occupancy expenses increased approximately $230,000, or 1.7%, to $13.7 million for the nine months ended August 31, 2004 compared to $13.5 million in the same period of fiscal 2003. The increase was related primarily to increased land lease expenses for billboard sites ($163,000). These expenses, as a percentage of net revenues, decreased to 39.1% in the nine month period ended August 31, 2004 compared to 43.8% of net revenues in the same period of fiscal 2003. The decrease in the ratio is primarily due to reduced guaranteed payments on transit contracts.

      Selling Expenses. Sales expenses consist primarily of employment and administrative expenses associated with Obie’s sales force. These expenses increased $732,000, or 12.7%, to $6.5 million for the nine months ended August 31, 2004 compared to $5.8 million in the same period in fiscal 2003. Selling expenses, as a percentage of net revenues, decreased to 18.6% for the nine months ended August 31, 2004 compared to 18.8% in the same period in fiscal 2003. The decrease was primarily due to variable sales costs (sales commissions and incentives) that fluctuate with sales volume.

      General and Administrative Expenses. General and administrative expenses include costs related to individual markets, as well as corporate expenses. Expenses related to individual markets include expenses for the personnel and facilities required to administer that market and neighboring markets. Corporate general and administrative expenses represent personnel and facilities costs for Obie’s executive offices and centralized staff functions which include accounting, marketing, human resources and technology management.

      General and administrative expenses increased $1.1 million, or 20.5% to $6.6 million for the nine months ended August 31, 2004 as compared to $5.4 million in the same period of fiscal 2003. The increase was related primarily to (1) additional costs in the corporate marketing department in support of the annual incentive contract sales mentioned above ($511,000), (2) management performance incentives accrued in the fiscal 2004 period where none were accrued in fiscal 2003 ($127,000), (3) rent on the Chicago office space in fiscal 2004 ($180,000), and (4) legal fees incurred in defending the VIA lawsuit ($185,000).

      Depreciation and Amortization Expenses. Depreciation and amortization expenses increased $81,000, or 5.9%, to $1.5 million in the nine months ended August 31, 2004 compared to $1.4 million for the same period in fiscal 2003. The increase was due to increased loan cost amortization expense relative to the new financing arrangements consummated in January 2004.

      Operating Income. Due to the events and factors discussed above Obie generated operating income of $1.8 million in the nine months ended August 31, 2004 compared to $258,000 in the same period of fiscal 2003.

      Interest Expense. Interest expense increased $61,000, or 3.5%, to $1.8 million for the nine months ended August 31, 2004, compared to $1.75 million for the comparable period of fiscal 2003. The increase was due primarily to increased interest rates on Obie’s new financing arrangements with CapitalSource Finance, LLC.

      Loss on Debt Extinguishment. Obie experienced a loss on debt extinguishment resulting from the pay-off of its old debt in the first quarter of fiscal 2004 with the proceeds from its new financing arrangements with CapitalSource Finance, LLC. The loss is comprised of charges of approximately $709,000 relating to the write-off of unamortized discount on the Chicago Transit Authority settlement payoff, and approximately $252,000 relating to unamortized prepaid loan costs on the previous debt arrangements.

      Provision for Income Taxes. Obie accounted for all available loss carryback refunds in the fiscal 2001 provision for income taxes. Obie has substantial loss carryforwards, against which valuation allowances have been provided. Since the operating loss carryforwards expire at certain times, Obie has evaluated the likeliness of utilizing those carryforwards against future taxable income in such time frames and has established a valuation allowance accordingly. The current provision for income taxes, both for the 2004 and 2003 fiscal periods, is comprised of Canadian income taxes of one of Obie’s subsidiaries that also operates in Canada.

      Income (Loss) from Continuing Operations. Due to the items and factors discussed above, Obie generated an operating loss from continuing operations of $1.1 million in the nine months ended August 31, 2004 compared to an operating loss of $1.6 million for the same period in fiscal 2003.

      Results of Discontinued Operations. Most transit arrangements include a provision that a certain percentage of net revenues be shared with the transit authorities (transit fees) on a revenue sharing basis (a certain percentage to the transit authority, the balance retained by Obie), but often with minimum payment requirements. Agreements that contain large minimum transit fee payment guarantees, relative to market size, significantly hinder Obie’s ability to manage its operating expenses in weak economic environments. These high minimum payment requirements have prompted Obie to negotiate modifications to such contracts, to negotiate or effect early terminations to such contracts, or exit such markets at the end of the contract term.

      As discussed above, discontinued operations contain the operating results, net of income taxes, for transit markets from which Obie has exited. The discontinued operations for the nine month period of fiscal 2004 include the operations of San Antonio, TX; Pittsburgh, PA; and Bridgeport, CT. The same period of fiscal 2003 includes the operations of Chicago, IL; San Antonio, TX; Cincinnati, OH; Kitsap, WA; Santa Cruz, CA; Bridgeport, CT; and the Ontario, Canada markets of Pickering, Whitby, Cambridge and St. Catharines.

      Net Income (Loss). Due to the items and factors discussed above, Obie generated a net loss of $1.1 million during the nine months ended August 31, 2004, compared to a net loss of $1.9 million in the same period of fiscal 2003.

Operating Results for Fiscal Year Ended November 30, 2003, 2002 and 2001

      The following table presents certain items from Obie’s consolidated statements of income (and EBITDA) as a percentage of net revenues.

	Years ended November 30,

	2003	2002	2001

Transit net advertising revenue	83.9%	84.8%	84.3%
Outdoor net advertising revenue	16.1	15.2	15.7
Net revenues	100.0	100.0	100.0
Operating expenses:
Production, occupancy and selling	77.3	75.3	80.8
General and administrative	17.0	17.8	21.4
Depreciation and amortization	4.1	5.0	4.8
Operating income (loss)	1.6	1.9	(7.0)
Interest expense	5.4	3.9	3.1
(Loss) from continuing operations before income taxes	(3.8)	(1.9)	(10.2)
Provision for (benefit from) income taxes	(1.2)	0.0	(2.2)
Loss from continuing operations	(5.0)	(1.9)	(8.0)
Results of discontinued operations	(1.8)	(2.6)	(8.9)
Net loss	(6.7)	(4.6)	(16.9)
EBITDA(1)	3.9%	4.3%	(13.6)%

(1)	Obie believes that EBITDA is widely used as one measure to evaluate the financial performance of companies in the out-of-home advertising industry, and therefore, is an appropriate supplemental measure regarding the operating performance of our business. Obie believes that EBITDA can assist you in comparing out-of-home advertising company performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending on accounting methods used (particularly when acquisitions are involved) or non-operating factors (such as historical cost basis). Accordingly, this information has been disclosed to facilitate the comparative analysis of our operating performance relative to other companies in the out-of-home advertising industry. EBITDA, a non-GAAP financial measure, is defined as operating income before depreciation and amortization expense. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity.

Comparison of Years ended November 30, 2003 and 2002

      Revenues. Obie’s revenues are derived from sales of advertising on out-of-home advertising displays, primarily on transit vehicles under transit district agreements and on outdoor advertising displays it owns or operates. Revenues are a function of both the occupancy of these display spaces and the rates Obie can charge. Net revenues for fiscal 2003 decreased $1.2 million, or 2.6%, from $44.3 million in fiscal 2002 to $43.1 million in fiscal 2003. Transit net revenues in fiscal 2003 decreased $1.4 million, or 3.7%, when compared to the same period of fiscal 2002. This decrease was primarily due to continued weakness in this sector of the out-of-home industry, particularly in the northeastern portion of the United States. Outdoor net revenues for fiscal 2003 increased $210,000, or 3.1%, when compared to fiscal 2002. This increase was due primarily to higher billboard inventory utilization in fiscal 2003 as compared to fiscal 2002.

      Production and Installation Expenses. These expenses relate primarily to the production of transit advertising content and the installation of the content on transit vehicles, benches and shelters. Also included is the cost of billboard content and installation. Production and installation expenses decreased $229,000, or 3.5%, from $6.5 million in fiscal 2002 to $6.2 million in fiscal 2003. The majority of these expenses are related to transit advertising, and the decrease mirrored the decrease in the transit revenues noted above.

      Transit and Outdoor Occupancy Expenses. These expenses include fees paid to transit authorities and lease payments to landowners for billboard sites. Under Obie’s transit agreements, it typically guarantees to pay the transit district the greater of a minimum stated amount or a percentage of the advertising revenues generated by Obie’s use of the district’s vehicles. Occupancy expense for outdoor structures includes the cost of illuminating outdoor displays and property taxes on the outdoor advertising structures. Transit and outdoor occupancy expenses increased $1.1 million, or 5.9%, from $18.3 million in fiscal 2002 to $19.4 million in fiscal 2003. Of this increase, approximately $113,000 is related to increases in billboard leases and related costs. In addition, Obie experienced a $334,000 increase in transit fees of Obie’s Canadian transit operations and a $653,000 increase in United States transit operations. These transit expense increases were primarily due to increased guaranteed payments to transit authorities.

      Selling Expenses. Sales expenses consist primarily of employment and administrative expenses associated with Obie’s sales force. These expenses decreased $845,000, or 9.9%, from $8.6 million in fiscal 2002 to $7.7 million in fiscal 2003. The decrease was due primarily to an overall reduction in turn-over of sales personnel in 2003 as compared to 2002.

      General and Administrative Expenses. General and administrative expenses include costs related to individual markets, as well as corporate expenses. Expenses related to individual markets include expenses for the personnel and facilities required to administer that market and neighboring markets. Corporate general and administrative expenses represent personnel and facilities costs for Obie’s executive offices and centralized staff functions, which include accounting, marketing, human resources and technology management.

      General and administrative expenses decreased $568,000, or 7.2%, from $7.9 million in fiscal 2002 to $7.3 million in fiscal 2003. The decrease was due primarily to a reduction in bad debt expenses in fiscal 2003 as compared to fiscal 2002.

      Depreciation and Amortization Expenses. Depreciation and amortization expenses decreased $429,000, or 19.7%, from $2.2 million in fiscal 2002 to $1.8 million in fiscal 2003. The decrease related primarily a reduction in amortization of goodwill of approximately $516,000 coupled with an increase in prepaid loan fee amortization of approximately $73,000 when comparing fiscal 2003 with 2002.

      Operating Income. Due to the events and factors discussed above, Obie experienced operating income of $693,000 in fiscal 2003, compared to operating income of $863,000 in fiscal 2002.

      Interest Expense. Interest expense increased $609,000, or 35.3%, from $1.7 million in fiscal 2002 to $2.3 million in fiscal 2003. Of the increase, approximately $385,000 related to the amortization of the discount on the Chicago Transit Authority settlement that applied for the full fiscal year in 2003 as opposed to one-half of fiscal 2002. The balance of the increase was related to interest costs on Obie’s term loan and working capital revolving line of credit arrangements with its primary lender.

      Obie will expense the remaining unamortized discount related to the Chicago Transit Authority in fiscal 2004, as that obligation was paid off in January 2004 from proceeds of Obie’s new financing arrangement. The amount of the write-off will be approximately $700,000. In addition, Obie will be writing off approximately $251,000 in prepaid loan fees related to the previous lending arrangements.

      Provision for Income Taxes. Obie accounted for all available loss carryback refunds in the fiscal 2001 provision for income taxes. Obie has substantial loss carryforwards, against which valuation allowances have been provided. Since the operating loss carryforwards expire at certain times, Obie has evaluated the likelihood of utilizing those carryforwards against future taxable income in that time frame and has established a valuation allowance accordingly. The other deferred tax asset items have no expiration date and are expected to be fully realized.

      The net loss before income taxes resulted in a tax benefit of $2.0 million for fiscal 2001, the year in which carryback refunds were applied ($1.1 million of the benefit was applied to discontinued operations).

The difference between the statutory United States federal income tax rate and the beneficial tax rate for both fiscal 2002 and 2001 is due primarily to the deferred tax valuation reserve for the net operating loss carryforwards. The difference between the statutory United States federal income tax rate and Obie’s effective tax rate in fiscal 2003 is due to state taxes and foreign taxes related to its Canadian subsidiary, as well as the application of the valuation reserve to the net operating loss carryforwards.

      Income (Loss) from Continuing Operations. Due to the items and factors discussed above Obie experienced a loss from continuing operations of $2.1 million in fiscal 2003 as compared to a loss of $862,000 in fiscal 2002.

      Results of Discontinued Operations. Most transit arrangements include a provision that a certain percentage of net revenues be shared with the transit authorities (transit fees) on a revenue sharing basis (a certain percentage to the transit authority, the balance retained by Obie), but often with minimum payment requirements. Agreements that contain large minimum transit fee payment guarantees significantly hinder our ability to manage our operating expenses during weak economic periods. These high minimum payment requirements have prompted us to either negotiate modifications to those contracts, to negotiate or effect early terminations to such contracts, or to exit the market at the end of such contract terms.

      As discussed above, discontinued operations contain the operating results, net of income taxes, for transit markets from which we have exited. Discontinued operations for fiscal 2003 include costs relative to Chicago, Illinois; San Antonio, Texas; Bridgeport, Connecticut; and Santa Cruz, California as well as results of operations from the Pittsburgh, Pennsylvania market as described above. The discontinued operations for fiscal 2002 include the operations of San Antonio, Texas; Santa Cruz, California; Chicago, Illinois; Kitsap, Washington; Cincinnati, Ohio; and the Ontario, Canada markets described above.

      Net Loss. Obie realized a net loss of $2.9 million during fiscal 2003, compared to a net loss of $2.0 million in fiscal 2002. The difference in the losses for fiscal 2003 and fiscal 2002 have been noted above.

Comparison of Years ended November 30, 2002 and 2001

      Revenues. Obie’s revenues are derived from sales of advertising on out-of-home advertising displays, primarily on transit vehicles under transit district agreements and on outdoor advertising displays it owns or operates. Revenues are a function of both the occupancy of these display spaces and the rates Obie can charge. Obie focuses its sales efforts on maximizing occupancy levels while maintaining rate integrity in its markets. Net revenues for fiscal 2002 increased $1.4 million, or 3.2%, from $42.9 million in fiscal 2001 to $44.3 million. In fiscal 2002 the entire increase related to net transit revenues as outdoor net revenues were unchanged from fiscal 2001 to fiscal 2002.

      Production and Installation Expenses. These expenses relate primarily to the production of transit advertising content and the installation of the content on transit vehicles, benches, and shelters. Also included is the cost of billboard content and installation. Production and installation expenses increased $215,000, or 3.4%, from $6.3 million in fiscal 2001 to $6.5 million in fiscal 2002. The increase was primarily related to increased production volume in transit related production.

      Transit and Outdoor Occupancy Expenses. These expenses include fees paid to transit authorities and lease payments to landowners for billboard sites. Under Obie transit agreements, Obie typically guarantees to pay the transit district the greater of a minimum stated amount or a percentage of the advertising revenues generated by its use of the district’s vehicles. Occupancy expense for outdoor structures includes the cost of illuminating outdoor displays and property taxes on the outdoor advertising structures. Transit and outdoor occupancy expenses decreased $1.9 million, or 9.2%, from $20.2 million in fiscal 2001 to $18.3 million in fiscal 2002. The decrease is primarily a result of renegotiated transit fee arrangements mentioned above.

      Selling Expenses. Sales expenses consist primarily of employment and administrative expenses associated with Obie’s sales force. These expenses increased $352,000, or 4.3%, from $8.2 million in fiscal

2001 to $8.6 million in fiscal 2002. The increase was due primarily to an enlarged sales force in Vancouver, British Columbia in 2002, as compared to 2001 when the transit district was on strike for five months and Obie operated with a reduced sales force.

      General and Administrative Expenses. General and administrative expenses include costs related to individual markets, as well as corporate expenses. Expenses related to individual markets include expenses for the personnel and facilities required to administer that market and neighboring markets. Corporate general and administrative expenses represent personnel and facilities costs for Obie’s executive offices and centralized staff functions, which include accounting, marketing, human resources and technology management.

      General and administrative expenses decreased $1.3 million, or 14.1%, from $9.2 million in fiscal 2001 to $7.9 million in fiscal 2002. The decrease was due primarily to a $1.1 million reduction in bad debt expense in fiscal 2002 as compared to fiscal 2001, and personnel reductions in marketing and the business office at the corporate headquarters of approximately $200,000 in 2002 when compared to fiscal 2001.

      Depreciation and Amortization Expenses. Depreciation and amortization expenses increased $104,000, or 5.0%, from $2.1 million in fiscal 2001 to $2.2 million in fiscal 2002, primarily due to capital expenditures for outdoor advertising displays as well as investment in digital production equipment as noted above.

      Operating Income. Due to the events and factors discussed above, Obie experienced operating income of $862,000 in fiscal 2002, compared to an operating loss of $3.0 million in fiscal 2001.

      Interest Expense. Interest expense increased $388,000, or 29.0%, from $1.3 million in fiscal 2001 to $1.7 million in fiscal 2002. The increase was due primarily to the amortization of the discount on the Chicago Transit Authority settlement.

      Provision for Income Taxes. Obie accounted for all available loss carryback refunds in the fiscal 2001 provision for income taxes. Obie has substantial loss carryforwards, against which valuation allowances have been provided. Since the operating loss carryforwards expire at certain times, Obie has evaluated the likeliness of utilizing those carryforwards against future taxable income in that time frame and has established a valuation allowance accordingly. The other deferred tax asset items have no expiration date and are expected to be fully realized.

      The net loss before income taxes resulted in a tax benefit of $2.0 million for fiscal 2001, the year in which carryback refunds were applied ($1.1 million of the benefit was applied to discontinued operations). The difference between the statutory United States federal income tax rate and the beneficial tax rate for both fiscal 2002 and 2001 is due primarily to the deferred tax valuation reserve for the net operating loss carryforwards.

      Income (loss) from Continuing Operations. Due to the items and factors discussed above, Obie experienced a loss of $862,000 in fiscal 2002 as compared to a loss of $3.4 million in fiscal 2001.

      Results of Discontinued Operations. Most transit arrangements include a provision that a certain percentage of net revenues be shared with the transit authorities (transit fees) on a revenue sharing basis (a certain percentage to the transit authority, the balance retained by Obie), but often with minimum payment requirements. Agreements that contain large minimum transit fee payment guarantees significantly hinder Obie’s ability to manage its operating expenses in weak economic environments. These high minimum payment requirements have prompted Obie to either negotiate modifications to those contracts, negotiate or effect early terminations to the contracts, or to exit the market at the end of the contract term.

      As discussed above, discontinued operations contain the operating results, net of income taxes, for transit markets from which we have exited. The discontinued operations for fiscal 2002 include the operations of Santa Cruz, California; San Antonio, Texas; Cincinnati, Ohio; Kitsap, Washington; Chicago, Illinois; and the Ontario, Canada markets described above. Discontinued operations for fiscal 2001 also included the results of the settlement related to the Chicago, Illinois market. The results of the Chicago operation and settlement included in fiscal 2001 is the primary reason for the $2.7 million reduction in the loss from discontinued operations from fiscal 2001 to fiscal 2002.

      Net Loss. Obie realized a net loss of $2.0 million during fiscal 2002, compared to a net loss of $7.2 million in fiscal 2001. The difference in the losses for fiscal 2002 and fiscal 2001 were primarily due to the decrease in the loss from discontinued operations in fiscal 2002 when compared to fiscal 2001, and the absence of an income tax benefit for the operating loss in fiscal 2002.

Seasonality

      Obie’s revenues and operating results historically have fluctuated by season, generally following the advertising trends in its major transit markets. Typically, results of operations are strongest in the fourth quarter and weakest in the first quarter of our fiscal year, which ends on November 30. Transit advertising operations are more seasonal than outdoor advertising operations as Obie’s outdoor advertising display space, unlike its transit advertising display space, is and has been sold largely by means of 12-month contracts. Obie believes that the seasonality of revenues and operating results will increase if transit advertising operations continue to expand more rapidly than outdoor advertising operations. This seasonality, together with fluctuations in general and regional economic conditions and the timing and expenses related to acquisitions, the obtaining of new transit agreements and other actions that have been taken to implement Obie’s growth strategy, have contributed to fluctuations in periodic operating results. These fluctuations likely will continue. Accordingly, results of operations in any period may not be indicative of the results to be expected for any future period.

Liquidity and Capital Resources

      On January 14, 2004, Obie entered into a new long-term financing arrangement with CapitalSource Finance, LLC. The arrangements include a $17.5 million term loan and a $6.0 million revolving line of credit. Both obligations mature on November 30, 2008. In addition, there is a $2.5 million term loan to Obie Media Ltd., which matures on January 31, 2009.

      The interest rates are prime plus 4.5% on the revolving line of credit and prime plus 5.5% on the term loans. These margins may be reduced by up to 1.0%, depending on Obie’s leverage ratio. The effective rates on the revolving line of credit and term loans at August 31, 2004 were 9.0% and 10.0%, respectively. The first date on which the margin may be adjusted is the quarter ending November 30, 2004.

      Funds from the term loans were used to (1) pay off the existing term loan with the previous lender, (2) pay off the balance of the settlement obligation with the Chicago Transit Authority, and (3) pay off the promissory note related to the purchase of the minority interest of O. B. Walls, Inc. Funds from use of the revolving line of credit were used to pay off the existing revolver with the previous lender and to fund closing costs and working capital needs. Approximately $1.1 million of future borrowings is available under the revolving line of credit.

      This new financing arrangement with CapitalSource Finance, LLC allowed Obie to consolidate debt obligations, make use of additional revolver availability, and restructure principal payment obligations to better fit its growth and cash flow needs. The term loan principal payment amounts are $1.0 million in fiscal 2004, $1.0 million in fiscal 2005, $2.0 million in fiscal 2006, $3.0 million in fiscal 2007, $11.1 million in fiscal 2008, with the balance due at maturity. The revolving line of credit balance is due in full at maturity.

      The loan agreement with CapitalSource Finance, LLC contains financial covenants regarding (1) minimum rolling EBITDA, (2) maximum leverage ratios, (3) fixed-charge coverage ratios, and (4) interest coverage ratios, all of which are measured on a quarterly basis. Obie was in compliance with all covenants as of August 31, 2004. The loan agreement also restricts Obie’s ability to pay dividends. The loans are collateralized by substantially all of Obie’s assets.

      Obie has historically satisfied its working capital requirements with cash from operations and revolving credit borrowings. Obie’s working capital was $4.4 million at August 31, 2004 as compared to $4.9 million at November 30, 2003.

      Acquisitions and capital expenditures, primarily for the construction of new outdoor advertising displays, digital printing equipment and technology related assets have been financed primarily with borrowed funds. At August 31, 2004, Obie had outstanding borrowings of $24.5 million, of which $24.2 million was pursuant to credit agreements with CapitalSource Finance, LLC, and $300,000 in other notes. Obie’s indebtedness is collateralized by substantially all of its assets.

      Obie’s net cash provided from operating activities was $419,000 during the nine months ended August 31, 2004, as compared to $168,000 for the same period in fiscal 2003. The difference was primarily due to (1) a decrease in year to date net loss ($769,000), (2) a smaller decrease in fiscal 2004 when compared to fiscal 2003 in accounts receivable ($1.7 million), and (3) the effect, in fiscal 2004, of the loss on debt extinguishment ($961,000).

      Net cash used in investing activities was $1.2 million and $414,000 during the nine month periods ended August 31, 2004 and 2003, respectively. The amounts used in both years related to equipment purchases, primarily automobiles and computing equipment; the primary difference in the nine months ended August 31, 2004 is due to billboard construction and upgrades.

      Net cash used in financing activities was $326,000 for the nine month period ended August 31, 2004, as compared to $578,000 in the same period of fiscal 2003. The difference between the two periods is related to the effects of the new financing arrangements that were consummated in the first quarter of fiscal 2004.

      Obie expects to pursue a policy of measured growth through obtaining favorable new transit district agreements, acquiring out-of-home advertising companies or assets and constructing new outdoor advertising displays. Obie intends to finance future expansion activities using a combination of internal and external sources. Obie believes internally generated funds and funds available for borrowing under lender credit facilities will be sufficient to satisfy all debt service obligations and to finance existing operations, including anticipated capital expenditures, but excluding possible acquisitions, through fiscal 2004. Obie’s future acquisitions may require additional debt or equity financing.

      If operations are not consistent with management’s plans due to risks and uncertainties, including failure to conclude favorable negotiations on pending transactions with existing transit agency partners, or to successfully assimilate expanded operations, inability to generate sufficient advertising revenues to meet contractual guarantees, potential for cancellation or interruptions of contracts with governmental agencies, a further decline in the demand for advertising in the markets in which Obie conducts business, slower than expected acceptance of Obie’s display products, there can be no assurance that the amounts from these financial resources will be sufficient for such purposes. In any of the above events or for other reasons, Obie may be required to seek alternative financing arrangements. There is no assurance that such sources of financing will be available, if required, or if available, within terms acceptable to Obie.

Long-Term Financial Obligations and Other Commercial Commitments

      Obie’s significant long-term contractual obligations as of November 30, 2003 are as follows:

	Cash payments during the fiscal years ended November 30

Description of Commitment	2004	2005	2006	2007	2008	Thereafter	Total

	(In thousands)
Transit guaranteed minimum payments	$15,216	$12,982	$3,737	$628	$721	$—	$33,284
Building and land leases	2,434	1,874	1,334	695	428	1,011	7,776
CapitalSource Finance, LLC term debt	1,000	1,000	2,000	3,000	11,100	1,900	20,000

Total	$18,650	$15,856	$7,071	$4,323	$12,249	$2,911	$61,060

Other Commitments

      As of November 30, 2003, Obie had outstanding performance bonds of approximately $7.2 million and letters of credit of approximately $200,000 provided to certain transit agencies in support of guaranteed payments.

Market Risk

      Because Obie’s debt bears interest at variable rates, Obie may be exposed to future interest rate changes on its debt. Management does not believe that a hypothetical 10 percent change in end of period interest rates would have a material effect on Obie’s cash flow.

      The Effect of New Accounting Pronouncements.

      On June 30, 2001, the FASB issued Statement of Financial Accounting Standards No. 142 (SFAS No. 142), “Goodwill and Other Intangible Assets,” which eliminates the amortization of goodwill and other acquired intangible assets with indefinite economic useful lives. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Obie adopted SFAS No. 142 effective December 1, 2002.

      As of November 30, 2003, Obie had net unamortized goodwill in the amount of $5.4 million. SFAS No. 142 requires that goodwill be tested annually for impairment using a two-step process. The first step is to identify a potential impairment and, in transition, this step must be measured as of the beginning of the fiscal year. The second step of the goodwill impairment test measures the amount of impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of Obie’s fiscal year, which as been done. Obie has determined that there has been no impairment to goodwill during fiscal 2003. As a result of adopting SFAS No. 142 Obie no longer will amortize goodwill.

      On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (SFAS No. 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30, “Reporting Results of Operations — Reporting the Effects of Disposal of a Segment of a Business.” SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less the cost to sell. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, however, earlier adoption is permitted. Obie early adopted the provisions of SFAS No. 144 in fiscal 2002 and has recorded the results of operations from transit markets that it has exited as discontinued operations.

      On June 28, 2002, the FASB adopted Statement of Financial Accounting Standards No. 146 (SFAS No. 146), “Accounting for Exit or Disposal Activities,” effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (“EITF”) has set forth in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Obie early adopted the provisions of SFAS No. 146 in fiscal 2002 and has recorded exit costs relating to contract terminations resulting from its exit of certain transit markets in accordance with the provisions of SFAS No. 146. These costs have been recorded as a component of discontinued operations in accordance with SFAS No. 144.

      In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, (SFAS No. 148), “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FAS 123.” SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, (“SFAS No. 123”) “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Finally, SFAS No. 148 amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. The amendments to the transition and disclosure provisions is effective for fiscal years ending after December 15, 2002. The amendment to Opinion 28 is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. Obie adopted the disclosure provisions of SFAS No. 148 during the second quarter of fiscal 2003.

      In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45, which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while the provisions of the disclosure requirements are effective for the financial statements of interim or annual reports ending after December 15, 2002. Obie has adopted the disclosure requirements of FIN 45. The adoption of the disclosure requirements of FIN 45 did not have a material effect on Obie’s financial position or results of operations.

      In May 2003, the Emerging Issues Task Force issued EITF 00-21 (“EITF 00-21”), “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF 00-21 addresses the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. The EITF applies to all contractual arrangements under which a vendor will perform multiple revenue-generating activities. A delivered item should be considered a separate unit of accounting if the delivered item has stand-alone value to the customer, if the fair value of the undelivered item can be determined reliably, and, in the case of a general or specific refund right, if the delivery of the undelivered item is probable and substantially controlled by the vendor. EITF 00-21 provides that either the relative-fair value method or the residual method be used to allocate the consideration into separate units of accounting if there is objective and reliable evidence of fair value of both items or the undelivered item. EITF 00-21 is applicable to all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, however early adoption is permitted. EITF 00-21 did not have an impact on Obie’s operations in fiscal year 2003.

BACKGROUND AND REASONS FOR THE MERGER

Background

      The senior managements, boards of directors, and financial and legal advisors of Lamar and Obie negotiated the terms and conditions of the merger agreement. In determining the form of the transaction and the form and amount of the consideration, the respective senior managements, boards of directors, and financial and legal advisors of Lamar and Obie reviewed numerous factors. The following is a brief discussion of the contacts and negotiations that occurred between Lamar and Obie.

      Following Obie’s successful refinancing of its debt facilities at the end of 2003, the Obie board of directors began a process of evaluating alternatives to support Obie’s growth, and whether it was in the best interests of Obie and its shareholders to continue to keep Obie as an independent entity, to combine operations in the form of an acquisition, merger, joint venture, or otherwise, or to pursue other strategic opportunities, including additional financing. A central issue in these discussions was whether Obie’s existing and anticipated financial resources would be sufficient to enable Obie to maintain and grow its transit business, which depends on Obie’s ability to meet the bonding requirements of transit authorities. The Obie board of directors met with management and Obie’s legal and financial advisors to assist with this evaluation process.

      In June, 2004, Obie was approached by Dennis Brush, an advertising consultant, who had assisted in the placement of Obie’s new debt facilities, regarding the possibility of a combination with a financial buyer. After a series of discussions that occurred between June 4 and June 18, 2004, the parties decided that such a combination did not make sense at that time and Obie returned to pursuing financing alternatives as an independent entity.

      At the beginning of July 2004, Mr. Brush contacted Obie about the possibility of a transaction with a strategic buyer, possibly Lamar. On July 2, 2004, Mr. Brush contacted Sean Reilly, Lamar’s Chief Operating Officer, to inquire as to whether Lamar might be interested in discussing a potential transaction with Obie. Mr. Reilly indicated that Lamar would be interested in considering such a combination and signed a confidentiality agreement on behalf of Lamar. Following the execution of the confidentiality agreement, the parties began discussing the terms of a potential merger between Lamar and Obie.

      On July 7, 2004, Mr. Brush sent Mr. Reilly an information package about Obie. Mr. Reilly responded by asking follow-up questions regarding Obie’s business and financial condition, as well as general due diligence matters. Shortly after July 7, 2004, Mr. Reilly and Mr. Brush discussed preliminary price terms, focusing on a price of $7.00 per share.

      On August 17, 2004, Mr. Brush provided Obie with a draft term sheet from Lamar, which provided for a per share valuation of $7.00, or $43,026,784 in the aggregate, and set forth certain closing conditions, including a positive working capital balance of $5.0 million at the end of Obie’s 2004 fiscal year and net long term debt not to exceed $18.3 million.

      On August 17, 2004, Mr. Obie responded through Mr. Brush and indicated that Obie was interested in the potential transaction, but was not prepared to enter into a binding letter of intent. No term sheet or letter of intent was agreed to or executed by the parties.

      On August 26, 2004, the proposed transactions was discussed at a regularly scheduled meeting of Lamar’s board of directors.

      On August 27, 2004, Obie’s board of directors met to discuss the potential transaction and authorized Mr. Obie to negotiate the terms of a merger agreement, subject to approval of its execution by the Obie board of directors at a later date.

      On September 2, 2004, Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, counsel to Lamar, sent a due diligence request list to Mr. Brush.

      In late August and early September 2004, representatives of Lamar conducted a due diligence investigation of Obie in connection with the potential merger, and the parties continued to negotiate the terms of the merger agreement. During this period, Obie’s officers sought and obtained proposals from three independent financial advisors to advise its board of directors and render an opinion as to the fairness of the merger consideration to Obie shareholders.

      On September 8, 2004, Jones Walker sent an initial draft of the merger agreement to Obie, Lamar and Lamar’s securities counsel, Palmer & Dodge LLP.

      On September 14, 2004, Jones Walker sent revised versions of the merger agreement to Lamar, Obie, Davis Wright Tremaine LLP, Obie’s counsel, and Palmer & Dodge.

      On September 15, 2004, Obie’s board of directors met to consider the draft merger agreement and approved the merger. Obie’s board of directors authorized Mr. Obie and Mr. Livesay to continue negotiation of certain unresolved issues, and, upon resolution to their satisfaction, to execute a final merger agreement in substantially the form of the draft merger agreement reviewed by the board of directors. The Obie board of directors also authorized the officers to enter into an agreement with D.A. Davidson & Co. as financial advisor to the board of directors, and a draft of the engagement letter between Obie and D.A. Davidson was circulated.

      On September 15-17, 2004, Jones Walker continued to send revised versions of the merger agreement to Lamar, Obie, Davis Wright, and Palmer & Dodge. During this period, drafts of a press release and Obie Form 8-K were distributed.

      On September 17, 2004, an execution copy of the merger agreement was circulated and Lamar’s board of directors acted by written consent to approve the merger and the merger agreement. On the same day, a definitive merger agreement was signed by Obie, Lamar and OMC Acquisition Corporation after the close of the market, and Obie’s board of directors acted by unanimous consent to confirm various aspects of the transaction, as contemplated by the merger agreement.

      On September 20, 2004, the merger was publicly announced prior to the opening of the securities trading markets.

      On October 1, 2004, D.A. Davidson presented its findings and delivered the fairness opinion at a meeting of Obie’s board of directors. The Obie board of directors unanimously approved the merger at that meeting, recommended that the shareholders vote in favor of the merger, and authorized the officers of Obie to prepare and file this proxy statement/ prospectus.

      The directors and officers of Obie have interests in the merger different from the interests of other Obie shareholders. See “— Potential Conflicts of Interest of Obie Management in the Merger.”

Lamar’s Reasons for the Merger

      In determining whether to approve the merger, Lamar’s board of directors considered a variety of factors, including the degree to which Obie’s billboard business complements Lamar’s billboard business, both in terms of the quality of assets and their location in the Pacific Northwest, and the strengths of Obie’s transit business, including: the number of larger markets, served by Obie, its established management structure for serving those markets, and Obie’s significant in house production capabilities. Lamar’s board of directors also considered Lamar’s experience integrating past acquisitions and the anticipated process of integrating Obie into Lamar.

Obie’s Reasons for the Merger

      The following discussion of Obie’s reasons for the merger contains a number of forward-looking statements that reflect the current views of Obie with respect to future events that may have an effect on its future financial performance. These forward-looking statements include statements regarding Obie’s consideration of the markets for Lamar’s, Obie’s, and the combined company’s services, their planned response to the demands of their markets, their business strategies, and certain potential technological and operating synergies intended to be achieved by the merger. These forward-looking statements are subject to various risks and uncertainties that could cause actual results of Lamar, Obie, and the combined company to differ materially from those currently anticipated, including the ability of Lamar and Obie to integrate their operations successfully and achieve expected synergies; the ability to retain key employees following completion of the merger; changes in business conditions and growth trends affecting Lamar’s and Obie’s markets; the outdoor advertising industry, and the economy in general; and a variety of other competitive factors. These and other factors that could cause actual results to differ materially are described under “Risk Factors” and elsewhere in this proxy statement/ prospectus.

      The Obie board of directors believes that the terms of the merger are advisable, and fair to, and in the best interests of Obie and its shareholders, has approved the proposed merger and the merger agreement, and unanimously recommends that Obie shareholders vote “FOR” for the proposal to approve the merger and vote “FOR” the proposal to adjourn the Obie special meeting, if necessary, for the purpose of soliciting additional proxies. In reaching its decision, the Obie board of directors considered, with the assistance of management and its legal and financial advisors, the following factors:

•	the merger consideration exceeds the value that could be attained in the foreseeable future if Obie continues as an independent entity;

•	the combined company is expected to compete more effectively in the outdoor advertising market;

•	the combined company will have greater depth of skilled personnel, and expanded sales, art, and production services;

•	the combined company will have greater access to each of Lamar’s and Obie’s client base and partners;

•	the combined company will have a larger customer base, a higher market profile and greater financial strength, which will present greater opportunities for marketing the products and services of the combined company;

•	Obie shareholders will have the opportunity to participate in the potential for growth of Lamar’s business after the merger; and

•	the combined company will have an opportunity to expand its offering of products and services in the outdoor advertising market.

      The Obie board of directors also considered a number of risks associated with the merger, including:

•	failure to conclude the merger could result in a significant “break-up” fee as well as a distraction from management’s focus on the goals and objectives of Obie as an independent company;

•	failure to conclude the merger could result in the continued insufficient bonding capacity for Obie, thereby limiting its ability to maintain and expand transit district agreements;

•	officers and directors of Obie have conflicts of interest that may have influenced their decision regarding the merger, including indemnification rights, a consulting agreement, a real estate lease, and leases for billboard sites;

•	Obie shareholders may suffer adverse tax consequences if the merger fails to qualify as a “reorganization” for U.S. federal income tax purposes;

•	if the average Lamar stock price prior to closing does not reach certain levels, Lamar may elect to pay a portion of the merger consideration in cash, which may result in accelerated and greater tax liability for Obie shareholders;

•	former Obie shareholders may be unable to sell their shares of Lamar stock immediately upon closing of the merger, and affiliates of Obie prior to the merger will face restrictions on sale of such shares for 24 months, during which time such former Obie affiliates are at risk of losing the value of their investment if the price of Lamar stock falls;

•	Lamar faces different market risks than those faced by Obie, such as those set forth in “Risk Factors — Risks Related to Lamar,” beginning on page 17, and these risks may cause the value of shares of Lamar stock issued in the merger to decline;

•	former Obie shareholders will have limited ability to influence Lamar’s actions and decisions following the merger;

•	Lamar may be unable to integrate Obie’s operations successfully and retain key Obie employees;

•	Lamar may be unable to realize the expected cost savings and other synergies from the merger;

•	charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of Lamar stock following the merger; and

•	all of Lamar’s debt obligations and preferred stock will have priority over the Lamar stock received in the merger with respect to payment in the event of a liquidation, dissolution, or winding up of Lamar.

      In its final analysis, however, the Obie board of directors determined that the benefits of the merger outweigh the potential risks and approved the merger.

      The foregoing discussion of information and factors considered by the Obie board is not intended to be exhaustive but is intended to include the material factors considered. In view of the wide variety of factors considered, the Obie board of directors did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered. Individual directors may have given different weights to different factors.

Fairness Opinion of Obie’s Financial Advisor

      D.A. Davidson & Co. (“Davidson”) has acted as financial advisor to Obie’s board of directors in rendering a fairness opinion in connection with the merger. The Obie board of directors selected Davidson based on Davidson’s experience, expertise, and familiarity with Obie. Davidson, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding transactions, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

      In connection with Davidson’s engagement, Obie’s board of directors requested that Davidson advise it with respect to the fairness to the Obie shareholders from a financial point of view of the consideration to be delivered to the Obie shareholders pursuant to the merger agreement (the “merger consideration”). At the October 1, 2004 meeting of the Obie board of directors, Davidson rendered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the assumptions, limitations, and qualifications described therein and described herein, the merger consideration was fair to the holders of the Obie common stock from a financial point of view.

      Although Davidson evaluated the fairness, from a financial point of view, of the merger consideration, Obie and Lamar determined the merger consideration itself through arm’s-length negotiations. Obie did not provide specific instructions to Davidson, or place any limitation on Davidson with respect to the procedures to be followed or factors to be considered by Davidson in performing its analyses or providing its opinion. In arriving at its opinion, Davidson was not authorized to solicit, and did not solicit, indications of interest from any potential buyers of part or all of Obie’s assets or business.

      Davidson’s opinion is addressed to the Obie board of directors and relates only to the fairness of the merger consideration from a financial point of view. The opinion does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any shareholder as to any matter relating to the merger. The full text of the written opinion of Davidson, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is included as Annex B to this proxy statement/ prospectus. The summary of Davidson’s opinion set forth in this proxy statement/ prospectus is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully and in its entirety.

      In arriving at its opinion, Davidson reviewed:

1.	the merger agreement dated September 17, 2004, and exhibits thereto;

2.	certain financial statements and other historical financial and business information about Obie and Lamar made available to Davidson from published sources and/or from the internal records of Obie and Lamar;

3.	certain internal financial analyses and forecasts of Obie prepared by and/or reviewed with management of Obie regarding its business, financial condition, results of operations and prospects;

4.	the publicly reported historical prices and trading activity for Obie’s and Lamar’s common stock, including a comparison of certain financial and stock market information for Obie and Lamar with similar publicly available information for certain other companies the securities of which are publicly traded;

5.	the financial terms of certain other similar transactions recently effected, to the extent publicly available;

6.	the current market environment generally and the environment for the advertising market in particular;

7.	the pro forma financial impact of the merger; and

8.	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Davidson considered relevant.

      In addition, Davidson had discussions with the management and other representatives and advisors of Obie concerning the business, financial condition, results of operations and prospects of Obie and Lamar.

      In arriving at its opinion, Davidson assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and it did not assume responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Obie or Lamar, nor was Davidson furnished with any such evaluation or appraisal. In addition, Davidson did not conduct any physical inspection of the properties or facilities of Obie or Lamar.

      With respect to financial projections, Davidson assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Obie as to the future financial performance of Obie and, for purposes of its opinion, Davidson assumed that the results contemplated in the projections will be realized. For purposes of its discounted cash flow analysis, Davidson also considered certain somewhat more conservative assumptions and estimates which resulted in an alternative set of cash flow projections.

      Davidson assumed in all respects material to its analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, and that the conditions precedent in the merger agreement are not waived. In addition, Davidson assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Davidson expresses no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Obie or the effect of any other transaction in which Obie might engage. Davidson’s opinion is necessarily based upon information available to it and economic, market, financial, and other conditions as they exist and can be evaluated on the date of its opinion.

      Davidson’s opinion is based on a variety of financial and comparative analyses, as described in the sub-sections below. The information provided in these sections is not a complete description of the analyses that Davidson used in reaching its opinion, but rather a summary of such analyses. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by Davidson, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Summary of Financial Analyses

      Davidson performed the following analyses to determine the fairness of the merger consideration, from a financial point of view, to Obie shareholders:

1. premiums paid analysis;

2. comparable public company analysis;

3. precedent transaction analysis;

4. discounted cash flow analysis; and

5. other analyses.

      Where applicable, Davidson separated Obie’s financial results/projections into two segments, billboard and transit, in order to value each segment separately and obtain a better sense of Obie’s overall business value.

Premiums Paid Analysis

      Davidson conducted an analysis of the implied premium to be paid to Obie’s shareholders based on the closing price of Obie’s common stock on the Nasdaq Small Cap Market one day prior to the announcement date of September 20, 2004 and compared this implied premium to ranges of premiums based on various studies, including:

1. the average implied premium paid in publicly reported transactions in all industry sectors over the last twelve months ended August 31, 2004, one day prior to announcement;

2. the average implied premium paid in a sample of selected publicly reported transactions in the outdoor advertising industry, one day prior to announcement; and

3. the average implied premium paid in publicly reported transactions in all industry sectors over the period April 1, 1998 through August 31, 2004, one day prior to announcement.

      Davidson applied the range of implied premiums to the appropriate Obie stock price prior to announcement in order to arrive at a range of equity values per share. The analysis resulted in a range of equity value per share of $5.76 to $6.98, summarized in the table below:

	Obie Stock	Premium		Equity Value
Premium Paid Study	Price	Range		Per Share

Premium Paid to 1 Day Prior Stock Price — All Transactions (Last Twelve Months)	$4.79	25%	31%	$6.00	$6.27
Premium Paid to 1-Day Prior Stock Price — Industry Only	$4.79	20%	25%	$5.76	$5.97
Premium Paid to 1-Day Prior Stock Price — All Transactions (April 1, 1998 through August 31, 2004)	$4.79	37%	46%	$6.58	$6.98

Comparable Public Company Analysis

      Davidson compared certain financial, operating, and stock market data for companies that are comparable to or similar to Obie. Davidson compared data from Obie’s billboard business to Clear

Channel Communications Inc., Lamar Advertising Company, and Viacom Inc. For Obie’s transit business, Davidson was not able to identify any comparable publicly traded companies. However, Davidson identified three publicly traded companies with similar characteristics to Obie’s transit business to use as reference companies.

      Financial information and valuation measurements reviewed by Davidson included, among other things:

•	common equity market valuation as September 24, 2004 for billboard comparables and as of September 27, 2004 for transit reference companies;

•	operating performance;

•	ratios of Enterprise Value (defined as common equity market value plus debt minus cash) to last twelve months (“LTM”) earnings before interest and taxes (“EBIT”), to estimated 2004 EBIT and to estimated 2005 EBIT;

•	ratios of Enterprise Value to LTM earnings before interest expense, income taxes, and depreciation and amortization (“EBITDA”), to estimated 2004 EBITDA and to estimated 2005 EBITDA; and

•	ratios of Equity Value to LTM free cash flow (“FCF”) (defined as net income plus depreciation and amortization), to estimated 2004 FCF and to estimated 2005 FCF.

      To estimate the trading multiples for the selected comparable/reference groups of companies, Davidson used publicly available information concerning projected financial performance for the years 2004 and 2005 from third party equity research analysts.

      The results of the comparisons were as follows:

				Enterprise Value/			Enterprise Value/
	Equity/FCF			EBIT			EBITDA

Billboard Segment Comparable Companies	LTM	CY’04	CY’05	LTM	CY’04	CY’05	LTM	CY’04	CY’05

Clear Channel Communications Inc.	10.3x	12.9x	12.2x	15.5x	14.5x	12.3x	11.0x	10.6x	9.8x
Lamar Advertising, Co.	15.5x	14.3x	13.0x	70.3x	52.6x	38.0x	16.1x	15.2x	13.9x
Viacom Inc.	20.9x	14.6x	14.4x	12.6x	12.1x	11.0x	10.6x	10.2x	9.6x

				Enterprise Value/			Enterprise Value/
	Equity/FCF			EBIT			EBITDA

Transit Segment Reference Companies	LTM	CY’04	CY’05	LTM	CY’04	CY’05	LTM	CY’04	CY’05

Aramark Corp.	7.6x	7.8x	7.2x	10.6x	11.4x	10.3x	7.1x	7.3x	6.7x
Central Parking Corp.	10.7x	10.3x	8.5x	19.1x	15.2x	11.6x	10.6x	NM	NM
Standard Parking Corp.	15.4x	8.5x	7.8x	12.5x	10.8x	10.0x	9.3x	8.4x	8.0x

      Applying multiples derived from its analysis of the comparable/reference companies to Obie’s billboard and transit financial metrics and then combining the two, Davidson calculated an overall range of implied equity value per share of Obie of $2.07 to $9.45.

      However, because of the inherent differences in the businesses, operations, financial conditions, risks, and prospects of Obie and the comparable/ reference companies, Davidson believed that it was inappropriate to, and, therefore, did not, rely solely on the quantitative results of the comparable public company analysis. Instead, Davidson also made qualitative judgments concerning these differences, including, without limitation, the fact that Obie is substantially smaller than these companies in size and markets served.

Precedent Transactions Analysis

      Davidson reviewed and analyzed the publicly available financial terms of selected merger and acquisition transactions that took place over the last several years, which Davidson believed to be comparable to the merger. Davidson separated the selected relevant transactions into two categories in order to value Obie’s two business segments separately. These categories were billboard (13 transactions) and transit (1 transaction). Transactions reviewed included the following:

Acquiror	Target

Billboards
Clear Channel Communications	Ackerly Group Inc.
Lamar Advertising	Bowlin Outdoor Advertising and Travel Centers
Lamar Advertising	Macon, GA Properties
Lamar Advertising	Advantage Outdoor
Sportsworld Media Group	Sports & Outdoor Media International
Infinity Broadcasting, Inc.	Giraudy Outdoor Advertising
Clear Channel Communications	Ackerly Florida Outdoor
Lamar Advertising	Chancellor Media Outdoor Corporation
Lamar Advertising	Vivid, Inc.
Infinity Broadcasting, Inc.	Infinity Outdoor, Inc.
Lamar Advertising	Frank Hardie, Inc.
Lamar Advertising	KJS LLC.
Lamar Advertising	American Displays, Inc.
Transit
Infinity Broadcasting, Inc.	TDI Worldwide Inc.

      For the selected transactions, Davidson determined multiples of Enterprise Value to EBITDA and Equity Value to FCF based on publicly available LTM financial data for the target companies. The following table displays the average transaction multiples calculated by Davidson:

Enterprise
	Price/FCF	Value/EBITDA

Billboard Transactions	27.8x	18.1x
Transit Transaction	12.1x	7.9x

      Applying multiples derived from its analysis of the selected transactions to Obie’s LTM, EBITDA, and FCF and 2004 estimated EBITDA and FCF for both the billboard and transit financial metrics and then combining the separate equity value per share ranges, Davidson calculated an overall range of implied equity value per share of Obie of $3.43 to $7.92.

      However, because of the inherent differences in the businesses, operations, financial conditions, risks, and prospects of Obie and the companies involved in the selected transactions, Davidson believed that it was inappropriate to, and, therefore, did not, rely solely on the quantitative results of the precedent transaction analysis. Instead, Davidson also made qualitative judgments concerning these differences, including, without limitation, the fact that the selected transactions took place several years prior to the merger.

Discounted Cash Flow Analysis

      Davidson performed a discounted cash flow analysis of Obie based upon (1) a financial forecast for years ended November 30, 2004 through November 30, 2009 based on management estimates; and (2) a financial forecast for years ended November 30, 2004 through November 30, 2009 based on an assumption of more moderate growth. Based on these projections, Davidson calculated Obie’s unleveraged free cash flow, defined as EBITDA less taxes less capital expenditures less the change in working capital, under both scenarios and the respective projected terminal values at November 30, 2009. Davidson calculated the projected terminal values based upon a blended (billboard/ transit) Enterprise Value/ EBITDA multiple range applied to projected EBITDA in 2009 under both scenarios. Davidson’s determination of the appropriate range of terminal multiples was based on a blended calculation utilizing multiples from comparable public companies and transactions for both the billboard and transit segments. The cash flow streams and terminal values were discounted to present values using a range of discount rates from 13.0% to 15.0%, which were calculated based on several assumptions regarding factors such as interest rates, the inherent market risk, and company specific risk.

      This analysis resulted in the following ranges of equity value per share: $5.91 to $8.98, based on management projections, and $5.46 to $8.07, based on the projections showing more moderate growth.

Other Analyses

      Davidson also reviewed and analyzed:

•	stock price performance for Obie and Lamar over the last three years and the last twelve months and compared the performance of the two stocks to each other and the S&P 500 market index;

•	average daily trading volumes for Obie and Lamar over the last three months, last twelve months, and last three years; and

•	selected research analysts’ reports for Lamar.

      The foregoing summary describes analyses and factors that Davidson deemed material in its presentation to the Obie board of directors, but is not a comprehensive description of all analyses performed and factors considered by Davidson in connection with preparing its opinion. Preparation of a fairness opinion involves various determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. In arriving at its opinion, Davidson did not attribute any particular weight to any analysis or factor considered by it, but, rather, made qualitative judgments as to the significance and relevance of each analysis and factor. As such, Davidson believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the processes underlying its opinion.

      In its analyses, Davidson made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Obie and Lamar. No company, transaction or business used in Davidson’s analyses as a comparison is identical to Obie or Lamar or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading, or other values of the companies, business segments or transactions being analyzed.

      The estimates contained in Davidson’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Davidson’s analyses and estimates are inherently subject to substantial uncertainty.

      Davidson’s opinion to the Obie board of directors was one of a number of factors taken into consideration by the Obie board of directors in making its determination to recommend that the Obie shareholders approve the merger. Consequently, Davidson’s analyses described above should not be viewed as determinative of the opinion of the Obie board of directors or management with respect to the value of Obie. The merger consideration was determined through negotiations between representatives of Obie and was approved by the entire board.

      Obie has agreed to pay Davidson for its financial advisory services fees that are customary for transactions of this nature, a substantial portion of which are contingent on consummation of the merger. In addition, Obie has agreed to reimburse Davidson for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Davidson for certain liabilities that may arise out of its engagements by Obie and the rendering of this opinion.

      Davidson is acting as financial advisor to Obie’s board of directors in rendering a fairness opinion in connection with the merger. Davidson has not performed other investment banking services for Obie or Lamar in the past.

Potential Conflicts of Interest of Obie Management in the Merger

      The officers and directors of Obie have interests in the merger that are in addition to or different from your interests as shareholders. The Obie board of directors was aware of and considered these interests when it considered and approved the merger agreement and the merger. These interests include the right of Obie’s officers and directors to indemnification with respect to acts and omissions in their capacities as officers and directors of Obie and the existence of real property and certain billboard lease agreements between Obie and certain of its officers and their affiliates.

      The following are summaries of various agreements which may give rise to conflicts of interest on behalf of Obie management in connection with the merger:

Consulting and Non-Competition Agreement

      On September 17, 2004, as a condition to the merger, Mr. Obie and Lamar entered into a Consulting and Non-Competition Agreement. Under this agreement, Lamar is to pay Mr. Obie a consulting fee of $15,000 per year, and a non-competition payment of $122,716 per year, for five years. In addition, Mr. Obie is to receive reimbursement for certain consulting expenses and ownership of two life insurance policies currently owned by Obie. Pursuant to the Consulting Agreement, Lamar will grant Mr. Obie options to acquire Lamar stock. The number of options Mr. Obie will receive and the exercise price for such options will be determined by the average closing price of a share of Lamar stock as reported on the Nasdaq National Market for the twenty trading days ending on the last trading day immediately prior to the third calendar day preceding the closing of the merger. Mr. Obie’s existing options to purchase 50,000 shares of Obie stock will be cancelled in connection with the merger.

Voting Agreement.

      The terms of the Voting Agreement between Lamar and Mr. Obie are summarized below. See “The Merger — Voting Agreement.”

Amended and Restated Lease Agreement.

      The terms of the Amended and Restated Lease Agreement between Obie Industries and Obie are summarized below. See “The Merger — Lease Agreements.” Mr. Obie is the President, a director, and the controlling shareholder of Obie Industries. In addition, Dolores Mord, a director of Obie and its Secretary, is the Vice President, a director, and a shareholder of Obie Industries.

Billboard Site Lease with Obie Industries.

      Obie currently has a billboard site lease with Obie Industries, which will continue after the merger.

Billboard Site Lease with M.O. Partners.

      Obie currently has a billboard site lease with M.O. Partners, which will continue after the merger. Mr. Obie and Ms. Mord are partners in M.O. Partners.

Billboard Site Lease with Papé Properties, Inc.

      Obie currently has a billboard site lease with Papé Properties, Inc., an entity owned or controlled by Randall Papé, or affiliates of Mr. Papé. Mr. Papé is a director of Obie. The billboard site lease with Papé Properties, Inc. will continue after the merger.

THE MERGER

General Description of the Merger

      In the merger, Obie will merge with and into OMC Acquisition Corporation (“Merger Sub”), a specially formed, wholly owned subsidiary of Lamar. Merger Sub will be the surviving corporation and will continue to exist under Delaware law as a wholly owned subsidiary of Lamar. The certificate of incorporation of Merger Sub, as in effect immediately before the merger, will be the certificate of incorporation of the surviving corporation. The by-laws of Merger Sub, as in effect immediately before the merger, will be the by-laws of the surviving corporation.

Effective Time

      We expect to close the merger by                     , 2005. The merger will be effective upon the filing of a certificate of merger with the Delaware Secretary of State and articles of merger with the Oregon Secretary of State, or a later time that we specify in the certificate of merger and articles of merger. The filing of the certificate of merger and articles of merger will take place upon the closing of the merger.

Merger Consideration for Obie Stock

      At the effective time of the merger, each share of Obie stock, except as noted below, will be converted into the right to receive that number of shares of Lamar Class A common stock (“Lamar stock”) equal to (A) the quotient of (i) $43,313,718 (the “merger consideration”) divided by (ii) the number of Obie shares issued and outstanding immediately prior to the effective time, further divided by (B) the average closing sales price of a share of Lamar stock as reported on the Nasdaq National Market for the twenty trading days ending on the last trading day immediately prior to the third calendar day preceding the closing of the merger. If the average closing sales price of a share of Lamar stock is $30.00 or less but greater than $22.00, however, Lamar may elect, in its sole discretion, to pay up to $10,756,696 of the merger consideration in cash in lieu of shares of Lamar stock. If the average closing sales price of a share of Lamar stock is $22.00 or less per share, Lamar may elect, in its sole discretion, to pay up to $21,083,124 of the merger consideration in cash in lieu of shares of Lamar stock. If Lamar elects to pay a portion of the merger consideration in cash, then Obie shareholders will receive the Lamar stock and cash pro rata based on their Obie holdings. The exchange formula was agreed to in arm’s-length negotiations between representatives of Lamar and Obie.

No Fractional Shares

      Lamar will not issue fractional shares in the merger. Instead, Lamar will pay cash to each Obie shareholder who otherwise would be entitled to receive a fractional share of Lamar stock. The cash amount will equal the fractional share number multiplied by the average of the closing sales price of a share of Lamar stock as reported on the Nasdaq National Market for the twenty trading days ending on the last trading day immediately prior to the third calendar day preceding the closing of the merger.

Exchange of Obie Stock Certificates

      Promptly after the effective time, an exchange agent appointed by Lamar will mail transmittal forms to each person who held shares of Obie stock as of the effective time for use in exchanging Obie stock certificates for Lamar stock certificates and cash, if any. The transmittal forms will include instructions specifying details of the exchange.

      Please do not send in your Obie certificates until you receive a transmittal form.

      If certificates for any shares of Obie stock have been lost, stolen, or destroyed, the holder must submit appropriate evidence regarding the ownership, loss, theft, or destruction of the stock certificate, an affidavit to that effect, and a customary indemnification agreement to the exchange agent.

      Lamar will honor your request that the Lamar stock being exchanged be issued to a person other than you on the exchange agent’s books, so long as you:

•	submit all documents necessary to evidence and effect the transfer to the new holder; and

•	pay any transfer or other taxes for issuing shares of Lamar stock to a person other than the registered holder of the certificate, unless you satisfactorily establish to Lamar that any tax has been paid or is inapplicable.

      You will be entitled to receive dividends and other distributions on Lamar stock (without interest) that are declared or made with a record date after the effective time of the merger. Dividends or other distributions will not be paid to you, however, until you surrender your shares of Obie stock to the exchange agent.

Treatment of Obie Stock Options

      Any options for Obie stock that remain outstanding at the effective time of the merger shall be cancelled and shall not represent the right to receive Obie stock or Lamar stock. Pursuant to the Consulting and Non-Competition Agreement discussed below, however, Mr. Obie will not exercise options to purchase 50,000 shares of Obie stock resulting in their cancellation, and will receive options to purchase Lamar stock in connection with the merger. Obie has notified each holder of an option to purchase Obie stock that he or she has the right to exercise any and all of those options, whether or not currently exercisable according to their respective terms, prior to the effective date of the merger. As of October 29, 2004, options to acquire 183,732 shares of Obie stock were outstanding (excluding the 50,000 options held by Mr. Obie that will not be exercised) and fully vested and exercisable at an exercise price below the expected per share merger consideration.

Treatment of Obie Benefits

      The Obie employees who become employed by Lamar will be eligible to participate in Lamar’s 401(k) plan and any assets that they have in the Obie plan may be transferred to Lamar’s plan. Former Obie employees will also be allowed to carry-over the years of service they currently have with Obie to Lamar’s employee benefit plans.

Accounting Treatment

      The merger will be accounted for as a purchase by Lamar under accounting principles generally accepted in the United States. Under the purchase method of accounting, Obie’s assets and liabilities will be recorded, as of the date the merger is completed, at their respective fair values and added to Lamar’s assets and liabilities. To the extent that the purchase price allocated to the net assets exceeds the fair value of those assets, the excess will be added to goodwill. Lamar’s financial statements issued after the completion of the merger will reflect Obie’s assets, liabilities, and operating results after the completion of the merger but will not be restated retroactively to reflect the historical pre-closing financial position or results of operations of Obie. Following the completion of the merger, Lamar’s earnings will reflect the impact from fair value adjustments in purchase accounting, including amortization and depreciation expense for acquired assets and related tax benefits. In accordance with the applicable accounting rules, goodwill resulting from the merger will not be amortized, but will be reviewed for impairment at least annually. To the extent goodwill is determined in the future to be impaired in value, its carrying value will be written down to its implied fair value and a charge will be made to earnings in the amount of the write-down.

Material U.S. Federal Income Tax Consequences of the Merger

      The following discussion summarizes the material U.S. federal income tax consequences of the merger applicable to U.S. citizens and residents. The discussion is based on and subject to the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code, administrative rulings of the Internal Revenue Services (the “IRS”) and court decisions, all as in effect on the date hereof and all of which may change, possibly with retroactive effect. This discussion assumes that Obie shareholders hold their shares of Obie stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be important to you either in light of your particular circumstances or if you are subject to special rules. These special rules include those relating to:

•	shareholders who are not U.S. citizens or residents or that are foreign corporations, partnerships, estates or trusts;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities;

•	shareholders who acquired their Obie stock by exercising options or similar derivative securities or otherwise as compensation; and

•	shareholders who hold their Obie stock as part of a hedge, straddle, appreciated financial position, or conversion transaction.

      In the opinion of Davis Wright Tremaine LLP, counsel to Obie, and Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, counsel to Lamar, the merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. These opinions are based on a number of assumptions, representations, and covenants, including the assumption that the merger will be completed as described in this proxy statement/ prospectus and that the representations contained in letters delivered to counsel by Obie, Lamar, and Merger Sub in connection with the delivery of the opinions will be accurate. The opinions neither bind the IRS nor preclude the IRS from adopting a position contrary to that expressed in the opinions. Obie and Lamar cannot assure you that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Neither company intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

      In its letter to counsel, Lamar has represented that it will not pay cash or permit Merger Sub to pay cash (including cash paid to dissenters) in an amount that would exceed fifty percent of the total value of the merger consideration paid to the Obie shareholders. In addition, both Lamar and Obie must receive an opinion from their counsel that the merger will be treated as a reorganization as a condition to closing. The merger agreement does not prevent Lamar from paying cash in an amount that exceeds fifty percent of the total value of the merger consideration, however. In that case, counsel would not be able to deliver the opinion required as a condition to closing, but this would not prevent the parties from waiving that condition and completing the merger. If the merger does not qualify as a reorganization, each Obie shareholder will recognize gain in an amount equal to the excess of the value of the merger consideration received by that shareholder over the shareholder’s tax basis in their Obie stock. In addition, Obie would recognize gain in an amount equal to the excess of the value of the merger consideration over Obie’s tax basis in its assets.

Tax Consequences to Obie Shareholders

      Unless the merger fails to qualify as a reorganization, the merger will have the following U.S. federal income tax consequences to the Obie shareholders:

•	an Obie shareholder will not recognize any gain or loss upon the receipt of shares of Lamar stock in exchange for the shareholder’s Obie common stock;

•	an Obie shareholder will recognize any gain, but not loss, realized to the extent of any cash (other than cash in lieu of fractional shares) received in exchange for the shareholder’s Obie common stock. Depending on the particular circumstances of the Obie shareholder, the gain will be treated as a dividend or as capital gain which will be long-term capital gain if the Obie stock exchanged was held for more than one year as of the effective time of the merger;

•	the tax basis of the shares of Lamar stock received by an Obie shareholder in the merger will be equal to the adjusted tax basis of the shares of Obie common stock exchanged therefor, decreased by the amount of any cash payments received, and increased by the amount of any gain required to be recognized by the Obie shareholder;

•	the holding period of the shares of Lamar stock received by an Obie shareholder in the merger will include the holding period of the shares of Obie common stock exchanged therefor; and

•	cash received by an Obie shareholder in lieu of a fractional share of Lamar stock will be treated as received in exchange for the fractional share, and the shareholder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the share of the Obie common stock allocable to the fractional interest.

      In the event that the merger does not qualify as a “reorganization” under Section 368(a) of the Code, an Obie shareholder generally would recognize an amount of taxable gain or loss equal to the difference between (1) the fair market value of the shares of Lamar stock plus the amount of cash received in the merger, and (2) the Obie shareholder’s adjusted tax basis in Obie common stock exchanged therefor. That gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the Obie common stock exchanged was held for more than one year as of the effective time of the merger. An Obie shareholder’s tax basis in any shares of Lamar stock received would equal the fair market value of the shares at the effective time of the merger and the holding period for the shares would begin on the date immediately following the effective time of the merger.

Tax Consequences to Lamar and Obie

      If the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, Lamar, Merger Sub, and Obie will not recognize gain or loss for U.S. federal income tax purposes by reason of the merger. If the merger does not so qualify, then Obie will recognize gain equal to the excess of the value of the total merger consideration over its adjusted basis in its assets.

Backup Withholding

      Obie shareholders may be subject to backup withholding of 28% with respect to payments, including cash received in the merger, unless that shareholder (1) is a corporation or comes within specified other exempt categories and, when required, demonstrates this fact, or (2) provides a properly completed IRS Form W-9 (or successor or substitute form) showing the shareholder’s correct taxpayer identification number, certifying that the shareholder has not lost the exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. An Obie shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Rather, any amounts withheld will be a credit against the shareholder’s tax liability for the year in which the merger occurs. If the amount withheld exceeds the shareholder’s income tax liability for such year, it will be entitled to a refund, provided the shareholder furnishes specified required information to the IRS.

      Obie shareholders will be required to retain records pertaining to the merger and will be required to file with their U.S. federal income tax returns for the year in which the merger takes place a statement setting forth specified facts relating to the merger.

      The foregoing discussion is only intended to provide you with a general summary. It is not a complete analysis or description of every potential U.S. federal income tax consequence or any other consequence of the merger. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state, or local tax consequences of the merger. Accordingly, we strongly urge you to consult with your tax advisor to determine the particular U.S. federal, state, local, or foreign tax consequences to you of the merger.

Appraisal or Dissenters’ Rights

      The rights of Obie shareholders who dissent in connection with the merger are governed by specific legal provisions contained in Oregon law. The following summary of the provisions of Oregon law is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of such statutory provisions, a copy of which is attached as Annex C to this proxy statement/ prospectus, and incorporated herein by reference. The required procedure set forth in Oregon law must be followed exactly or any dissenters’ rights may be lost.

      If you disagree with the terms and conditions of the merger or otherwise do not wish to accept the merger consideration set forth in the merger agreement, you may exercise certain rights, called dissenters’ rights, under the Oregon Business Corporations Act (the “Oregon Act”). In order to perfect your dissenters’ rights, however, you must follow certain procedures under the Oregon Act, a copy of which is attached as Annex C and a summary of which is set forth below:

•	before the vote is taken at the special meeting, you must notify Obie in writing that you (i) intend to assert your dissenters’ rights by demanding payment for your shares if the merger is approved and (ii) will not vote your shares in favor of the merger;

•	while you may attend the special shareholders meeting and be counted for purposes of establishing a quorum and may participate in discussions of the merger, you automatically forfeit your dissenters’ rights if you vote your shares in favor of the merger;

•	if the merger is approved and you have satisfied the conditions set forth above, Obie will send to you a written notice not later than ten (10) days after the approval of the merger. This notice will tell you where you must send your demand for payment and where and when the certificate for your shares must be sent. The notice will set forth the date by which you must submit your demand for payment (the date will be not less than thirty (30) days nor more than sixty (60) days after delivery of the written notice);

•	in order to perfect your dissenters’ rights, you will then have to demand payment for your shares, certify that you acquired your shares before September 20, 2004, and deposit the certificate for your shares in accordance with the notice from Obie. You will forfeit your dissenters’ rights if you do not comply with the instructions in that written notice;

•	assuming that you properly perfect your dissenters’ rights, Obie will pay you what Obie believes is the fair value of your shares, plus accrued interest from the date of the merger. As of the date of this proxy statement, the board of directors of Obie does not believe the fair value will be greater than the value you would receive for your shares in the merger;

•	if you disagree with Obie’s assessment of the fair value of your shares, you must notify Obie of your disagreement, including your assessment of the fair value, and demand payment of your assessment of the fair value; and

•	if you and Obie cannot come to an agreement regarding the fair value of your shares, Obie will commence an action in the Circuit Court of the State of Oregon for the County of Lane and petition the court to determine the fair value of your shares. This petition will be filed no later than sixty (60) days of receipt of your notice stating that you disagree with Obie’s assessment of the fair value of your shares. The court then will determine the fair value of your shares.

      You must carefully follow the procedure set forth in the Oregon Act in order to perfect your dissenters’ rights. The information set forth above is only a summary and you may not rely upon it to determine the procedure for perfecting your dissenters’ rights. The relevant provisions of the Oregon Act are attached to this proxy statement/ prospectus as Annex C and you should carefully review those provisions and consult an attorney for professional advice in this regard. If your shares are held by your broker or bank in street name, only the broker or bank may assert your dissenter’s rights; you may not do so directly. If you wish to assert your dissenter’s rights and you are not the record holder you must contact your broker or bank and instruct them to follow the procedure required to exercise your dissenter’s rights.

Delisting and Deregistering of Obie Stock

      If the merger is completed, Obie stock will be delisted from the Nasdaq Small Cap Market and will be deregistered under the Securities Exchange Act of 1934.

Resales of Lamar Stock by Obie Affiliates

      Obie shareholders may freely transfer the shares of Lamar stock received in the merger, unless they are individuals or entities who are deemed to be “affiliates” of Obie before the merger or affiliates of Lamar after the merger. Persons who may be deemed to be affiliates of Obie or Lamar include individuals or entities that control, are controlled by, or are under common control with, Obie or Lamar, respectively, and generally include executive officers and directors as well as stockholders holding 10% or more of the outstanding voting shares of the entity. These affiliates or their brokers risk being characterized as “underwriters” when they sell shares of Lamar stock received in the merger. The United States securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with exemptions from registration, including these found in Rule 144 and Rule 145 under the Securities Act. These rules limit the number of shares of stock issued in a merger an affiliate may sell during a particular period of time. The merger agreement requires Obie to use its reasonable best efforts to cause each of its affiliates to execute and deliver to Lamar a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of Lamar stock issued to the affiliate in the merger in violation of the Securities Act or the related rules and regulations adopted by the SEC.

      This proxy statement/ prospectus does not cover resales of Lamar stock received by any person who may be deemed to be an affiliate of Obie and/or Lamar.

Voting Agreement

      As inducement for Lamar to enter into the merger agreement, Brian B. Obie, Obie’s Chairman of the Board, President, Chief Executive Officer and largest shareholder, has entered into a voting agreement with Lamar and granted Lamar an irrevocable proxy with respect to all shares of Obie common stock that he beneficially owns or subsequently acquires.

      As of September 17, 2004, at least 1,653,147 shares of Obie common stock, representing 27.5% of the total issued and outstanding Obie common stock as of that date were subject to the voting agreement. Any and all Obie shares Mr. Obie acquires after the date of voting agreement automatically become subject to the voting agreement.

      Mr. Obie has agreed to vote, or cause to be voted, all of the shares beneficially owned by him:

•	in favor of the approval of the merger;

•	against the approval of any alternative transaction;

•	against a change in a majority of the current board of directors;

•	against any amendment to Obie’s article of incorporation or by-laws;

•	against any other action that is intended, or that could reasonably be expected, to adversely affect the ability of Obie to consummate the merger; and

•	against any action or agreement that would result in a material breach of any covenant, representation, warranty, or obligation of Obie under of the merger agreement.

      Mr. Obie has further agreed not to offer, sell, or otherwise transfer any Obie shares in any manner. Mr. Obie has also irrevocably waived any appraisal or dissenters’ rights he may have had.

      The voting agreement terminates the earlier of (i) the termination of the merger agreement according to its terms, (ii) the written agreement of the parties to terminate the voting agreement, or (iii) the effective time of the merger. The parties have agreed that each has a right of specific performance and a right to an injunction in case the other party breaches or threatens breach under the voting agreement.

      This summary of the voting agreement is not intended to be complete and is qualified in all respects by the actual agreement, a copy of which is attached to this proxy statement/ prospectus at Annex D and incorporated herein by reference.

Lease Agreement

      As a condition to the merger, on September 17, 2004, Obie Industries, Incorporated entered into an Amended and Restated Lease Agreement with Obie Media Corporation, a related party (the “Lease Agreement”) for Obie’s headquarters located at 4211 West 11th Avenue, Eugene, Oregon 97402. The Lease Agreement provides for monthly rent of $29,269.86, and also grants to the tenant a purchase option during the lease term for the fair market value of the real property as determined by appraisal. The term of the Lease Agreement is three years.

Regulatory Matters

      Neither Lamar nor Obie are aware of any material governmental or regulatory requirements that must be complied with regarding the merger, other than federal securities laws and the filing of documents describing principal terms of the merger agreement with the Secretaries of State of the States of Delaware and Oregon.

THE MERGER AGREEMENT

      The following is a discussion of the merger agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this proxy statement/ prospectus as Annex A and is incorporated by reference herein. You are urged to read this entire proxy statement/ prospectus, including the merger agreement, for a more complete understanding of the merger.

Covenants Under the Merger Agreement

      Each party has agreed to abide by certain covenants during specified periods.

Obie’s Interim Operations

      Until the closing of the merger, Obie has agreed to operate its business and to cause its subsidiaries to operate each of their respective businesses in the ordinary course. Subject to certain exceptions, Obie has agreed to, and in certain cases, has agreed to cause each of its subsidiaries to:

•	use its reasonable best efforts to preserve its business organization and goodwill, to keep the services of its officers and employees available, and to maintain satisfactory business relationships;

•	refrain from amending its organizational documents and from changing its capitalization in any way;

•	refrain from adopting a shareholder rights plan;

•	refrain from issuing shares of its capital stock and from entering into any agreements conferring the right to acquire shares of its capital stock;

•	refrain from declaring a dividend or other distribution and from redeeming, purchasing, or otherwise acquiring any shares of its capital stock (other than under agreements or instruments existing as of the date of the merger agreement);

•	refrain from entering into or amending any agreement relating to the holding, voting, or disposing shares of Obie common stock;

•	refrain from increasing the compensation or benefits of any officer, director, or agent and from increasing the compensation or benefits of any employee other than an officer outside of the ordinary course of business;

•	refrain from entering into any employment or severance agreement;

•	refrain from adopting any new, or amending any existing, employee benefit plan and from accelerating any rights, benefits, or payments under any benefit plan (except for the accelerated vesting of all outstanding options to purchase shares of Obie common stock);

•	refrain from selling, leasing, or otherwise disposing of any of its assets (including capital stock of subsidiaries) other than in the ordinary course of business and for fair value;

•	refrain from changing any accounting principles or practices (except as required under applicable law or GAAP);

•	refrain from certain actions with respect to taxes;

•	refrain from entering into any business combination (other than the merger) or any joint venture, partnership, or other joint business venture;

•	use its reasonable best efforts to maintain customary insurance coverage;

•	refrain from incurring any indebtedness other than in the ordinary course of business under Obie’s existing line of credit;

•	refrain from entering into any material contract or lease or from creating any encumbrance other than in the ordinary course of business;

•	refrain from making or committing to make capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

•	maintain confidentiality required by any agreement; and

•	take all actions necessary to terminate, prior to the merger, (i) all options to acquire shares of Obie stock issued pursuant to Obie’s Restated 1996 Stock Incentive Plan and (ii) Obie’s Employee Share Purchase Plan.

Lamar’s Interim Operations

      Until the closing of the merger, Lamar has agreed to operate its business in the ordinary course. Additionally, Lamar has agreed to prepare and file the registration statement containing this proxy statement/ prospectus.

Mutual Interim Obligations

      Lamar and Obie have each agreed to:

•	use their reasonable best efforts to satisfy the closing conditions;

•	refrain from taking any action that is likely to delay materially or affect adversely either (i) the ability of the parties to obtain any governmental consent necessary to close the merger or (ii) the expiration of any applicable waiting period required to consummate the merger;

•	inform the other party of, and cooperate with the other party other in, any interactions with a governmental entity concerning the proposed transaction;

•	provide to the other party reasonable access to its records, files, correspondence, audits, and properties for the other party’s review;

•	comply with the terms of the confidentiality agreement; and

•	issue press releases and make public announcements only with the other party’s consent.

No Solicitation by Obie

      Obie has agreed that it, its subsidiaries, and its directors, officers, employees, agents, and representatives will not solicit any person or negotiate with any person regarding any alternative transaction to this merger. Obie’s officers and board of directors, however, may make any disclosure to shareholders and furnish information to, and negotiate with, any person regarding an alternative transaction where required by fiduciary duties under applicable law. Obie has agreed to inform Lamar of any inquiry it receives relating to an alternative transaction to this merger.

Recommendation of the Obie Board

      The Obie board of directors has agreed to take all lawful action that does not interfere with its fiduciary duties to secure the vote of its shareholders to approve the merger.

Other Covenants

      Both parties have agreed to other customary covenants relating to, among other things, regulatory filings, indemnification and insurance, and notifications.

      Lamar has also agreed to use its reasonable best efforts to cause the shares of Lamar stock that it will issue in the merger to be approved for listing on the Nasdaq National Market.

Representations and Warranties

      Each of Lamar, Merger Sub, and Obie has made customary representations and warranties in the merger agreement regarding, among other things:

•	its organization and similar corporate matters;

•	the authorization, execution, delivery, and performance of the merger agreement;

•	its capital structure;

•	the absence of conflicts, violations, or defaults under its organizational documents and other agreements and documents as a result of executing the merger agreement;

•	the absence of conflicts with or violations of any laws as a result of executing the merger agreement;

•	possession of all necessary permits;

•	compliance with all applicable laws;

•	necessary governmental consents and filings;

•	reports and financial statements filed with the SEC and the accuracy of the information contained in those documents;

•	the sufficiency of its internal controls; and

•	the absence of certain changes.

      Obie has made additional representations and warranties to Lamar regarding, among other things:

•	its subsidiaries;

•	its leases;

•	its advertising and transit contracts;

•	the types and locations of its outdoor advertising faces;

•	its owned real property;

•	the absence of litigation;

•	the absence of any undisclosed liabilities since its latest audited balance sheet;

•	the filing of tax returns and payment of taxes;

•	its satisfaction of certain requirements so that the merger qualifies as a tax free reorganization;

•	its employee benefit plans;

•	employee and labor matters;

•	compliance with governmental regulations concerning employees;

•	compliance with environmental laws and other environmental matters;

•	the intellectual property it uses in its business;

•	the absence of encumbrances on titles to its properties

•	insurance coverage;

•	its bank accounts;

•	transactions with related parties;

•	absences of non-competition agreements;

•	its material contracts;

•	the voting requirements for shareholder approval of the merger;

•	board approval of the merger;

•	retention of a financial advisor to render a fairness opinion;

•	merger-related brokers’ and finders’ fees;

•	complete disclosure; and

•	its customers and suppliers.

Conditions to the Merger

      Each parties’ obligation to effect the merger is subject to certain conditions.

Conditions to Each Party’s Obligation to Effect the Merger

      The parties to the merger agreement do not have to consummate the merger unless the following conditions are met (or waived):

•	Obie shareholders must approve the merger;

•	no injunction or other judgment or law is in effect to prohibit the consummation of the merger;

•	the registration statement of which this proxy statement/ prospectus is a part must not be subject to any stop order or related proceeding; and

•	the shares of Lamar stock to be issued in the merger are authorized for listing on the Nasdaq National Market.

Conditions to the Obligation of Obie to Effect the Merger

      Obie does not have to consummate the merger unless the following additional conditions are met (or waived by Obie):

•	Lamar and Merger Sub must have performed in all material respects their respective covenants and agreements contained in the merger agreement;

•	the representations and warranties of Lamar and Merger Sub contained in the merger agreement that are qualified by a materiality qualification must be true and correct as of the date of the merger agreement and as of the closing date of the merger;

•	the representations and warranties of Lamar and Merger Sub contained in the merger agreement which are not qualified by a materiality qualification must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger;

•	Obie must have received an opinion of counsel to the effect that (i) the merger will be a tax free reorganization within the meaning of Section 368(a) of the Code and (ii) Lamar, Merger Sub, and Obie will be parties to a tax free reorganization with the meaning of Section 368(a) of the Code; and

•	Obie must receive the customary closing documents described in the merger agreement.

Conditions to the Obligation of Lamar and Merger Sub to Effect the Merger

      Lamar and Merger Sub do not have to consummate the merger unless the following additional conditions are met (or waived by Lamar):

•	Obie must have performed in all material respects its covenants and agreements contained in the merger agreement;

•	the representations and warranties of Obie contained in the merger agreement that are qualified by a materiality qualification must be true and correct as of the date of the merger agreement and as of the closing date of the merger;

•	Obie’s working capital, with certain adjustments, must be at least $5.0 million as of the closing date of the merger;

•	Obie’s total long-term debt must not exceed $18.3 million as of the closing date of the merger;

•	the Consulting and Non-Competition Agreement by and between Lamar and Mr. Obie must be in full force and effect as of the date of the merger agreement;

•	the Amended and Restated Lease by and between Obie Industries, Incorporated and Obie must be in full force and effect as of the date of the merger agreement;

•	no more than 5% of the total number of shares of Obie common stock issued and outstanding immediately prior to the closing shall have dissented;

•	Lamar must have received an opinion of counsel to the effect that (i) the merger will be a tax free reorganization with the meaning of Section 368(a) of the Code and (ii) Lamar, Merger Sub, and Obie will be parties to a tax free reorganization with the meaning of Section 368(a) of the Code;

•	Obie shall have obtained all necessary consents and approvals;

•	no governmental entity shall institute or continue any action or proceeding seeking to limit in any way Lamar’s ownership interest in Obie or its subsidiaries;

•	Obie shall complete construction of certain outdoor advertising faces prior to the closing of the merger must be legal and conforming, available for sale, and in suitable condition;

•	Lamar shall have received resignations of each director of Obie and its subsidiaries, each effective upon consummation of the merger; and

•	Lamar must receive the customary closing documents described in the merger agreement.

Termination of the Merger Agreement

      Certain actions or occurrences will trigger rights to terminate the merger agreement.

Termination by Mutual Consent

      Lamar and Obie may terminate the merger agreement by mutual consent at any time prior to effective time of the merger.

Termination by Either Lamar or Obie

      Subject to certain exceptions, either Lamar or Obie may terminate the merger agreement at any time prior to effective time of the merger if:

•	the merger is not consummated by February 28, 2005 (or by March 31, 2005, if the SEC has not declared the registration statement effective by January 10, 2005);

•	shareholder approval is not obtained at any meeting of Obie’s shareholders held for the purpose of approving the merger; or

•	a court or regulatory agency issues a final, non-appealable order prohibiting the merger.

Termination by Lamar

      Subject to certain exceptions, Lamar may terminate the merger agreement at any time prior to effective time of the merger if:

•	Obie has materially breached any representation, warranty, covenant, or agreement set forth in the merger agreement such that certain closing conditions are unfulfilled, and either Obie fails to cure the breach on a timely basis or the breach is incurable;

•	any of Obie’s representations, warranties, covenants, or agreements set forth in the merger agreement have become untrue such that certain closing conditions are unfulfilled, and either Obie fails to cure the breach on a timely basis or the breach is incurable;

•	prior to the shareholder vote, Obie’s board of directors:

(i)	withdraws or modifies its recommendation that the shareholders approve the merger;

(ii)	fails to reconfirm upon request its recommendation that the shareholders approve the merger;

(iii)	approves or recommends that the shareholders approve an alternative transaction; or

(iv)	recommends or fails to recommend against acceptance of an alternate tender or exchange offer;

•	Obie fails to satisfy certain other closing conditions; or

•	Obie’s financial advisor withdraws, modifies, withholds, or changes its fairness opinion to indicate that the merger consideration is no longer fair to Obie’s shareholders, from a financial point of view.

Termination by Obie

      Subject to certain exceptions, Obie may terminate the merger agreement at any time prior to effective time of the merger if:

•	Lamar or Merger Sub have materially breached any representation, warranty, covenant, or agreement set forth in the merger agreement such that certain closing conditions are unfulfilled, and either Lamar or Merger Sub fails to cure the breach on a timely basis or the breach is incurable; or

•	any of Lamar’s or Merger Sub’s representations, warranties, covenants, or agreements set forth in the merger agreement have become untrue such that certain closing conditions are unfulfilled, and either Lamar or Merger Sub fails to cure the breach on a timely basis or the breach is incurable.

Merger Expenses and Termination Fees and Expenses

      Generally, each party is responsible for its own expenses incurred in connection with the merger. Obie, however, has agreed to pay Lamar up to $200,000 to cover all expenses Lamar incurs in connection with the merger agreement if the merger agreement is terminated:

•	by either Lamar or Obie because Obie’s shareholders failed to approve the merger;

•	by Lamar because Obie’s board of directors failed to call a shareholders meeting or recommend the merger to shareholders for approval; or

•	by Lamar because Obie’s financial advisor withdrew, modified, withheld, or changed its fairness opinion to indicate that the merger consideration is no longer fair to Obie’s shareholders.

      In addition, Obie has agreed to pay Lamar $1,090,803 as a “break-up” fee if the merger agreement is terminated:

•	by either Lamar or Obie because Obie’s shareholders failed to approve the merger after the public announcement of an alternative transaction with a third party in lieu of the merger;

•	by Lamar because Obie’s board of directors failed to call a shareholders meeting or recommend the merger to shareholders for approval; or

•	by Lamar because Obie’s financial advisor withdrew, modified, withheld, or changed its fairness opinion to indicate that the merger consideration is no longer fair to Obie’s shareholders.

Amendments and Waivers

      Generally, Lamar and Obie may amend or waive any provision of the merger agreement prior to Obie’s shareholders approving the merger. After Obie’s shareholders approve the merger, Lamar and Obie may amend or waive any provision of the merger agreement prior to the effective time of the merger, provided that if the amended or waived condition is material, Obie will resolicit proxies for the approval of the merger in accordance with the amended terms and conditions.

COMPARISON OF RIGHTS OF LAMAR AND OBIE STOCKHOLDERS

      Lamar is a Delaware corporation subject to the provisions of the Delaware General Corporation Law or the DGCL. Obie is an Oregon corporation subject to the provisions of the Oregon Business Corporation Act or the OBCA. Upon completion of the merger, Obie shareholders, whose rights are currently governed by Obie’s articles of incorporation and by-laws and the OBCA, will become stockholders of Lamar, whose rights will be governed by Lamar’s certificate of incorporation and by-laws and the DGCL.

      The following description summarizes material differences that may affect the rights of holders of Obie stock. This is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. For additional information regarding the specific rights of holders of Lamar Class A common stock, see the description of Lamar Class A common stock incorporated by reference into this proxy statement/ prospectus. You should read carefully the relevant provisions of the DGCL and the OBCA, Lamar’s certificate of incorporation and by-laws and Obie’s articles of incorporation and by-laws, which are incorporated by reference into this proxy statement/ prospectus.

	Lamar Stockholder Rights	Obie Shareholder Rights

Corporate Governance	Delaware law and Lamar’s certificate of incorporation and by-laws govern the rights of Lamar stockholders. Upon completion of the merger, the rights of Lamar stockholders will continue to be governed by Delaware law and Lamar’s certificate of incorporation and by-laws.	Oregon law and Obie’s articles of incorporation and by-laws currently govern the rights of Obie shareholders. Upon completion of the merger, the rights of Obie shareholders who become Lamar stockholders in the merger will be governed by Delaware law and Lamar’s certificate of incorporation and by-laws.

Authorized Capital Stock	Lamar’s authorized capital stock consists of 175,000,000 shares of Class A common stock, $.001 par value per share, 37,500,000 shares of Class B common stock, $.001 par value per share, 10,000 shares of Class A preferred stock, $638 par value per share, and 1,000,000 shares of preferred stock, $.001 par value per share, of which 5,790 shares are designated as Series AA preferred stock.

With respect to Lamar’s undesignated preferred stock, the Lamar board is authorized to issue shares of preferred stock in one or more series, and to determine the preferences, voting powers, qualifications, and special or relative rights or privileges of that series, all without stockholder approval.	Obie’s authorized capital stock consists of 20,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value.

With respect to Obie’s preferred stock, the Obie board is authorized, without shareholder approval, to issue shares of preferred stock in one or more series and to determine the powers, designations, preferences and relative, participating, optional and other special rights.

	Lamar Stockholder Rights	Obie Shareholder Rights

Dividends	Dividends are payable on Lamar stock only when, as, and if declared by Lamar’s board of directors, out of funds legally available for distribution. Under the DGCL, a corporation may pay dividends out of surplus or net profits for the current or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate liquidation preference of the corporation’s outstanding stock having a preference upon distribution of assets.	Dividends are payable on Obie stock as Obie’s board of directors may from time to time declare. Under the OBCA, a corporation may pay dividends unless, after giving effect to the proposed dividend, in the judgment of the board of directors (i) the corporation would not be able to pay its debts as they become due in the usual course of business and (ii) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Liquidation Rights	Upon liquidation or dissolution, after payment has been made to any creditors or holders of preferred stock of the full amount to which they are entitled, the holders of Lamar stock are entitled to share ratably according to the number of shares of common stock held by them in all remaining assets of the company available for distribution to its stockholders.	Subject to the rights of any preferred stock, upon liquidation, dissolution or winding up of Obie, the holders of Obie common stock are entitled to receive the net assets of the corporation available for distribution in proportion to their interest therein.

Voting Rights	Stockholders of Lamar stock vote together as one class on all matters on which common stockholders generally are entitled to vote. The Lamar stock that Obie shareholders will receive in the merger is Class A common stock. The Class A common stock is entitled to one vote per share. Lamar also has Class B common stock. The Class B common stock is entitled to ten votes per share, but is otherwise identical to the Class A common stock. Holders of Series AA preferred stock are entitled to one vote per share and the holders of Class A preferred stock have no voting rights, except as provided by the DGCL.	Obie shareholders vote together as one class on all matters that common stockholders are entitled to vote. Holders of Obie stock are entitled to one vote for each share of stock held at any meeting of stockholders.

	Lamar Stockholder Rights	Obie Shareholder Rights

Cumulative Voting for Election of Directors	Neither Lamar’s certificate of incorporation nor its by-laws provide for cumulative voting in the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then outstanding for election.	Neither Obie’s articles of incorporation nor its by-laws provide for cumulative voting in the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then nominated for election.

Meetings of Stockholders; Notice	A special meeting of Lamar’s stockholders may be called only by the chief executive officer or by a majority of the board of directors.

A written notice stating the date, time, place and purpose of the meeting shall be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the meeting.	A special meeting of Obie’s shareholders may be called only by the chief executive officer, a majority of the board of directors, or the holders of at least ten percent of the shares entitled to vote at the meeting.

A written notice stating the date, time, place, and purpose of the meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.

Stockholder Action by Written Consent	Lamar’s by-laws permit stockholders to act without a meeting, prior notice, or vote, if they do so by written consent.	Obie’s by-laws permit shareholders to take action by unanimous written consent in lieu of a meeting.

Stockholder Proposals	Lamar’s by-laws provide that for a stockholder proposal to be brought properly before an annual meeting, the stockholder must notify Lamar of the proposal the earlier of: (a) not less than 75 days before the anniversary date of the prior years’ annual meeting, unless there was no annual meeting in the prior year or if the date of the current annual meeting is more than 30 days from the anniversary date of the prior year’s annual meeting, in which case this provision does not apply, or (b) 45 days prior to the current years’ annual meeting.	Obie’s by-laws provide that for a shareholder proposal to be brought properly before an annual meeting, the shareholder must notify Obie of the proposal at least 30 days prior to the meeting or, in the case where less than 30 days’ notice of the meeting was given to shareholders, by the close of business on the tenth day following the mailing of the notice of the meeting.

Quorum for Meeting of Stockholders	The holders of one-third of all outstanding stock entitled to vote at a Lamar stockholder meeting, present in person or represented by proxy, constitute a quorum for transacting business at a meeting.	The holders of a majority of all outstanding stock entitled to vote at an Obie shareholder meeting, present in person or represented by proxy, constitute a quorum for transacting business at a meeting.

	Lamar Stockholder Rights	Obie Shareholder Rights

Stockholder Inspection Rights	Under the DGCL, any stockholder has the right to inspect the company’s stock ledger, stockholder list, and other books and records for a purpose reasonably related to the person’s interest as a stockholder.	Under OBCA, any shareholder giving five days written notice to Obie has the right to inspect Obie’s organizational documents, certain board resolutions, shareholder meeting minutes and recordings of all actions taken by the shareholders without a meeting, all written communications to the shareholders generally within the past three years, a list of the names and addresses of Obie’s current directors and officers and Obie’s most recent annual report delivered to the Oregon Secretary of State. In addition, any shareholder giving five days’ written notice to Obie may also inspect and copy board and committee meeting minutes, accounting records, and a list of shareholders, provided the shareholder’s demand is made in good faith and for a proper purpose, specifically describes the records to be inspected, and the records are directly connected with the shareholder’s purpose.

Number of Directors	Lamar currently has seven directors. Lamar’s by-laws provide that the board of directors shall have at least one member. The number of directors is fixed by the board and may be enlarged at any time by a vote of the majority of directors.	Obie currently has five directors. Obie’s by-laws provide that the board of directors shall have at least two members. The number of directors is fixed by the board and may be enlarged at any time by a vote of two-thirds of the directors then in office.

Classification of Board of Directors	Lamar does not have a classified board, which means that all members of Lamar’s board of directors are up for re-election every year.	Obie’s articles of incorporation provides that when it has five or fewer directors, all directors will be elected annually. Obie’s articles of incorporation also provides that, at any time that the board of directors consists of six or more members, the board of directors will consist of three classes with each class elected for a three-year terms at alternating annual meetings of the stockholders.

	Lamar Stockholder Rights	Obie Shareholder Rights

Removal of Directors	Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote for the election of directors. Under Lamar’s by-laws, vacancies on the board may be filled by the board by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director.	Obie’s articles of incorporation provides that except as otherwise provided in Obie’s by- laws relating to the rights of the holders of any series of preferred stock, voting separately by class or series, to elect directors under specified circumstances directors may be removed, with cause, and by the affirmative vote of a majority of the outstanding stock of Obie. Obie’s by-laws provide for removal of directors with or without cause. Obie’s by-laws also provide that vacancies on the board of directors may be filled by a majority of the board of directors, though less than a quorum.

Limitation on Personal Liability of Directors and Officers	Lamar’s certificate of incorporation provides that directors shall not be personally liable to Lamar or its stockholders for monetary damages for breaching their fiduciary duties except for:

• breaches of their duty of loyalty to Lamar or its stockholders;

• acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

• unlawful payment of dividends or unlawful repurchases of stock; or

• transactions from which the directors derived improper personal benefit.	Obie’s by-laws provide that directors shall not be personally liable to Obie or its shareholders for monetary damages for conduct as a director except for:

• any breach of the duty of loyalty to Obie or its stockholders;

• acts or omissions which involve intentional misconduct or knowing violation of law;

• authorizing a distribution in violation of the OBCA;

• transactions from which the directors derived improper personal benefit; or

• profits made from the purchase and sale of securities by the director within the meaning of Section 16(b) of the Exchange Act or equivalent state law.

Indemnification of Directors and Officers	Delaware law permits, and Lamar’s by-laws provide for, indemnification of directors and officers for expenses, judgments, or settlements actually and reasonably incurred by them in legal proceedings if they acted in good faith and in a manner they reasonably believed to be in Lamar’s best interests.

Lamar’s by-laws provide that indemnification is a contract right for the benefit of the directors, officers, and other persons entitled to be indemnified.

The DGCL does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation.	Oregon law permits, and Obie’s articles of incorporation provide for, indemnification of directors, officers, employees, and agents for expenses, judgments, or settlements actually and reasonably incurred by them in legal proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to Obie’s best interests.

Obie’s by-laws provide that indemnification is a contract right for the benefit of the directors, officers, and other persons entitled to be indemnified.

	Lamar Stockholder Rights	Obie Shareholder Rights

Amendments to Charter	Under the DGCL, a certificate of incorporation may be amended by the affirmative vote of a majority of the outstanding stock and a majority of the outstanding shares of each class entitled to vote as a class. Lamar’s certificate of incorporation provides for amendments to be made in the manner prescribed by Delaware law.	Under the OBCA, articles of incorporation may be amended by the affirmative vote of a majority of the outstanding stock and a majority of the outstanding shares of each class entitled to vote as a class. Obie’s articles of incorporation reserves the right to amend any provision in its articles of incorporation, but requires the affirmative vote of the holders of at least 66 2/3% of the outstanding stock entitled to vote to amend any provision in a manner inconsistent with certain provisions of the articles of incorporation.

Amendments to By-laws	Lamar’s by-laws may be altered or repealed, and new by-laws may be made by a majority of the board of directors. Lamar’s by-laws may also be altered, amended, or repealed, and new by-laws may be adopted, by the stockholders at an annual or special meeting of stockholders. In the case of a special meeting, a description of the alteration, amendment, repeal, or adoption must be included in the notice of the special meeting.	Obie’s by-laws may be repealed, altered, amended, or rescinded and new by-laws may be adopted by either (i) the affirmative vote of the holders of a majority of the outstanding stock entitled to vote at meeting of stockholders or (ii) a majority of the board of directors unless the articles of incorporation or the OBCA reserves that power exclusively to the shareholders or the shareholders, in amending or repealing a particular by-law, provide expressly that the board of directors may not amend or repeal that by-law (neither the articles of incorporation, the OBCA or any by-law currently prohibits the board of directors from amending the by-laws).

Lamar Stockholder Rights	Obie Shareholder Rights

Anti-Takeover Provisions	Business Combination Act

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock (an “interested stockholder”) for three years following the time that person became an interested stockholder, unless:

• the board, before the time the person became an interested stockholder, approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

• the person became an interested stockholder and 85% owner of the voting stock in the transaction, excluding shares owned by directors and officers and shares owned by some employee stock plans; or

• the combination transaction is approved by the board and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation can elect in its certificate of incorporation or by-laws not to be governed by Section 203. Lamar has not made that election.	The Oregon Business Combination Act to which Obie is subject is, in all material respects, identical to Delaware law.

Lamar Stockholder Rights	Obie Shareholder Rights

Control Share Act No applicable law governing Lamar.

The Oregon Control Share Act (“OCSA”) regulates the manner in which a person may acquire control of any Oregon-based corporation with 100 or more shareholders without the consent and cooperation of the board of directors. The OCSA generally provides that shares of stock acquired in a “control share acquisition” have no voting rights unless the restoration of the voting rights associated with such shares is approved by the shareholders. The restoration must be approved by the holders of a majority of the voting shares, including the control shares, and by a majority of the voting shares, excluding the control shares, entitled to vote. A Control Share Acquisition is defined as the acquisition of shares in a transaction or series of transactions that causes the acquiring person to own more than 20%, 33% or 50% of the total voting power of all voting shares. Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the OBCA and the issuing corporation is a party to the merger or exchange agreement.

Lamar Stockholder Rights	Obie Shareholder Rights

Provisions Relating to Some Business Combinations	The DGCL generally requires that a merger and consolidation, or sale, lease, or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of the outstanding stock. A corporation’s certificate of incorporation may require a greater vote. Lamar’s certificate of incorporation does not provide for a greater vote.

Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if:

• each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger;

• the merger agreement does not amend the certificate of incorporation of the surviving corporation; and

• either no shares of common stock of the surviving corporation are to be issued or delivered in the merger or, if common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20%.	The OBCA generally requires that a merger or exchange be approved by the directors and by a majority of the outstanding stock. A corporation’s articles of incorporation may require a greater vote. Obie’s articles of incorporation do not provide for a greater vote. Under the OBCA, a surviving corporation need not obtain stockholder approval for a merger if:

• the articles of incorporation of the surviving corporation will not differ from its articles before the merger;

• each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger;

• the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving corporation outstanding immediately before the merger; and

• the number of participating shares outstanding immediately after the merger, plus the numbers of participating shares issuable as a result of the merger, either by the conversion of securities issue pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.

Lamar Stockholder Rights	Obie Shareholder Rights

Appraisal or Dissenters’ Rights	Under Delaware law, the right of dissenting stockholders to obtain the fair value for their shares is available in connection with some mergers or consolidations. Unless otherwise provided in the certificate of incorporation, appraisal rights are not available to stockholders when the corporation will be the surviving corporation in a merger and no vote of its stockholders is required to approve the merger. In addition, no appraisal rights are available to holders of shares of any class of stock which is either:

• listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD, or

• held of record by more than 2,000 stockholders,

unless those stockholders are required by the terms of the merger to accept anything other than (1) shares of stock of the surviving corporation, (2) shares of stock of another corporation which, on the effective date of the merger or consolidation, are of the kind described above, (3) cash instead of fractional shares of stock, or (4) any combination of the consideration set forth in (1) through (3).	Under Oregon law, the right of dissenting shareholders to obtain the fair value for their shares is available in connection with some mergers or consolidations. Unless otherwise provided in the articles of incorporation, appraisal rights are not available to shareholders when no vote of its shareholders is required to approve the merger. In addition, no appraisal rights are available to holders of shares of any class of stock which is listed on a national securities exchange or included in the national market system by the NASD unless Obie’s articles of incorporation specifies otherwise.

EXPERTS

      The consolidated financial statements and the related financial statement schedule of Lamar Advertising Company and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the consolidated financial statements refer to (a) the Company’s restatement of it’s consolidated financial statements for the year ended December 31, 2003, (b) the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” and certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001 and the full adoption of SFAS No. 142 on January 1, 2002, and (c) the adoption of the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations” on January 1, 2003.

      The financial statements and the related financial statement schedule of Obie Media Corporation as of November 30, 2003 and 2002 and for each of the three years in the period ended November 30, 2003 included in this proxy statement/ prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Change in Accountants

      On July 22, 2004, Obie dismissed PwC as its independent registered public accounting firm. Prior to filing its Form 10-Q with the SEC for the quarterly period ended August 31, 2004, Obie engaged Moss Adams LLP as its independent registered public accounting firm. The decision to change independent registered public accounting firms was recommended by Obie’s Audit Committee and approved by its board of directors. The reports of PwC on Obie’s consolidated financial statements as of and for the years ended November 30, 2003 and 2002, did not contain any adverse opinion, disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, with the exception of the fiscal year 2002 report which contained an emphasis-of-matter report regarding uncertainty with respect to Obie’s liquidity. During the fiscal years ended November 30, 2003 and 2002, and during the period from December 1, 2003 through July 22, 2004, there were no disagreements with PwC on any matter of accounting principles or practices which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to such disagreements in Obie’s financial reports.

LEGAL MATTERS

      The validity of the shares of Lamar stock to be issued in the merger will be passed upon for Lamar by its counsel, Palmer & Dodge LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Lamar by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, and for Obie by Davis Wright Tremaine LLP.

FUTURE OBIE SHAREHOLDER PROPOSALS

      If the merger occurs, there will be no annual meeting of the Obie shareholders for 2005. If the merger is not completed, Obie anticipates holding its 2005 Annual Meeting of Shareholders as soon as practicable following the special meeting. Obie shareholders who expect to present a proposal at the 2005 annual meeting of shareholders for publication in Obie’s proxy statement and action on the proxy form for such meeting must submit their proposal by                     . The proposal must be mailed to Obie’s Corporate Secretary at 4211 West 11th Avenue, Eugene, Oregon 97402. If Obie fails to receive notice of the proposal by such date, Obie will not be required to include the proposal in its proxy statement. In addition to these advance notice requirements, there are other requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

OTHER MATTERS

      Neither Lamar nor Obie presently intends to bring before the Obie special meeting any matters other than those specified in the notice accompanying this proxy statement/ prospectus, and neither Lamar nor Obie has any knowledge of any other matters that may be brought up by other persons. However, if any other matters come before the Obie special meeting or any adjournments of the meeting, the persons named in the enclosed proxy card, including any substitutes, will use their best judgment to vote the proxies.

WHERE YOU CAN FIND MORE INFORMATION

      Obie and Lamar each file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document that Obie or Lamar files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Obie’s and Lamar’s SEC filings are also available on the SEC’s website at http://www.sec.gov. Copies of these materials can also be inspected and copied at the office of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500. You may also access the SEC filings and obtain information about Lamar and Obie through the websites maintained by Lamar and Obie, which are http://www.lamar.com and http://www.obie.com, respectively. The information contained on Lamar’s and Obie’s websites is NOT incorporated by reference into this proxy statement/ prospectus.

      The SEC allows Lamar and Obie to “incorporate by reference” certain information into this proxy statement/ prospectus from other documents filed separately with the SEC, which means that Lamar and Obie can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this proxy statement/ prospectus, and information that Lamar and Obie file later with the SEC will automatically update and supersede this information. These documents contain important information about the companies and their financial condition.

      Lamar incorporates by reference the documents listed below and any future filings Lamar makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of the prospectus and prior to the effective date of the merger:

•	Lamar’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed on March 10, 2004, as amended by Form 10-K/A, as filed on December 1, 2004;

•	Lamar’s Proxy Statement on Schedule 14A, dated April 19, 2004, relating to its annual meeting of shareholders held on May 22, 2004, as filed on April 19, 2004;

•	Lamar’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed on May 10, 2004, as amended by Form 10-Q/A, as filed on December 1, 2004;

•	Lamar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed on August 6, 2004, as amended by Form 10-Q/A, as filed on December 1, 2004;

•	Lamar’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed on November 15, 2004;

•	Lamar’s Current Reports on Form 8-K filed on February 11, 2004, May 6, 2004, August 5, 2004, November 9, 2004, November 15, 2004; and

•	The description of the Class A common stock contained in Lamar’s Registration Statement on Form 8-A filed on June 7, 1996 (File No. 0-20833), as amended by Forms 8-A/ A filed on July 31,

1996 (File No. 0-20833) and July 27, 1999 (File No. 333-50559-56), including any further amendment or report filed hereafter for the purpose of updating such description.

      Obie incorporates by reference the documents listed below and any future filings Obie makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of the prospectus and prior to the later of (i) the date on which the special meeting of Obie’s shareholders is held and (ii) the date of the last adjournment of the special meeting of Obie shareholders:

•	Obie’s Annual Report on Form 10-K for the year ended November 30, 2003, as filed on March 15, 2004;

•	Obie’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2004, as filed on April 14, 2004;

•	Obie’s Proxy Statement on Schedule 14A, dated April 12, 2004, relating to its annual meeting of shareholders held on May 20, 2004, as filed on May 4, 2004;

•	Obie’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2004, as filed on July 14, 2004;

•	Obie’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2004, as filed on October 15, 2004;

•	Obie’s Current Reports on Form 8-K filed with the SEC on January 15, 2004, April 16, 2004, July 15, 2004, July 28, 2004, September 20, 2004; October 18, 2004; and

•	The description of the common stock contained in Obie’s Registration Statement on Form 8-A filed on October 15, 1996 (File No. 000-21623), including any further amendment or report filed hereafter for the purpose of updating such description.

      You may request a copy of these filings, at no cost, by writing or telephoning using the following contact information:

Shareholder Services	Investor Relations
Lamar Advertising Company	Obie Media Corporation
5551 Corporate Boulevard	4211 West 11th Avenue
Baton Rouge, LA 70808	Eugene OR 97402-5435
(225) 926-1000	(541) 686-8400

      You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus. Neither Lamar nor Obie has authorized anyone to provide information different from the information contained or incorporated by reference in this proxy statement/ prospectus. Neither the delivery of this proxy statement/ prospectus nor the sale of the Lamar stock offered by this proxy statement/ prospectus means that information contained or incorporated by reference in this proxy statement/ prospectus from previous filings by Lamar is correct after the date of this proxy statement/ prospectus. This proxy statement/ prospectus is neither an offer to sell nor a solicitation of an offer to buy Lamar stock offered by this proxy statement/ prospectus in any circumstance under which the offer or solicitation is unlawful.

INDEX TO FINANCIAL STATEMENTS

Obie Media Corporation Financial Statements

Consolidated Condensed Balance Sheets as of August 31, 2004 (unaudited) and November 30, 2003	F-2
Consolidated Condensed Statement of Operations for the periods ended August 31, 2004 and 2003 (unaudited)	F-3
Consolidated Condensed Statement of Cash Flows for the periods ended August 31, 2004 and 2003 (unaudited)	F-4
Notes to Consolidated Condensed Financial Statements for the period ending August 31, 2004	F-5
Report of Independent Registered Public Accounting Firm	F-12
Consolidated Balance Sheets as of November 30, 2003 and 2002	F-13
Consolidated Statement of Operations for the years ended November 30, 2003, 2002 and 2001	F-14
Consolidated Statements of Changes in Shareholders’ Equity for the years ended November 30, 2003, 2002 and 2001	F-15
Consolidated Statements of Cash Flows for the years ended November 30, 2003, 2002 and 2001	F-16
Notes to Consolidated Financial Statements — November 30, 2003, 2002 and 2001	F-17

OBIE MEDIA CORPORATION

As of August 31, 2004 and November 30, 2003

CONSOLIDATED CONDENSED BALANCE SHEETS

	August 31	November 30
	2004	2003

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$797,832	$1,943,169
Accounts receivable, net	5,493,288	5,774,226
Prepaids and other current assets	6,208,542	5,099,504
Deferred income taxes	1,542,592	1,543,750

Total current assets	14,042,254	14,360,649
Property and equipment, net	14,836,855	14,886,619
Goodwill, net	5,448,552	5,448,552
Other assets	1,571,677	749,936

	$35,899,338	$35,445,756

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,000,000	$1,723,695
Working capital revolver	4,935,214	3,890,483
Accounts payable	509,197	307,901
Accrued transit fees	973,096	1,148,124
Accrued expenses	1,164,969	1,220,754
Income taxes payable	—	214,540
Unearned revenue	1,083,821	928,051

Total current liabilities	9,666,297	9,433,548
Deferred tax liability	1,584,805	1,586,631
Long-term debt, net	18,550,670	17,246,748

Total liabilities	29,801,772	28,266,927

Shareholders’ equity:
Preferred stock, without par value, 10,000,000 shares authorized, no shares issued or outstanding
Common stock, without par value, 20,000,000 shares authorized, 6,001,442 and 5,913,602 shares issued and outstanding at August 31, 2004 and November 30, 2003 respectively	17,531,978	17,282,128
Deferred stock based compensation	(146,523)	—
Other comprehensive loss	(87,892)	(45,495)
Accumulated deficit	(11,199,997)	(10,057,804)

Total shareholders’ equity	6,097,566	7,178,829

	$35,899,338	$35,445,756

See accompanying notes

OBIE MEDIA CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

	Three Months Ended August 31		Nine Months Ended August 31

	2004	2003	2004	2003

	(Unaudited)
REVENUES:
Transit advertising	$11,016,302	$9,506,089	$28,830,135	$25,453,336
Outdoor advertising	2,118,368	1,857,271	6,170,950	5,242,898

Net revenue	13,134,670	11,363,360	35,001,085	30,696,234

OPERATING EXPENSES:
Production and installation	1,783,684	1,470,753	4,996,602	4,392,478
Transit and outdoor occupancy	5,225,496	5,289,138	13,689,923	13,459,925
Selling	2,120,656	1,941,640	6,498,531	5,766,680
General and administrative	2,275,588	1,930,299	6,569,310	5,449,891
Depreciation and amortization	491,131	450,572	1,450,066	1,369,516

Total operating expenses	11,896,555	11,082,402	33,204,432	30,438,490

Operating income	1,238,115	280,958	1,796,653	257,744
OTHER EXPENSE:
Interest expense	641,159	625,239	1,814,093	1,752,997
Loss on debt extinguishment	—	—	961,411	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	596,956	(344,281)	(978,851)	(1,495,253)
INCOME TAX PROVISION (BENEFIT)	64,423	(25,431)	110,838	109,100

INCOME (LOSS) FROM CONTINUING OPERATIONS	532,533	(318,850)	(1,089,689)	(1,604,353)
DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(21,739)	(88,195)	(52,502)	(306,696)

NET INCOME (LOSS)	$510,794	$(407,045)	$(1,142,191)	$(1,911,049)

Earnings (loss) per share:
Basic and diluted, from continuing operations	$0.09	$(0.05)	$(0.18)	$(0.27)
Basic and diluted, from discontinued operations	0.00	(0.02)	(0.01)	(0.05)
Basic and diluted, on net earnings (loss)	$0.09	$(0.07)	$(0.19)	$(0.32)

See accompanying notes

OBIE MEDIA CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS

	Nine Months Ended August 31,

	2004	2003

	(Unaudited)
Cash Flows From Operating Activities:
Net loss	$(1,142,191)	$(1,911,049)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,450,066	1,242,061
Loss on debt extinguishment	961,411	—
Compensation expense from restricted stock	65,781	—
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	280,938	1,960,681
Prepaid and other assets	(1,145,861)	(618,688)
Deferred income taxes	1,158
Increase (decrease) in:
Accounts payable	201,296	(62,485)
Other liabilities	(253,865)	(442,820)

Net cash provided by operating activities	418,733	167,700

Cash Flows From Investing Activities:
Capital expenditures	(1,195,382)	(413,725)

Net cash used in investing activities	(1,195,382)	(413,725)

Cash Flows From Financing Activities:
Net borrowings on line of credit	1,044,731	810,000
Borrowings of long-term debt	20,215,535	92,679
Payments on long-term debt	(20,345,125)	(1,480,555)
Loan fees incurred with financing	(1,241,432)

Net cash used in financing activities	(326,291)	(577,876)

Effect of exchange rate changes on cash	(42,397)	(51,915)
Net decrease in cash	(1,145,337)	(875,816)
Cash, beginning of period	1,943,169	1,815,886

Cash, end of period	$797,832	$940,070

See accompanying notes

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

For the Period Ending August 31, 2004

1.	Basis of Presentation

      The interim financial statements have been prepared by Obie Media Corporation (“Obie,” “Obie Media” or the “Company”) without audit. In the opinion of management, the accompanying financial statements contain all adjustments necessary to present fairly the financial position of the Company as of August 31, 2004 and November 30, 2003, and the results of operations and cash flows of the Company for the three and nine months ended August 31, 2004 and 2003, as applicable. The condensed consolidated financial statements include the accounts of the Company and its subsidiaries, and all significant intercompany accounts and transactions have been eliminated in consolidation.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as permitted by rules and regulations of the Securities and Exchange Commission. The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company’s financial statements for the period ending November 30, 2003, beginning on page F-17.

2.	Stock Options

Statements of Financial Accounting Standards No. 123 and No. 148

      The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees —” (APB 25), and provides pro forma disclosures of net income (loss) and net income (loss) per common share as if the fair value method had been applied in measuring compensation expense in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (SFAS No. 123).

      In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, (SFAS No. 148), “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FAS 123.” SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Finally, SFAS No. 148 amends APB Opinion No. 28 (“APB 28”), “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. The amendments to the transition and disclosure provisions is effective for fiscal years ending after December 15, 2002. The amendment to APB 28 is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. We adopted the disclosure provisions of SFAS No. 148 during our quarter ended May 31, 2003.

      As required by SFAS No. 123, the Company computed the value of options granted during the three and nine month periods ended August 31, 2004 and 2003 using the Black-Scholes option pricing model for pro forma disclosure purposes. The weighted average assumptions used for stock option grants for the three and nine month periods ended August 31, 2004 and 2003 were a risk-free interest rate of 3.46% and 4.9%, respectively, expected dividend yields of 0%, expected lives of 6.0 years and expected volatility of 79.76% and 81.48%, respectively.

      Options are assumed to be exercised upon vesting for purposes of this valuation. Adjustments are made for options forfeited as they occur. For the three month periods ended August 31, 2004 and 2003, the total value of the options granted was approximately $7,100 and $7,200, respectively. For the nine month periods ended August 31, 2004 and 2003 the total value of options granted was approximately $139,000 and $20,600 respectively. The value would be amortized on a straight-line basis over the vesting periods of the options.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
For the Period Ending August 31, 2004

      Had Obie accounted for these plans in accordance with SFAS No. 123, the Company’s net income (loss) and pro forma net income (loss) per share would have been reported as follows:

	Three Months
	Ended August 31,

	2004	2003

	(In thousands,
	except per share
	data)
Net income (loss) as reported	$511	$(407)
Deduct total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(40)	(53)

Pro-forma net income (loss)	$471	$(460)

Net income (loss) per share
Basic:
As reported	$0.09	$(0.07)
Pro forma	$0.08	$(0.08)
Fully diluted:
As reported	$0.09	$(0.07)
Pro forma	$0.08	$(0.08)

	Nine Months
	Ended August 31,

	2004	2003

	(In thousands,
	except per share
	data)
Net loss as reported	$(1,142)	$(1,911)
Deduct total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(120)	(160)

Pro-forma net loss	$(1,262)	$(2,071)

Net loss per Share
Basic:
As reported	$(0.19)	$(0.32)
Pro forma	$(0.21)	$(0.35)
Fully diluted:
As reported	$(0.19)	$(0.32)
Pro forma	$(0.21)	$(0.35)

      The effects of applying SFAS No. 123 for providing pro forma disclosure for the three and nine month periods ended August 31, 2004 and 2003 are not likely to be representative of the effects on reported net income (loss) and net income (loss) per share for future years since options vest over several years and additional awards are made each year.

      The Company entered into restricted stock agreements with eight executives in November 2003 and February 2004 in exchange for certain of their stock options. The restricted stock agreements were approved by the Company’s board of directors. Under the terms of the agreements, 87,945 shares of restricted stock were exchanged for 175,890 stock options. 71,508 shares vest over three and one-half years and 16,437 shares vest over five years. The fair value of the restricted stock on the date of grants

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
For the Period Ending August 31, 2004

amounted to $247,184, of which $65,781 was recorded as compensation expense during the nine months ended August 31, 2004. Unamortized compensation expense at August 31, 2004 totaled $146,523 and has been recorded as Deferred Stock Based Compensation in the balance sheet. The restricted stock shares were issued in December 2003 and June 2004.

3.	Contract Termination

      On December 5, 2001 the Company received notice from the Chicago Transit Authority (CTA) that it was terminating the Company’s transit advertising agreement effective as of that date. The parties entered into a settlement agreement effective May 28, 2002 with respect to outstanding issues.

      The settlement agreement required the Company to pay the CTA approximately $17 million, substantially less than the original contracted guaranteed payment of $21.8 million. This obligation was paid in full in January 2004 from funds provided by new financing arrangements described in Note 4 below.

4.	Debt Agreements

      On January 14, 2004 the Company entered into a new long-term financing agreement with CapitalSource Finance, LLC. The agreement includes a $17.5 million term loan and a $6.0 million revolving line of credit to Obie Media Corporation. Both obligations mature on November 30, 2008. The agreement includes a $2.5 million term loan to Obie Media Ltd., the Company’s Canadian subsidiary which expires on January 31, 2009. Funds from the term loans were used to (1) pay off the existing term loan with U.S. Bank, (2) pay off the balance of the settlement obligation with the Chicago Transit Authority, and (3) pay off the promissory note related to the purchase of the minority interest of O.B. Walls, Inc. Funds from the revolving line of credit were used to pay off the outstanding balance on the operating line of credit due to U.S. Bank. The interest charged is prime plus 4.5% on the revolving line of credit and prime plus 5.5% on the term loans. These margins may be reduced by up to 1.0% depending on the company’s leverage ratio. The effective rates on the revolving line of credit and term loans at August 31, 2004 were 9.0% and 10.0%, respectively. The first date the margins may be adjusted is the quarter ending November 30, 2004. This transaction resulted in a write off of the discount on the obligation with the Chicago Transit Authority in the amount of $709,817, and write off of prepaid loan costs in the amount of $251,594. These amounts have been shown as loss on debt extinguishment in the consolidated statement of operations.

      The loan agreement with CapitalSource Finance, LLC contains financial covenants regarding (1) minimum rolling EBITDA, (2) maximum leverage ratios, (3) fixed-charge coverage ratios, and (4) interest coverage ratios, all of which are measured on a quarterly basis. The first measurement date was as of February 29, 2004. The loan agreement also restricts the Company’s ability to pay dividends. The loans are collateralized by substantially all of the assets of the Company. The Company was in compliance with all covenants at August 31, 2004.

      The Company has an arrangement with Travelers Casualty & Surety Company of America (“Travelers”), to provide bonds required by the Company. The Company and Travelers have entered into a security agreement whereby Travelers maintains a second position security interest in certain of the Company’s assets, subordinate to the security arrangements with CapitalSource Finance, LLC or any other replacement primary lender.

5.	Accounting for Goodwill

      In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (SFAS No. 142), goodwill amortization was discontinued as of November 30, 2002. We continued our impairment analysis during the quarter ending August 31, 2004 and have found no

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
For the Period Ending August 31, 2004

instances of impairment. Goodwill at August 31, 2004 and November 30, 2003 amounted to $5,448,552, net of accumulated amortization of $2,181,571.

6.	Income Taxes

      The provision for (benefit from) income taxes for the nine months ended August 31, 2004 and 2003 differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income as follows:

	Nine Months
	Ended August 31,

	2004	2003

Statutory federal income tax rate	(34.0)%	(34.0)%
Increase in income taxes resulting from:
State and local taxes, net of federal benefit	(3.6)%	(3.6)%
Net operating loss valuation allowance	37.6%	37.6%
Foreign income taxes	11.3%	7.3%

Effective income tax rate	11.3%	7.3%

7.	Earnings Per Share

      Basic earnings per share (EPS) is calculated using the weighted average number of common shares outstanding for the period and diluted EPS is calculated using the weighted average number of common shares and dilutive common equivalent shares outstanding. The following is a reconciliation of the basic and diluted shares used in the per share calculation:

	Three Months
	Ended August 31,

	2004	2003

Basic Shares (weighted average)	6,000,464	5,908,577
Dilutive effect of stock options	41,054	—

Diluted shares (weighted average)	6,041,518	5,908,577

	Nine Months
	Ended August 31,

	2004	2003

Basic Shares (weighted average)	5,989,180	5,908,577
Dilutive effect of stock options	18,506	—

Diluted shares (weighted average)	6,007,686	5,908,577

      At August 31, 2004 and 2003 options to acquire 521,990 and 654,908 shares, respectively, of the Company’s common stock were outstanding.

8.	Comprehensive Income

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 “Reporting Comprehensive Income” (SFAS No. 130). This statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
For the Period Ending August 31, 2004

transactions with owners. Comprehensive income did not materially differ from reported net income (loss) for the nine month periods ended August 31, 2004 and 2003 respectively.

9.	Discontinued Operations

      Effective during its fiscal year ended November 30, 2002, the Company adopted Statements of Financial Accounting Standards No. 144 “Accounting for the Impairment of Long-Lived Assets” (SFAS No. 144) and No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS No. 146).

      Pursuant to these pronouncements, the Company has classified as “Discontinued Operations” the results of operations and any exit costs associated with transit agreements that were (a) economically not viable — and (b) where the Company plans to or has already either exited the market or intends not to be a competitive participant in new contract awards for expiring agreements. Accordingly, the Company exited these markets and has no ongoing advertising operations. These operations qualify as components of an entity with separate financial reporting as described in SFAS No. 144. The assets associated with the discontinued markets are, in the aggregate, not material. For fiscal 2004, the U.S. transit districts included in Discontinued Operations are San Antonio, Pittsburgh and Bridgeport. For fiscal 2003 the U.S. transit districts included in Discontinued Operations are: Chicago, San Antonio, Cincinnati, Kitsap, Santa Cruz and Bridgeport, and the Canadian transit districts included are: Pickering, Whitby, Cambridge and St. Catharines. The Chicago (see Note 3 above), Pickering, Whitby, Cambridge and St. Catharines contracts were terminated during fiscal year 2002 — and the contract in San Antonio was terminated in December 2002. The Company did not aggressively participate in new contract awards in Cincinnati, Kitsap, Santa Cruz or Bridgeport, which contracts expired either during fiscal 2002 or early in fiscal 2003. The results of operations for these transit districts for 2003 have been reclassified to Discontinued Operations for comparability purposes.

      Net revenues and the components of the net loss related to the discontinued operations were as follows:

	Three Months
	Ended August 31,

	2004	2003

Net revenues	$108	$10,491
Production and installation expenses	—	(4,228)
Occupancy expense	(22,659)	(29,009)
Sales expense	4,000	(922)
General and administrative expense	(3,188)	(64,527)

Loss from discontinued operations before income taxes	(21,739)	(88,195)
Income tax expense	—	—

Net loss from discontinued operations	$(21,739)	$(88,195)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
For the Period Ending August 31, 2004

	Nine Months
	Ended August 31,

	2004	2003

Net revenues	$(5,805)	$258,308
Production and installation expenses	(5,643)	(53,350)
Occupancy expense	(26,596)	(168,710)
Sales expense	1,208	(53,576)
General and administrative expense	(15,666)	(289,368)

Loss from discontinued operations before income taxes	(52,502)	(306,696)
Income tax expense	—	—

Net loss from discontinued operations	$(52,502)	$(306,696)

10.	New Accounting Pronouncements

      In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements regarding its obligations under certain of its guarantees. FIN 45 also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, while the provisions of the disclosure requirements are effective for the financial statements of interim or annual reports ending after December 15, 2002. The Company has adopted the requirements of FIN 45. The adoption of FIN 45 did not have a material effect on the Company’s financial position or results of operations.

11.	Reclassifications

      Certain amounts previously reported in the Company’s financial statements as of August 31, 2003 have been reclassified to conform to the current fiscal year presentation. These reclassifications had no effect on previously reported net income (loss) or shareholders’ equity.

12.	Contingencies

      From time to time the Company is subject to legal proceedings and claims in the ordinary course of business. The Company is currently involved in claims and legal proceedings in which monetary damages and other relief are sought. The Company is vigorously contesting these claims. Resolution, however, is not expected to occur quickly, and the ultimate outcome cannot presently be predicted. In the opinion of the Company’s management, the ultimate resolution of these claims and proceedings will not likely have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company. See “Subsequent Events” in Note 13.

13.	Subsequent Event

      On September 17, 2004, Obie entered into a definitive agreement to be merged with Lamar Advertising Company. Under the terms of the agreement Lamar will acquire all of Obie’s outstanding stock for approximately $43 million or approximately $7.00 per share of Obie common stock. Lamar expects to issue an aggregate of approximately 1.0 million shares of Lamar Class A common stock in the merger. The exact exchange ratio is to be based upon the average closing price of Lamar stock for the twenty trading days three days prior to closing. Closing is expected to occur on or about January 15, 2005.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
For the Period Ending August 31, 2004

      In conjunction with executing the above agreement, the Company’s board of directors accelerated vesting on all outstanding stock options and, effective September 30, 2004, terminated the Company’s employee stock purchase plan.

      In June 2003, Obie was sued by VIA Metropolitan Transit (“VIA”), the transit authority for San Antonio, Texas. The suit alleged breach of contract, fraud and theft relative to a contract for transit advertising services between the Company and VIA. Damages were not specified but were expected to exceed $600,000. While Obie believed (and continues to believe) that the claims were without merit and intended to vigorously contest them, Obie and Lamar also believe that settlement, on the right terms and conditions, could be beneficial to Lamar if the merger is closed. Therefore, on November 4, 2004, Obie and VIA agreed to settle all claims, subject to ratification by their respective board of directors and governing board and execution of a definitive settlement and release agreement, for a total of $1.5 million payable by Obie as follows: (a) $300,000 upon execution of the settlement agreement, (b) $50,000 per month commencing 30 days after the initial payment, with the unpaid balance bearing interest at 7% per annum; (c) if the merger occurs, the entire unpaid balance, including accrued but unpaid interest, is due on January 30, 2005; and (d) if the merger does not occur, $600,000 of the unpaid balance will be paid directly to VIA by Lamar within three days following the termination of the merger agreement. The unpaid balance will be paid as specified in (b) above.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Obie Media Corporation:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders’ equity, and of cash flows present fairly, in all material respects, the financial position of Obie Media Corporation and its subsidiaries at November 30, 2003 and November 30, 2002, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule included in Item 21(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on December 1, 2002. As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statements of Financial Accounting Standards No. 144 and No. 146, “Accounting for the Impairment of Long-lived Assets,” and “Accounting for Costs Associated with Exit or Disposal Activities,” on December 1, 2001.

/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP

Portland, Oregon

March 12, 2004

OBIE MEDIA CORPORATION

CONSOLIDATED BALANCE SHEETS

As of November 30, 2003 and 2002

	2003	2002

ASSETS
CURRENT ASSETS
Cash	$1,943,169	$1,815,886
Accounts receivable, net of allowance for doubtful accounts of $592,163 and $1,938,537, respectively	5,774,226	7,327,681
Refundable income taxes		121,055
Prepaid expenses and other current assets	5,099,504	4,869,804
Deferred income taxes	1,543,750	1,732,395

TOTAL CURRENT ASSETS	14,360,649	15,866,821

PROPERTY AND EQUIPMENT, net	14,886,619	15,864,193
OTHER ASSETS
Goodwill	5,448,552	5,448,552
Other assets, net	749,936	947,322

TOTAL ASSETS	$35,445,756	$38,126,888

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,723,695	$2,847,311
Line of credit	3,890,483	2,980,483
Accounts payable	307,901	283,075
Accrued transit fees	1,148,124	1,102,519
Accrued expenses	1,220,754	737,698
Income taxes payable	214,540	—
Unearned revenue	928,051	767,637

Total current liabilities	9,433,548	8,718,723
DEFERRED INCOME TAXES	1,586,631	1,573,729
LONG TERM DEBT, less current portion	17,246,748	17,707,306

	28,266,927	27,999,758

COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS’ EQUITY
Preferred stock, without par value, 10,000,000 shares authorized, no shares issued and outstanding
Common stock, without par value, 20,000,000 shares authorized, 5,913,602 and 5,908,577 shares issued	17,282,128	17,272,128
Other comprehensive income	(45,495)	5,350
Accumulated deficit	(10,057,804)	(7,150,348)

Total shareholders’ equity	7,178,829	10,127,130

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$35,445,756	$38,126,888

The accompanying notes are an integral part of these consolidated financial statements

OBIE MEDIA CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For the Years Ended November 30, 2003, 2002 and 2001

	2003	2002	2001

REVENUES:
Outdoor advertising	$6,945,164	$6,735,537	$6,732,336
Transit advertising	36,172,176	37,547,635	36,160,064

Net revenues	43,117,340	44,283,172	42,892,400
OPERATING EXPENSES:
Production and installation	6,247,029	6,476,412	6,261,254
Occupancy	19,374,636	18,299,548	20,163,299
Sales	7,726,752	8,571,638	8,219,734
General and administrative	7,323,877	7,891,548	9,191,412
Depreciation and amortization	1,752,421	2,181,490	2,077,365

Operating income (loss)	692,625	862,536	(3,020,664)
INTEREST EXPENSE	2,333,805	1,724,994	1,337,136

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1,641,180)	(862,458)	(4,357,800)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	502,236		(923,957)

LOSS FROM CONTINUING OPERATIONS	(2,143,416)	(862,458)	(3,433,843)

DISCONTINUED OPERATIONS (NOTE 1 ) LOSS FROM DISCONTINUED OPERATIONS	(764,040)	(1,154,069)	(4,905,872)
INCOME TAX BENEFIT	—	—	(1,091,327)

LOSS ON DISCONTINUED OPERATIONS	(764,040)	(1,154,069)	(3,814,545)

NET LOSS	$(2,907,456)	$(2,016,527)	$(7,248,388)

BASIC NET LOSS PER SHARE:
LOSS FROM CONTINUING OPERATIONS	$(0.36)	$(0.14)	$(0.58)
LOSS FROM DISCONTINUED OPERATIONS	(0.13)	(0.20)	(0.65)

NET LOSS PER SHARE	$(0.49)	$(0.34)	$(1.23)

DILUTED LOSS PER SHARE:
LOSS FROM CONTINUING OPERATIONS	$(0.36)	$(0.14)	$(0.58)
LOSS FROM DISCONTINUED OPERATIONS	(0.13)	(0.20)	(0.65)

NET LOSS PER SHARE	$(0.49)	$(0.34)	$(1.23)

The accompanying notes are an integral part of these consolidated financial statements

OBIE MEDIA CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended November 30, 2003, 2002 and 2001

				Cumulative	Retained
				Other	Earnings
			Note	Comprehensive	(Accumulated)
	Shares	Amounts	Receivable	Income (Loss)	Deficit	Total

BALANCE, November 30, 2000	$5,896,232	$17,172,128	$(59,895)	$(2,203)	$2,114,567	$19,224,597
Issuance of common stock for benefit plan and option exercises	12,345	100,000				100,000
Collection of note receivable			59,895
Foreign currency translation				13,231		13,231
Net loss					(7,248,388)	(7,248,388)

BALANCE, November 30, 2001	5,908,577	17,272,128		11,028	(5,133,821)	12,149,335
Foreign currency translation				(5,678)		(5,678)
Net loss					(2,016,527)	(2,016,527)

BALANCE, November 30, 2002	5,908,577	17,272,128	0	5,350	(7,150,348)	10,127,130
Issuance of common stock for consulting services	5,025	10,000				10,000
Foreign currency translation				(50,845)		(50,845)
Net loss					(2,907,456)	(2,907,456)

BALANCE, November 30, 2003	$5,913,602	$17,282,128	$0	$(45,495)	$(10,057,804)	$7,178,829

The accompanying notes are an integral part of these consolidated financial statements

OBIE MEDIA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended November 30, 2003, 2002 and 2001

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income loss	$(2,907,456)	$(2,016,527)	$(7,248,388)
Adjustments to reconciled net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,752,421	2,181,490	2,077,365
Provision for transit contract losses			6,007,233
Deferred income taxes	201,547	161,573	(1,261,373)
Common stock issued for consulting services	10,000
Loss on sale of assets	10,809
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable	1,553,455	4,500,873	(2,554,872)
Refundable income taxes	121,055	1,759,986	(1,881,041)
Prepaid expenses and other assets	(181,964)	115,993	286,843
Increase (decrease) in:
Accounts payable	24,827	(919,058)	187,954
Accrued expenses	528,657	(3,956,853)	3,433,240
Unearned revenue	160,414	(450,451)	(67,277)
Income taxes payable	214,540	(286,197)	(211,307)

Net cash provided by (used in )operating activities	1,488,305	1,090,829	(1,231,623)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital acquisitions	(658,654)	(894,755)	(1,324,931)
Proceeds from sale of assets	22,650
Other investing activities			(2,525)
Purchase of minority interest in subsidiary		(300,000)

Net cash used in investing activities	(636,004)	(1,194,755)	(1,327,456)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on line of credit	910,000	1,283,366	1,697,117
Proceeds from long-term debt	159,174	1,525,000	697,876
Proceeds from common stock note receivable			59,895
Payments on long-term debt	(1,743,347)	(1,287,349)	(139,200)

Net cash provided by (used in) financing activities	(674,173)	1,521,017	2,315,688

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(50,845)	(5,678)	13,231

NET INCREASE (DECREASE) IN CASH	127,283	1,411,413	(230,160)
CASH, beginning of period	1,815,886	404,473	634,633

CASH, end of period	$1,943,169	$1,815,886	$404,473

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Issuance of stock to consultant	$10,000
Issuance of restricted stock to executives	37,471
Issuance of stock to employee benefit plan			$100,000
Issuance (reduction) of note payable for business acquisition		$225,000	(232,888)
Issuance of note payable for Chicago Transit Authority settlement		6,095,348
Costs associated with financing activities		240,000
CASH PAID FOR INTEREST	2,197,211	1,687,022	1,336,029
CASH PAID FOR TAXES	38,135	69,084	1,315,626

The accompanying notes are an integral part of these consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2003, 2002 and 2001

1.	Summary of Significant Accounting Policies

Company

      Obie Media Corporation (the Company) is a full service out-of-home advertising company which markets advertising space primarily on transit vehicles and outdoor advertising displays (billboards and wallscapes). At November 30, 2003, the Company had 38 exclusive agreements with transit districts in the United States and Canada to operate transit advertising displays. These transit districts are located in, among other advertising markets: Dallas; Portland, Oregon; Sacramento; Hartford; Ft. Lauderdale, St. Louis and Vancouver, British Columbia. The Company also operates and generally owns advertising displays on billboards and walls primarily located in Washington, Oregon, California, Montana, Wyoming and Idaho.

Basis of Presentation

      The consolidated financial statements include the Company, its wholly owned subsidiaries, Obie Media Limited, OB Walls, Inc. and Select Media, Inc. All significant inter-company accounts and transactions between the Company and its subsidiaries have been eliminated in consolidation.

Foreign Currency Translation

      The financial statements of the Company’s foreign subsidiary, Obie Media Limited, are translated into United States dollars using exchange rates at the balance sheet date for assets and liabilities, and average exchange rates for the period for revenues and expenses. The effect of the foreign currency translation was insignificant for the years ended November 30, 2003, 2002 and 2001.

Use of Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      The Company has contracts to provide advertising to its customers. Advertising revenue is recognized ratably over the period the advertising is displayed. Payments received and amounts billed for advertising revenue in advance of display are deferred. Costs incurred for the production and installation of displays for advertising, which are paid for by the customer ratably over the term of the advertising contract, are deferred and recognized as expense as the related revenue is recognized over the life of the respective contracts.

Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable are not significant due to the large number of customers, and their dispersion across different industries and geographic areas.

      At November 30, 2003, the Company had agreements with 38 transit districts. Customers advertising on transit vehicles owned by the eight largest transit districts, of Dallas, Portland, Oregon, Vancouver, British Columbia, St. Louis, Sacramento, Ft. Lauderdale, Hartford and Palm Beach represented approximately 50.0 percent of the Company’s total net revenues from continuing operations for the year

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

ended November 30, 2003. No single advertising customer represented 10 percent or more of the Company’s revenues for any of the periods presented in the accompanying financial statements.

      Transit agreements range from one to five years and are subject to renewal either at the discretion of the transit district or upon the mutual agreement of the Company and the transit district. Generally, these agreements require the Company to pay the transit district the greater of a percentage of the related advertising revenues, net of the advertising production charges, or a guaranteed minimum amount (Note 9).

Fair Value of Financial Instruments

      The Company’s financial instruments consist of cash, accounts receivable, accounts payable, accrued expenses and debt instruments. At November 30, 2003 and 2002, the fair value of the Company’s financial instruments are estimated to be equal to their reported carrying value. The carrying value of long-term debt approximates fair value. The resulting estimates of fair value require subjective judgments and are approximations. Changes in the methodologies and assumptions could significantly affect the estimates.

Property and Equipment

      Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives. Additions and improvements, including interest incurred during construction, are capitalized. Normal repairs and maintenance are expensed as incurred. The cost and accumulated depreciation of assets sold or otherwise retired are removed from the accounts and the resulting gain or loss is recognized. Property and equipment are periodically evaluated for impairment when facts and circumstances indicate the value of such assets may be impaired.

Goodwill and Other Assets

      The Company ceased the amortization of goodwill effective December 1, 2002 in order to comply with the provisions of SFAS 142. SFAS No. 142 further requires goodwill to be tested for impairment annually and under certain circumstances written down when impaired, rather than being amortized as previous standards required. To comply with this provision of SFAS 142, the Company completed a comprehensive goodwill impairment analysis during the six months ended May 31, 2003. Based upon the analysis, the Company has concluded that as of December 1, 2002 and May 31, 2003, there was no goodwill impairment. The Company updated its goodwill impairment analysis through November 30, 2003 and concluded that as of November 30, 2003, there was no goodwill impairment. The Company may be required, under certain circumstances, to update its impairment analysis and may incur losses on its acquired goodwill.

      The following table summarizes the impact of SFAS 142 on net loss and net loss per share had SFAS 142 been in effect for the years ended November 30, 2002, and 2001:

	Years Ended November 30,

	2003	2002	2001

	(In thousands
	except for per share data)
Net loss as reported	$(2,907)	$(2,017)	$(7,248)
Add amortization of goodwill		502	504
Income tax effect	—	—	—
Adjusted net loss	(2,907)	(1,515)	(6,744)
Adjusted net loss per share, basic and diluted	$(0.49)	$(0.26)	$(1.14)
Net loss per share as reported, basic and diluted	$(0.49)	$(0.34)	$(1.23)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

      Pursuant to Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” the Company will no longer amortizes goodwill effective December 1, 2002. The Company will test goodwill annually for impairment as required by SFAS No. 142.

      Other long-lived assets are periodically evaluated when facts and circumstances indicate that the value of such assets may be impaired.

      Other assets include loan costs, which are stated at cost and amortized over the life of the loan.

Income Taxes

      The Company uses the liability method to record deferred tax assets and liabilities that are based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. These temporary differences result from the use of different accounting methods for financial statement and tax reporting purposes. The measurement of deferred tax assets is reduced by a valuation allowance, if necessary, by the amount of any tax benefits that, based upon available evidence, are not expected to be realized.

Earnings Per Share

      Basic earnings per share (EPS) and diluted EPS are computed using the methods prescribed by Statement of Financial Accounting Standards (SFAS) No. 128.” Earnings per Share.” Basic EPS is calculated using the weighted average number of common shares outstanding for the period and diluted EPS is calculated using the weighted average number of common shares and potentially dilutive shares outstanding during the period if the effect is dilutive. Potentially dilutive shares outstanding during the years ended November 30, 2003, 2002 and 2001, respectively, were excluded from the computation of diluted EPS as they would be antidilutive.

      Following is a reconciliation of basic EPS and diluted EPS:

	Year Ended November 30, 2003

			Per Share
	(Loss)	Shares	Amount

Basic EPS-
Loss attributable to common shareholders:
From continuing operations	$(2,143,416)	5,910,584	$(0.36)
From discontinued operations	(764,040)	5,910,584	(0.13)

	(2,907,456)	5,910,584	(0.49)
Effect of dilutive Securities-
Stock options	—	—	—

Diluted EPS-
Loss attributable to common shareholders	$(2,907,456)	5,910,584	$(0.49)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

	Year Ended November 30, 2002

			Per Share
	(Loss)	Shares	Amount

Basic EPS-
Loss attributable to common shareholders:
From continuing operations	$(862,458)	5,908,577	$(0.14)
From discontinued operations	(1,154,069)	5,908,577	(0.20)

	(2,016,527)	5,908,577	(0.34)
Effect of dilutive Securities-
Stock options	—	—	—

Diluted EPS-
Loss attributable to common shareholders	$(2,016,527)	5,908,577	$(0.34)

	Year Ended November 30, 2001

			Per Share
	(Loss)	Shares	Amount

Basic EPS-
Loss attributable to common shareholders:
From continuing operations	$(3,433,843)	5,904,146	$(0.58)
From discontinued operations	(3,814,545)	5,904,146	(0.65)

	(7,248,388)	5,904,146	(1.23)
Effect of dilutive Securities-
Stock options	—	—	—

Diluted EPS-
Loss attributable to common shareholders	$(7,248,388)	5,904,146	$(1.23)

      At November 30, 2003, 2002 and 2001, the Company had 518,298, 670,181 and 673,736 stock options outstanding, respectively, of the Company’s common stock that were not considered in the respective diluted EPS calculations since they would have been antidilutive.

Comprehensive Income

      The objective of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive loss totaled $(2,958,301), $(2,022,205) and $(7,235,157) for the years ended November 30, 2003, 2002 and 2001, respectively.

Discontinued Operations

      Effective during its fiscal year ending November 30, 2002, the Company adopted Statements of Financial Accounting Standards No. 144 and No. 146 “Accounting for the Impairment of Long-Lived Assets” (SFAS No. 144) and “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS No. 146).

      Pursuant to SFAS No. 144, the Company has classified as “Discontinued Operations” the results of operations and any exit costs associated with expired or terminated transit district agreements that were economically not viable and where the Company plans to or has already exited the market or intends not to be competitive participant in new contract awards for expiring agreements. Accordingly, the Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

exited these markets and has no ongoing advertising operations. These operations qualify as components of an entity with separate financial reporting as described in SFAS No. 144. The assets associated with the discontinued markets are, in the aggregate, not material. Following is a summary of results of operations charged to discontinued operations:

Fiscal 2003	Santa Cruz, CA; Bridgeport, CT; Chicago, IL; San Antonio, TX; Pittsburgh, PA;
Fiscal 2002	Santa Cruz, CA; Bridgeport, CT; Chicago, IL; San Antonio, TX; Cincinnati, OH; Kitsap, WA; and Pickering, Whitby, Cambridge and St. Catharines, ONT, Canada
Fiscal 2001	Santa Cruz, CA; Bridgeport, CT; Chicago, IL; San Antonio, TX; Cincinnati, OH; Cleveland, OH; Kitsap, WA; and Pickering, Whitby, Cambridge and St. Catharines, ONT, Canada

      Net revenues and the components of net loss related to the discontinued operations were as follows:

	Years Ended November 30,

	2003	2002	2001

Net revenues	$506,212	$2,077,050	$21,448,426

Loss from discontinued operations before income taxes	(764,040)	(1,154,069)	(4,905,872)
Income tax benefit			(1,091,327)

Net loss from discontinued operations	$(764,040)	$(1,154,069)	$(3,814,545)

Stock-Based Compensation

      The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (APB 25), and provides pro forma disclosures of net income (loss) and net income (loss) per common share as if the fair value method had been applied in measuring compensation expense in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123). Equity instruments are not granted to non-employees, other than directors, as defined in the respective plan agreements.

      As required by SFAS 123, the Company computed the value of options granted during 2003, 2002, and 2001 using the Black-Scholes option pricing model for pro forma disclosure purposes. The weighted average assumptions used for stock option grants for 2003, 2002 and 2001 were risk-free interest rates of 3.3%, 4.9%, and 5.2%, respectively, expected dividend yields of 0%, expected lives of 6.0 years and expected volatility of 84.6%, 81.5%, and 71.5%, respectively.

      Options are assumed to be exercised upon vesting for purposes of this valuation. Adjustments are made for options forfeited as they occur. For the years ended November 30, 2003, 2002, and 2001, the total value of the options granted was approximately $20,636, $357,879, and $567,565, respectively, which would be amortized on a straight-line basis over the vesting periods of the options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

      Had Obie accounted for these plans in accordance with SFAS 123, the Company’s net (loss) income and pro forma net (loss) income per share would have been reported as follows:

	Years Ended November 30,

	2003	2002	2001

	(In thousands,
	except per share amounts)
Net loss as reported	$(2,907)	$(2,017)	$(7,248)
Deduct total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(245)	(484)	(518)
Pro-forma net loss	$(3,152)	$(2,501)	$(7,766)
NET LOSS PER SHARE
Basic and diluted:
As reported	$(0.49)	$(0.34)	$(1.23)
Pro forma	$(0.53)	$(0.42)	$(1.32)

      The effects of applying SFAS No. 123 for providing pro forma disclosure for 2003, 2002, and 2001 are not likely to be representative of the effects on reported net (loss) income and net (loss) income per share for future years since options vest over several years and additional awards are made each year.

New Accounting Pronouncements

      On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (SFAS No. 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supercedes Statement of Financial Accounting Standards No. 121 (SFAS No. 121), “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30, “Reporting Results of Operations — Reporting the Effects of Disposal of a Segment of a Business.” SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less the cost to sell. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, however, earlier adoption is permitted. The Company early adopted the provisions of SFAS No. 144 in fiscal 2002 and has recorded the results of operations from transit markets that it has exited as discontinued operations.

      On June 28, 2002, the FASB adopted Statement of Financial Accounting Standards No. 146 (SFAS No. 146), “Accounting for Exit or Disposal Activities,” effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (“EITF”) has set forth in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The Company early adopted the provisions of SFAS No. 146 in fiscal 2002 and has recorded exit costs relating to contract terminations resulting from its exit of certain transit markets in accordance with the provisions of SFAS No. 146. These costs have been recorded as a component of discontinued operations in accordance with SFAS No. 144.

      In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, (SFAS No. 148), “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FAS 123.” SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, (SFAS No. 123) “Accounting for Stock-Based Compensation,” to provide alternative methods of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Finally, SFAS No. 148 amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. The amendments to the transition and disclosure provisions is effective for fiscal years ending after December 15, 2002. The amendment to Opinion 28 is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. We adopted the disclosure provisions of SFAS No. 148 during our quarter ended May 31, 2003.

      In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN 45, which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while the provisions of the disclosure requirements are effective for the financial statements of interim or annual reports ending after December 15, 2002. The Company has adopted the disclosure requirements of FIN 45. The adoption of the disclosure requirements of FIN 45 did not have a material effect on the Company’s financial position or results of operations.

Reclassifications

      Certain amounts previously reported in the 2002 and 2001 financial statements have been reclassified to conform to the 2003 financial statement classifications which had no impact on our net loss or shareholders’ equity.

2.	Debt Financing Arrangements and Liquidity

      The Company has experienced a net loss of $2,907,456 during the year ended November 30, 2003 but had positive cash flow from operations of $1,488,305. Despite the unfavorable loss, the Company has been able to fulfill its needs for working capital and capital expenditures. Company borrowings at November 30, 2003 were $22.9 million on an asset base of $35.4 million. As of November 30, 2003, the Company had a $4,500,000 operating line of credit with U.S. Bank. The interest rate is U.S. Bank’s prime rate plus 3.75% (7.75% at November 30, 2003) with collateral of receivables, equipment, inventory, and contract rights. The outstanding balance on this line of credit was $3,890,483 at November 30, 2003. The Company also had a term loan with U.S. Bank at prime plus 4.25% (8.25% at November 30, 2003) collateralized by substantially all of the Company’s assets.

      On January 14, 2004, we entered into a new long-term financing arrangement with CapitalSource Finance, LLC. The arrangements with the Company includes a $17.5 million term loan and a $6.0 million revolver both of which mature on November 30, 2008. In addition, the arrangement includes a $2.5 million term loan to Obie Media Ltd. (the Company’s Canadian subsidiary) which matures on January 31, 2009.

      The interest charged on the loans is the greater of prime plus a margin that is dependant upon Obie’s leverage ratio, or 9.5% on the term loans or 8.5% on the revolver. The margin in effect at the time the financing closed was 5.5% on the term loans and 4.5% on the revolver. The first date that this margin may be adjusted is the quarter ending February 28, 2004.

      In January 2004, funds from the term loans were used to (1) pay off the existing term loan with the previous lender, (2) pay off the balance of the settlement obligation with the Chicago Transit Authority,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

and (3) pay off the promissory note related to the purchase of the minority interest of O. B. Walls, Inc. Funds from use of the revolver were used to pay off the existing revolver with the previous lender and to fund closing costs and working capital needs. Availability under the revolver amounted to approximately $1.5 million subsequent to closing.

      This new financing arrangement with CapitalSource Finance, LLC allowed us to consolidate debt obligations, provide $1.5 million additional revolver availability, and restructure principal payment obligations to better fit the growth and cash flow needs of the Company. The term loan principal payment amounts are $1.0 million in fiscal 2004, $1.0 million in fiscal 2005, $2.0 million in fiscal 2006, $3.0 million in fiscal 2007, $11.1 million in fiscal 2008, with the balance due at maturity. The revolver balance is due in full at maturity.

      The loan agreement with CapitalSource Finance, LLC contains financial covenants regarding (1) minimum rolling EBITDA, (2) maximum leverage ratios, (3) fixed-charge coverage ratios, and (4) interest coverage ratios, all of which are measured on a quarterly basis. The first measurement date will be as of February 29, 2004. The loan agreement also restricts the Company’s ability to pay dividends. The loans are collateralized by substantially all of the assets of the Company.

      The Company believes that its prospective needs for working capital and capital expenditures will be met from cash flows generated by operations and borrowings pursuant to the bank line of credit. If operations are not consistent with management’s plan due to risks and uncertainties including failure to conclude favorable negotiations on pending transactions with existing transit agency partners or to successfully assimilate expanded operations, inability to generate sufficient advertising revenues to meet contractual guarantees, potential for cancellation or interruption of contracts with government agencies, a further decline in the demand for advertising in markets where the Company conducts business, slower than expected acceptance of the Company’s display products, increased competition and price pressures, and changes in regulatory or other external factors, then there can be no assurance that the amounts from these financial sources will be sufficient for such purposes. In any of the above events or for other reasons, the Company may be required to seek alternative financing arrangements. There is no assurance that such sources of financing will be available if required, or if available, with be on terms satisfactory to the Company.

3.	Contract Termination

      On December 5, 2001 the Company received notice from the Chicago Transit Authority (CTA) that it was terminating the Company’s transit advertising agreement effective as of that date. The Company and the CTA had been disputing settlement of 2001 transit fees in light of the nature of the early termination and a shortage of advertising space made available to the Company, and the parties entered into an agreement effective May 28, 2002 resolving all of the outstanding issues.

      The agreed upon fee for the 2001 contract year was settled on May 28, 2002 at $17 million, substantially less than the original contracted guaranteed payment of $21.8 million. As of May 31, 2002, approximately $7.5 million had been paid to the CTA, and an additional $1.5 million was paid on June 1, 2002. The balance is payable in substantially equal monthly payments of $116,080 beginning June 2002 and ending May 2007, with an additional $1.0 million balloon payment due in January 2004. The monthly payments are without interest through May 2003, and include a 5% interest charge thereafter. The entire unpaid balance of this obligation was paid off on January 15, 2004 with the proceeds from the financing with CapitalSource Finance LLC discussed in Note 6. These periodic deferred payments have been valued using a junior unsecured discount rate of 15%, resulting in a present value of $6.1 million, which is included within long-term debt in the accompanying balance sheet at November 30, 2003. The result is a present value of $15.1 million for the settlement. The cost of the settlement is covered by previous accruals, including an accrual which the Company established in the third quarter of fiscal 2001. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

remaining settlement obligation as of November 30, 2003 was paid off in full on January 14, 2004 from proceeds of the Company’s new debt arrangement as described in Note 6.

4.	Prepaid Expenses and Other Current Assets

      Prepaid expenses and other current assets consist of the following:

	November 30,

	2003	2002

Prepaid leases	$423,821	$439,632
Transit advertising production costs	2,390,774	2,378,529
Transit fees	1,610,835	1,449,686

Other	674,074	601,957

	$5,099,504	$4,869,804

5.	Property and Equipment

      Property and equipment consist of the following:

	November 30,

	2003	2002	Asset Lives

Outdoor advertising structures	$18,698,103	$18,420,326	20 years
Other equipment and leaseholds	7,240,185	6,907,458	5-20 years

	25,938,288	25,327,784
Less: accumulated depreciation	11,051,669	9,463,591

	$14,886,619	$15,864,193

6.	Financing Arrangements

      Long-term debt consists of the following:

	November 30,

	2003	2002

Term loan with U.S. Bank National Association (U.S. Bank), with quarterly reducing availability, interest at prime rate plus 4.25% and 3.0% respectively (8.25% and 7.5% at November 30, 2003 and 2002, respectively); the loan is collateralized by substantially all of the Company’s assets	$13,500,000	$14,400,000
Note payable to former shareholder of P&C Media in monthly installments of $20,300 without interest due, March 2003		81,200
Various notes payable with collateral of vehicles, due 2004 to 2008	136,526
Note payable to former shareholder of OB Walls, with monthly payments of $5,284 including interest at 6%, due November 2006; collateral of OB Walls stock	173,695	225,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

	November 30,

	2003	2002

Note payable to Chicago Transit Authority relating to settlement of contract termination; monthly payments of $116,080 through May 2007, plus and additional interest factor beginning in June 2003, with a balloon payment of $1,000,000 due January 2004; the entire obligation has been discounted using a 15% discount rate	5,160,222	5,848,417

	18,970,443	20,554,617
Less current portion	1,723,695	2,847,311

	$17,246,748	$17,707,306

      As of November 30, 2003 the Company had a $4,500,000 operating line of credit with U.S. Bank. The interest rate is at U.S. Bank’s prime rate plus 3.75% (7.75% at November 30, 2003) with collateral of receivables, equipment, inventory and contract rights. The outstanding balance on this line of credit at November 30, 2003 and 2002 was $3,890,483 and $2,980,483 respectively.

      On January 14, 2004 the Company entered into a new long-term financing agreement with CapitalSource Finance, LLC. The arrangement includes a $17.5 million term loan and a $6.0 million revolver to the parent company, both of which mature on November 30, 2008. The arrangement also includes a $2.5 million term loan to Obie Media Ltd., the Company’s Canadian subsidiary which expires on January 31, 2009. Funds from the term loans were used to (1) pay off the existing term loan with U.S. Bank, (2) pay off the balance of the settlement obligation with the Chicago Transit Authority, and (3) pay off the promissory note related to the purchase of the minority interest of O.B. Walls, Inc. The new revolver was used to pay off the outstanding balance on the operating line of credit due to U.S. Bank.

      The aggregate principal payments due on the above debt subsequent to November 30, 2003, are presented below based on the terms of our new financing with CapitalSource Finance LLC that closed on January 14, 2004:

Fiscal Year Ending November 30,

2004	$1,723,695
2005	1,040,000
2006	2,040,000
2007	3,040,000
2008	11,100,000

7.	Income Taxes

      The provision for income taxes for the years ended November 30, 2003, 2002 and 2001 was comprised of the following:

	November 30,

	2003	2002	2001

Provision for income taxes (benefit)
Current	$307,739	$(161,455)	$(753,911)
Deferred	194,497	161,455	(1,261,373)

Total provision (benefit)	$502,236	$—	$(2,015,284)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

      The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

	November 30,

	2003	2002

Current deferred tax assets:
Deferred revenue	$370,678	$351,603
Allowance for doubtful accounts	217,378	636,526
Accrued expenses and other	116,099	106,803
Net operating loss carryforward	3,505,614	2,198,146
Valuation allowance	(2,666,019)	(1,560,683)

Total current deferred tax assets	$1,543,750	$1,732,395

Non-current deferred tax liabilities:
Property and equipment	$1,586,631	$1,573,729

      The valuation allowance is related to net operating loss carryforwards of $9,160,046 which expire in 2023. Income tax expense for the years ended November 30, 2003, 2002 and 2001 differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income, as follows:

	Year Ended November 30,

	2003	2002	2001

Statutory federal tax rate	(34.0)%	34.0%	34.0%
Changes in income taxes resulting from Foreign taxes	11.9
State and local taxes, net of federal tax benefit		3.5	1.8
Net operating loss valuation allowance	47.8	(32.5)	(8.9)
Other differences, net	(4.8)	(5.0)	(5.2)

Actual income tax rate	20.9%	0.0%	21.7%

8.	Shareholders’ Equity

      The Company’s restated articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock and 10,000,000 shares of preferred stock issuable in a series (Preferred Stock).

Preferred Stock

      The Board of Directors is authorized, without further shareholder authorization, to issue Preferred Stock in one or more series and to fix the terms and provisions of each series, including dividend rights and preferences, conversion rights, voting rights, redemption rights and rights on liquidation, including preferences over common stock.

Common Stock

      Holders of common stock are entitled to one vote per share on all matters requiring shareholder vote. Holders of common stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds lawfully available therefor, and, in the event of liquidation or distribution of assets, are entitled to participate ratably in the distribution of such assets remaining after payment of liabilities, in each case subject to any preferential rights granted to any series of Preferred Stock that may then be outstanding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

Stock Options

      On September 1, 1998, the Company granted non statutory stock options to the former shareholder of P&C, as part of the acquisition of P&C (Note 1), exercisable for 151,250 shares of the Company’s common stock. Additionally, as part of the acquisition, the Company granted non statutory stock options to the legal counsel of the P&C shareholder exercisable for 12,100 shares of the Company’s common stock. Of the 163,350 stock options granted, 24,200 were exercisable on the date of grant at an exercise price of $7.20 per share, and were included in the purchase price for the acquisition of P&C. The remaining 139,150 options granted to the former shareholder of P&C became fully vested in September 2001 in conjunction with his resignation from the Company.

      In addition, on October 2, 1996 (amended April 21, 2000), the Company’s Board of Directors and shareholders adopted the 1996 Stock Incentive Plan (the Plan), which provides for the issuance of 399,300 shares of common stock pursuant to Incentive Stock Options (ISOs), Nonqualified Stock Options (NSOs), stock bonuses and stock sales to employees, directors and consultants of the Company. During the year ended November 30, 2000, the Company reserved an additional 150,000 shares of the Company’s common stock for the issuance of stock options under the Plan, and an additional 100,000 shares in the year ended November 30, 2001. ISOs may be issued only to employees of the Company and will have a maximum term of ten years from the date of grant. NSO’s have a maximum life of 15 years. The exercise price for ISO’s may not be less than 100% of the fair market value of the common stock at the time of the grant, and the aggregate fair market value (as determined at the time of the grant) of shares issuable upon the exercise of ISOs for the first time in any one calendar year may not exceed $100,000. In the case of ISOs granted to holders of more than 10% of the voting power of the Company, the exercise price may not be less than 110% of the fair market value of the common stock at the time of the grant, and the term of the option may not exceed five years. NSOs may be granted at not less than 85% of the fair market value of the common stock at the date of grant. Options become exercisable in whole or in part from time to time as determined by the Board of Directors’ Compensation Committee, which administers the Plan. Activity under the Plan is summarized as follows:

	Shares Available	Shares Subject to	Weighted Average
	for Grant	Option	Exercise Price

Balances, November 30, 2000	104,598	427,486	$9.15
Additional shares provided	100,000
Options granted	(118,833)	118,833	7.08
Options cancelled	49,243	(49,243)	9.91

Balances, November 30, 2001	135,008	497,076	8.59
Options granted	(172,289)	172,289	3.78
Options cancelled	162,534	(162,534)	8.62

Balances, November 30, 2002	125,253	506,831	6.95
Options granted	(15,568)	15,568	2.47
Options cancelled	172,476	(172,476)	7.22

Balances, November 30, 2003	282,161	349,923	$6.62

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

      The following table summarizes information about stock options outstanding at November 30, 2003. Options on 349,923 shares were granted under the Company’s stock option plan, and options on an additional 168,375 shares were other option grants.

		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
	Outstanding	Contractual	Exercise	Exercisable at	Exercise
Range of Exercise Prices	November 30, 2003	Life-Years	Price	November 30, 2003	Price

$ 1.99 - $3.31	122,870	13.55	$3.01	7,800	$3.09
3.31 - 4.64	3,993	13.40	3.55	798	3.55
4.64 - 5.96	49,247	7.96	5.00	49,247	5.00
5.96 - 7.28	157,878	5.63	7.11	141,947	7.18
7.28 - 8.61	73,017	9.76	8.22	39,104	8.29
8.61 - 9.93	68,272	8.31	8.94	68,146	8.94
9.93 - 11.26	10,800	10.96	10.87	7,140	10.85
11.26 - 12.58	19,269	11.72	11.49	10,621	11.49
12.58 - 13.90	115	9.58	12.60	115	12.60
$13.90 - $15.23	12,837	10.59	15.06	12,102	15.07

	518,298	9.19	$6.75	337,020	$7.74

      During 2003, the Company issued 5,025 shares of stock to a consultant and recorded $10,000 of compensation expense.

      The Company entered into restricted stock agreements with five executives in November 2003 in exchange for certain of their stock options. The restricted stock agreements were approved by the Company’s board of directors. Under the terms of the agreements, 71,508 shares of restricted stock were exchanged for 143,008 stock options. The restricted stock vests over five years. The fair value of the restricted stock on the date of grant amounted to $187,351, of which $37,471 was recorded as compensation expense in fiscal year 2003. There were no stock option grants to the executives during the six month period prior to the exchange. The restricted stock shares were issued in December 2003.

9.	Commitments, Contingencies and Certain Related-Party Transactions

Transit Agreements

      Certain transit agreements require the Company to remit to the transit district the greater of a percentage of the related advertising revenues or a guaranteed minimum amount. At November 30, 2003 future guaranteed minimum payments under the transit agreements are as follows:

Fiscal Year Ending November 30,

2004	$15,216,000
2005	12,982,000
2006	3,737,000
2007	628,000
2008	721,000

Operating Leases

      The Company rents office and production space from affiliates. Such rents totaled $343,668, $328,541 and $324,246 for the years ended November 30, 2003, 2002 and 2001, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

      The Company leases parcels of property beneath outdoor advertising structures. These leases are generally for a term of up to ten years, with two five-year renewal options at the Company’s discretion. The Company also leases facilities for sales, service and installation for its operating offices. Total rent expense pursuant to these leases was $2,600,000, $2,700,000 and $2,100,000 for the years ended November 30, 2003, 2002 and 2001, respectively.

      At November 30, 2003, future minimum lease payments for all operating leases described above are as follows:

Fiscal Year Ending November 30,

2004	$2,434,000
2005	1,874,000
2006	1,334,000
2007	695,000
2008	428,000
Thereafter	1,011,000

Other Commitments

      As of November 30, 2003 the Company had outstanding performance bonds of approximately $7.2 million and letters of credit of approximately $200,000 provided to certain transit agencies in support of guaranteed payments.

Contingencies

      From time to time the Company is subject to legal proceedings and claims in the ordinary course of business, The Company is not currently aware of any legal proceedings or claims that will have a material adverse effect on the Company’s financial position, or results of operations or cash flows.

10.	Employee Benefit Plan

      Substantially all of the Company’s employees who have met vesting requirements participate in a defined contribution benefit plan that provides for discretionary annual contributions by the Company. During the years ended November 30, 2003 and 2002 the Company has made no accrual for contributions to the Plan. For the year ended November 30, 2001, the Company accrued $100,000 as a contribution which was paid with 12,345 shares of the Company’s common stock and the balance in cash.

11.	Geographic Information

      For geographic information, net revenues from continuing operations are allocated between the United States of America and Canada, depending on whether the advertising contracts are to customers within the United States or located outside the United States. Long-lived assets outside the United States of America were immaterial for all periods presented.

	Year Ended November 30,

	2003	2002	2001

Canada	$10,856,882	$8,395,681	$5,904,701
United States	32,260,458	35,887,491	36,987,699

	$43,117,340	$44,283,172	$42,892,400

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 30, 2003, 2002 and 2001

12.	Acquisitions

      In November 2002, the Company acquired all of the minority shareholder’s interest in its 50% owned joint venture, Obie Walls, LLC. Total consideration paid was $300,000 and consisted of $75,000 cash and a $225,000 note payable. The Company applied purchase accounting to record the acquisition of the minority shareholder’s 50% interest. As a result, the Company recorded $267,126 of goodwill. The balance owing on the note payable was paid in full on January 15, 2004 from proceeds from the new financing arrangement described in Note 6.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among
LAMAR ADVERTISING COMPANY,
OMC ACQUISITION CORPORATION
and
OBIE MEDIA CORPORATION
dated as of
September 17, 2004

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Rule 145 Affiliate Letter
Exhibit C	Form of Consulting Agreement for Brian B. Obie
Exhibit D	Form of Amended and Restated Lease Agreement between Obie Industries, Incorporated and Obie Media Corporation

GLOSSARY OF DEFINED TERMS

Terms	Section

Action	5.12(a)
Additional Early Termination Amount	7.5(c)
Advertising Contracts	3.8(b)
Agreement	Preamble
Articles of Merger	1.3
Average Closing Share Price	2.1(a)(i)
Cash Purchase Price	2.1(a)
Certificate	2.1(d)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Acquisition Proposal	5.3(a)
Company Balance Sheet	3.7(a)
Company Benefit Plans	3.14(b)
Company Common Shares	2.1(a)
Company Disclosure Letter	Article 3
Company’s Financial Advisor	3.27
Company Group	3.13(a)(i)
Company Material Adverse Effect	8.9(d)
Company Material Contracts	3.24(a)
Company Options	3.3
Company Option Plans	3.3
Company Permits	3.5
Company Preferred Shares	3.3
Company Real Properties	3.17(a)(v)
Company Reports	3.7(a)
Company Requisite Vote	3.25
Company Stockholders Meeting	5.9(a)
Company Superior Proposal	5.3(a)
Company Termination Amount	7.5(a)
Company Voting Proposal	5.8(a)
Confidentiality Agreement	5.7
Consulting Agreement	6.3(d)
Damages	5.12(a)
Delaware Courts	8.6
Dissenting Holder	2.1(c)(i)
Dissenting Share	2.1(c)(i)
DGCL	1.1
Early Termination Amount	7.5(b)
Effective Time	1.3

Terms	Section

Environmental Laws	3.17(a)(i)
Environmental Permits	3.17(a)(iii)
ERISA	3.14(b)
Exchange Act	3.6(b)
Exchange Agent	2.2(a)
Excluded Company Shares	2.1(a)(ii)
Executive	Recitals
Exercise Period	5.14(b)
Faces	3.9(a)
Fairness Opinion	3.27
GAAP	3.7(a)
Hazardous Materials	3.17(a)(ii)
Include, includes and including	8.9(b)
Indebtedness	3.24(b)
Indemnified Parties	5.12(a)
Indemnified Party	5.12(a)
Internal Controls	3.7(c)
Leases	3.8(a)
Material, Materially or Materiality	8.9(d)
Material Adverse Effect	8.9(d)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
OBCA	1.1
Offsite Non-Company Real Properties	3.17(a)(vi)
Outside Date	7.2(a)
Owned Real Property	3.10(a)
Parent	Preamble
Parent Balance Sheet	4.6(a)
Parent Common Shares	2.1(a)(i)
Parent Material Adverse Effect	8.9(d)
Parent Permits	4.4
Parent Reports	4.6
Person	8.9(e)
Proxy Statement/ Prospectus	5.8(a)
Purchase Price	2.1(a)(i)
PwC	3.7(b)
Registration Statement	5.8(a)
Regulation M-A Filing	5.8(c)
Regulatory Filings	3.6(b)
Reimbursement Maximum Amount	7.5(a)
Release	3.17(a)(iv)
Required Consents	3.6(b)
Returns	3.13(a)(ii)

Terms	Section

Rule 145 Affiliates	5.10
SEC	3.7(a)
Securities Act	3.6(b)
Subsidiary	8.9(f)
Surviving Corporation	1.1
Taxes	3.13(a)(iii)
To the knowledge of	8.9(c)
Transit Contracts	3.8(c)
Transit Structures	3.9(b)
Unbuilt Faces	3.9(a)
Voting Agreement	Recitals

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 17, 2004, is by and among Lamar Advertising Company, a Delaware corporation (“Parent”), OMC Acquisition Corporation, a Delaware corporation and a direct and wholly owned subsidiary of Parent (“Merger Sub”), and Obie Media Corporation, an Oregon corporation (the “Company”).

RECITALS

      WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have determined that the merger of the Company with and into Merger Sub (the “Merger”), in the manner contemplated herein, is advisable and in the best interests of their respective corporations and stockholders, and, by resolutions duly adopted, have unanimously approved this Agreement;

      WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder;

      WHEREAS, in connection with the Merger and as an inducement to Parent to enter into this Agreement, the Company’s Board of Directors has unanimously approved the execution by Brian B. Obie (the “Executive”) of a voting agreement in favor of Parent and Merger Sub substantially in the form attached hereto as Exhibit A (the “Voting Agreement”), with respect to, among other things, the voting of shares of capital stock of the Company held or to be held by the Executive in favor of the Merger, such agreement to be executed and delivered contemporaneously with this Agreement; and

      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

      SECTION 1.1     The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub in accordance with this Agreement, and the separate corporate existence of the Company shall thereupon cease. Merger Sub (sometimes hereinafter referred to as the “Surviving Corporation”) shall be the surviving corporation of the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”) and the Oregon Business Corporation Act (the “OBCA”). At the election of Parent, any wholly owned, direct subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger and such substituted subsidiary shall be deemed Merger Sub for all purposes hereunder at any time prior to the meeting of the Company’s stockholders contemplated by Section 5.5 so long as the substitution does not (i) delay the meeting, (ii) cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code, (iii) materially change the terms and conditions of this Agreement (including the representations and warranties of Parent) and (iv) materially delay the Effective Time.

      SECTION 1.2     The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at (a) the offices of Jones, Walker, Waechter, Poitevent, Carrere, & Denegre, L.L.P., 8555 United Plaza Boulevard, Suite 500, Baton Rouge, Louisiana, 70809, at 10:00 a.m., local time, on January 15, 2005 or, if later, the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (b) such other time, date or place as Parent and the Company may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

      SECTION 1.3     Effective Time. If all the conditions to the Merger set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, on the Closing Date, (a) a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 251 of the DGCL shall be properly executed and filed with the Secretary of State of the State of Delaware and (b) articles of merger (the “Articles of Merger”) meeting the requirements of Section 494 of the OBCA shall be properly executed and filed with the Secretary of State of the State of Oregon. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Oregon in accordance with the DGCL and the OBCA, respectively, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

      SECTION 1.4     Certificate of Incorporation. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

      SECTION 1.5     Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

      SECTION 1.6     Board of Directors and Officers of Surviving Corporation. The Board of Directors and officers of the Surviving Corporation shall consist of the Board of Directors and officers of Merger Sub, as they existed immediately prior to the Effective Time, until changed in accordance with applicable law.

ARTICLE 2

CONVERSION OF COMPANY SHARES

      SECTION 2.1     Effect on Capital Stock. At the Effective Time, the Merger shall have the following effects on the capital stock of the Company and Merger Sub, without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a) Conversion of the Company Common Shares. Subject to the provisions of this Article 2, each share of Common Stock, without par value, of the Company (each a “Company Common Share” and collectively the “Company Common Shares”) issued and outstanding immediately prior to the Effective Time (but excluding all Company Common Shares that are owned by (i) Parent, Merger Sub or any other direct or indirect Subsidiary of Parent or (ii) the Company or any direct or indirect Subsidiary of the Company (collectively the “Excluded Company Shares”), and excluding all Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (the “Merger Consideration”):

(i) if the average of the closing sales prices of a share of the Class A Common Stock, par value $0.001 per share, of Parent (“Parent Common Shares”) as reported by the Dow Jones Quotation Service for the 20 trading days immediately preceding the third calendar day immediately preceding the Closing Date (the “Average Closing Share Price”) is greater than $30.00, that number of validly issued, fully paid and nonassessable Parent Common Shares equal to the quotient of (A) Forty Three Million Three Hundred Thirteen Thousand Seven Hundred Eighteen and 00/100 Dollars ($43,313,718.00) (the “Purchase Price”), divided by (B) the total number of Company Common Shares issued and outstanding immediately prior to the Effective Time (but excluding the Excluded Company Shares), further divided by (C) the Average Closing Share Price; or

(ii) if the Average Closing Share Price of the Parent Common Shares is $30.00 or less, (A) cash in an amount equal to (1) the Cash Purchase Price divided by (2) the total number of Company Common Shares issued and outstanding immediately prior to the Effective Time (but excluding the Excluded Company Shares), and (B) that number of validly issued, fully paid and nonassessable Parent Common Shares equal to the quotient of (x) the Purchase Price minus the Cash Purchase Price, divided by (y) the total number of Company Common Shares issued and outstanding immediately prior to the Effective Time (but excluding the Excluded Company Shares), further divided by (z) the Average Closing Share Price.

For purposes of this Agreement, if the Average Closing Share Price of the Parent Common Shares is $30.00 or less, but greater than $22.00, “Cash Purchase Price” shall mean the amount of the Purchase Price Parent elects, in its sole discretion, to pay in cash up to Ten Million Seven Hundred Fifty Six Thousand Six Hundred Ninety Six and 00/100 Dollars ($10,756,696.00), such amount (which may be zero) to be specified by Parent by delivering written notice to the Company at least one business day prior to the Closing. If the Average Closing Share Price of the Parent Common Shares is $22.00 or less, “Cash Purchase Price” shall mean the amount of the Purchase Price Parent elects, in its sole discretion, to pay in cash up to Twenty One Million Eighty Three Thousand One Hundred Twenty Four and 00/100 Dollars ($21,083,124.00), such amount (which may be zero) to be specified by Parent by delivering written notice to the Company at least one business day prior to the Closing.

(b) Option Shares. All outstanding Company Options will be exercised or terminated prior to the Effective Time, as provided in Section 5.14.

(c) Dissenting Shares.

(i) Notwithstanding any other provision of this Agreement to the contrary, each outstanding Company Common Share the holder of which has perfected such holder’s right to demand payment for such holder’s Company Common Shares in accordance with Sections 551 through 594 of the OBCA (a “Dissenting Holder”) and has not effectively withdrawn or lost such right (a “Dissenting Share”), shall not be converted into or represent the right to receive any Merger Consideration, but the Dissenting Holder thereof shall be entitled only to such rights as are granted by the OBCA; provided, however, that any Dissenting Holder who shall, after the Effective Time and in accordance with the OBCA, withdraw such Dissenting Holder’s demand for payment or lose such Dissenting Holder’s dissenting rights under the OBCA shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.1(a).

(ii) The Company shall give Parent prompt notice and a copy of any written notice of a stockholder’s intent to demand payment, of any request to withdraw a demand for payment and of any other instruments delivered to it pursuant to the OBCA, and Parent shall have the opportunity to direct all negotiations and proceedings with respect to demands for payment under the OBCA. The Company shall not voluntarily make any payment with respect to any demand for payment and shall not, except with the prior consent of Parent, settle or offer to settle any such demands.

(d) Cessation of Rights. From and after the Effective Time, the holder of a certificate (a “Certificate”) representing Company Common Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate, the Merger Consideration to which such holder is entitled pursuant to Section 2.1(a) or, with respect to Dissenting Shares, the rights described in Section 2.1(c). Until surrendered as contemplated by Section 2.2, each Certificate (other than those representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and such holder shall not be entitled to vote or to any rights of a stockholder of Parent until after such surrender.

(e) Cancellation of Excluded Company Shares. Each Excluded Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

(f) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and owned by Parent.

      SECTION 2.2     Exchange of Certificates.

      (a) Exchange Procedures. From time to time, or, prior to or after the Effective Time, Parent shall deposit with American Stock Transfer & Trust or another exchange agent selected by Parent (the “Exchange Agent”), in trust for the benefit of the holders of Company Common Shares, that number of certificates representing Parent Common Shares and that amount of funds (if Parent elects to pay a portion of the Merger Consideration in cash pursuant to Section 2.1(a)(ii)) as necessary to effect the prompt conversion of the Company Common Shares into the Merger Consideration pursuant to Section 2.1(a) and this Section 2.2. Parent shall also make sufficient funds available to the Exchange Agent from time to time as needed to pay cash in respect of (i) dividends or other distributions in accordance with Section 2.2(b) and (ii) fractional shares in accordance with Section 2.2(d). Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate as of the Effective Time (other than holders of a Certificate in respect of Excluded Company Shares or Dissenting Shares), (x) a letter of transmittal specifying that delivery of the Certificates shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, such letter of transmittal to be in such form and to have such other provisions as Parent may reasonably determine, and (y) instructions for exchanging the Certificates and receiving the Merger Consideration to which such holder shall be entitled pursuant to Section 2.1(a). Subject to Section 2.2(g), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole Parent Common Shares that such holder is entitled to receive pursuant to Section 2.1(a) and (ii) a check in the aggregate amount (after giving effect to any required tax withholdings) of (A) any cash comprising a portion of the Merger Consideration pursuant to Section 2.1(a)(ii), plus (B) any cash in lieu of fractional shares determined in accordance with Section 2.2(d), plus (C) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Section 2.2. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable under this Section 2.2 (for the Merger Consideration, fractional shares, dividends or otherwise) upon surrender of any Certificate. In the event of a transfer of ownership of Company Common Shares that occurred prior to the Effective Time, but is not registered in the transfer records of the Company, the Merger Consideration may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for Parent Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for Parent Common Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the reasonable satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

      (b) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Common Shares issuable pursuant to this Agreement. No dividends or other distributions so declared in respect of such Parent Common Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid, less the amount of any withholding taxes that may be required thereon, to the holder of the certificates representing whole

Parent Common Shares issued in exchange for such Certificate, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date that is at or after the Effective Time and a payment date on or prior to the date of surrender of such Certificate and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Common Shares with a record date at or after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of Parent Common Shares, all Parent Common Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

      (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Effective Time.

      (d) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no certificates or scrip for fractional Parent Common Shares shall be issued in the Merger and no Parent Common Shares dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, each holder of Company Common Shares who would otherwise have been entitled to receive a fraction of a Parent Common Share upon surrender of a Certificate for exchange shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Average Closing Share Price of the Parent Common Shares.

      (e) Termination of Exchange Period; Unclaimed Merger Consideration. At any time following the first anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Parent Common Shares and funds deposited with the Exchange Agent, and holders of Certificates shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration and any dividends or other distributions with respect thereto payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of a Certificate with regard to Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if Parent believes that the Person providing the indemnity is sufficiently creditworthy, the making of a reasonable undertaking to indemnify Parent or the Company, or, if Parent does not so believe, the posting by such Person of a bond in the form customarily required by Parent to indemnify against any claim that may be made against it with respect to such Certificate, the Exchange Agent will distribute such Merger Consideration, dividends and other distributions in respect thereof issuable or payable in exchange for such lost, stolen or destroyed Certificate pursuant to Sections 2.1, 2.2(b) and 2.2(d). Any delivery or surrender for exchange of a Certificate pursuant to this Section 2.2 may be effected (in lieu of such delivery or exchange for surrender of a Certificate) by delivery of an affidavit together with an indemnity undertaking or indemnity bond in accordance with this Section 2.2(f).

      (g) Affiliates. Notwithstanding any other provision of this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 5.11) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 5.11.

      (h) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by Parent or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure letter delivered to Parent concurrently with the execution hereof (the “Company Disclosure Letter”), the Company represents and warrants to Parent that:

      SECTION 3.1     Existence; Corporate Authority. The Company is a corporation duly incorporated and validly existing under the laws of the State of Oregon. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have or reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the Company’s articles of incorporation and bylaws previously made available to Parent are true and correct and contain all amendments as of the date hereof.

      SECTION 3.2     Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the adoption of this Agreement by the Company’s stockholders. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms.

      SECTION 3.3     Capitalization. The authorized capital stock of the Company consists of 20,000,000 Company Common Shares, and 10,000,000 shares of Preferred Stock, without par value (the “Company Preferred Shares”). As of September 15, 2004, there were (a) 6,001,442 Company Common Shares issued and outstanding (including 87,945 Company Common Shares of restricted stock), (b) no Company Common Shares were held in treasury of the Company or by its Subsidiaries, (c) no Company Preferred Shares issued and outstanding and (d) 382,181 Company Common Shares subject to outstanding employee and director stock options (the “Company Options”) issued by the Company in the manners described in Schedule 3.3 of the Company Disclosure Letter, including those stock option plans listed thereon (the “Company Option Plans”). All issued and outstanding Company Common Shares are, and all Company Common Shares subject to issuance as specified in preceding clause (d), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, (i) duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon the Company and (iii) were issued in compliance with all applicable charter documents of the Company and all applicable federal and state securities laws, rules and regulations. Except (y) as set forth in this Section 3.3 and (z) for any Company Common Shares issued pursuant to the exercise of the options referred to in subsection (c) above, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, stockholder rights plan or similar instruments, convertible securities or other rights, agreements or commitments which obligate or may obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of the Company or any of its Subsidiaries. Schedule 3.3 of the Company Disclosure Letter sets forth the following information with respect to the Company Options outstanding as of September 3, 2004: (1) the name of the optionee for each outstanding Company Option, (2) the number of Company Common Shares subject to such Company Options, (3) the per Company Common Share exercise price of such Company Option and (4) the date of grant. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

      SECTION 3.4     Subsidiaries.

      (a) Each of the Company’s Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have or reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.4 of the Company Disclosure Letter, all of the outstanding shares of capital stock of, or other ownership interests in, each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims, preferential purchase rights or other rights, interests or encumbrances (“Liens”).

      (b) Schedule 3.4 of the Company Disclosure Letter sets forth for each Subsidiary of the Company, its name and jurisdiction of incorporation or organization. Each of the Company and its Subsidiaries has maintained its separate corporate existence and has complied with all necessary corporate, limited liability company or partnership formalities, including the holding of annual meetings of directors and stockholders. Except as set forth in Schedule 3.4 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any of its Subsidiaries, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity.

      (c) The copies of the charter documents, by-laws or other organizational documents of the Company and each of its Subsidiaries previously made available to Parent are true and correct and contain all amendments as of the date hereof.

      SECTION 3.5     No Violation; Compliance With Laws. Neither the Company nor any of its Subsidiaries is or has been, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have or reasonably be expected to have a Company Material Adverse Effect. Except as would not have or reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the “Company Permits”) and (ii) the Company and its Subsidiaries are in compliance with the terms of the Company Permits. No investigation by any governmental authority with respect to the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened.

      SECTION 3.6     No Conflict.

      (a) Except as set forth on Schedule 3.6(a) of the Company Disclosure Letter, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of the Company or of the charter documents, bylaws or other organizational documents of any of its Subsidiaries; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Company Permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have or reasonably be expected to have a Company Material Adverse Effect.

      (b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article 1 of this Agreement, (ii) filings required under Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), and (iii) those consents or approvals set forth on Schedule 3.6(b) of the Company Disclosure Letter (clauses (i)and (ii) collectively, the “Regulatory Filings,” and clause (iii), the “Required Consents”), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have or reasonably be expected to have a Company Material Adverse Effect.

      (c) Other than as contemplated by Section 3.6(b) and the Company Requisite Vote, no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Company’s contracts or leases or for the Company to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates would not have or reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.7     SEC Documents; Financial Statements.

      (a) The Company has made available to Parent each registration statement, report, proxy statement, information statement or other document filed by the Company with the Securities and Exchange Commission (the “SEC”) since December 1, 2000, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (all of which are publicly available on the SEC’s EDGAR system), and the Company has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company Reports.” The Company Reports were or will be filed on a timely basis. As of their respective filing times, the Company Reports (i) were or will be prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, The Nasdaq Stock Market and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents or will fairly present in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its

Subsidiaries for the periods set forth therein, in each case in accordance with accounting principles generally accepted in the U.S. (“GAAP”) consistently applied during the periods involved, except, in the case of unaudited statements, for year-end audit adjustments and as otherwise may be noted therein. The consolidated, unaudited balance sheet of the Company as of May 31, 2004 is referred to herein as the “Company Balance Sheet.”

      (b) The Company’s annual financial statements for the years ended November 30, 2003, November 30, 2002 and November 30, 2001 have been audited by PricewaterhouseCoopers LLP (“PwC”), independent auditors of the Company, in accordance with generally accepted auditing standards. On July 22, 2004, the Company dismissed PwC as its independent auditors. At no time during the engagement of PwC as the Company’s independent auditors were there any (i) disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures or (ii) occurrences of any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

      (c) The Company has delivered to Parent true and complete copies of all management letters, if any, relating to any audit or review of the financial statements or books of the Company and its Subsidiaries, and all letters or documentation, if any, relating to the Internal Controls or other accounting practices of the Company and its Subsidiaries. To the Company’s knowledge, there are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls of the Company and its Subsidiaries which have adversely affected or could adversely affect the Company’s and its Subsidiaries’ ability to record, process, summarize and report financial data. The Company has reported to Parent in writing any fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the Company’s and its Subsidiaries’ Internal Controls. “Internal Controls” has the same meaning as the term “internal control over financial reporting” which is defined in Rule 13a-15(f) under the Exchange Act.

      SECTION 3.8     Leases; Advertising and Transit Contracts.

      (a) Schedule 3.8(a) of the Company Disclosure Letter lists each lease, sublease, license or other instrument granting the Company and its Subsidiaries the right to locate and maintain the Faces and other yet unbuilt advertising faces on the land or property of others (collectively, the “Leases”), and the Company has made available to Parent copies of each such Lease, and all such copies were true, complete and correct, and included all amendments, waivers and modifications thereof. Schedule 3.8(a) of the Company Disclosure Letter further identifies each Lease that contains a provision for the determination of lease payments, either principally or in the alternative, based on a percentage of outdoor advertising space revenue or some other measure of revenue of the Company or its Subsidiaries. Each Lease is in full force and effect, and is a legal, valid and binding obligation of the Company or one of its Subsidiaries and, to the Company’s knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as would not have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under any Lease, and no condition or circumstance exists that, with the giving of notice or the passage of time, could become a default under any Lease. All Lease rental payments that are due have been made and are current. Neither the Company nor any of its Subsidiaries has been informed by a lessor or its representative that a lessor does not intend to renew an existing Lease.

      (b) Schedule 3.8(b) of the Company Disclosure Letter lists each advertising contract relating to the Faces (the “Advertising Contracts”), and the Company has made available to Parent copies of each such Advertising Contract, and all such copies are true, complete and correct, and include all amendments, waivers and modifications thereof. Each Advertising Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or one of its Subsidiaries and, to the Company’s knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as would not have or reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries and the other parties to the Advertising Contracts have performed, in all material respects, their obligations thereunder, to the extent those obligations to perform have accrued.

      (c) Schedule 3.8(c) of the Company Disclosure Letter lists each transit advertising contract and contract with a transit district to which the Company or any of its Subsidiaries are party (the “Transit Contracts”), and the Company has made available to Parent copies of each such Transit Contract, and all such copies are true, complete and correct, and include all amendments, waivers and modifications thereof. Except as set forth on Schedule 3.8(c) of the Company Disclosure Letter, each Transit Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or one of its Subsidiaries and, to the Company’s knowledge, each of the other parties thereto, enforceable in accordance with its terms. The Company and its Subsidiaries and the other parties to the Transit Contracts have performed, in all material respects, their obligations thereunder, to the extent those obligations to perform have accrued.

      (d) Except as set forth on Schedule 3.8(d) of the Company Disclosure Letter, No consent or approval of any party to any of the Leases, Advertising Contracts or Transit Contracts is required for the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

      SECTION 3.9     Faces and Transit Structures.

      (a) Schedule 3.9(a) of the Company Disclosure Letter sets forth a complete and correct list of the type and location of the outdoor advertising faces and their supporting structures (the “Faces”), including those Faces scheduled to be constructed after the date hereof (the “Unbuilt Faces”), owned or leased by the Company, designating those Faces that the Company owns and those Faces that the Company leases (and with respect to the leased Faces, the lessor thereof). Schedule 3.9(a) of the Company Disclosure Letter sets forth the outdoor advertising space revenue (net of discounts, rebates, tradeouts, commercial sales, paper sales, production revenue and agency commissions) under the Advertising Contracts attributable to each Face for the one month period ended August 31, 2004. Each Face (a) is legal and conforming or legal and non-conforming, (b) available for sale and (c) is standing and in good condition acceptable within the standards of the outdoor advertising industry, except as would not have or reasonably be expected to have a Company Material Adverse Effect. Each Face is operated under a Lease or is located on Owned Real Property.

      (b) Schedule 3.9(b) of the Company Disclosure Letter sets forth a complete and correct list of the type and location by transit district of the transit advertising shelters and benches, leased to or operated by the Company under the Transit Contracts (the “Transit Structures”). Schedule 3.9(b) of the Company Disclosure Letter sets forth the outdoor advertising space revenue (net of discounts, rebates, tradeouts, commercial sales, paper sales, production revenue and agency commissions) under the Transit Contracts attributable to each Transit Structure for the one month period ended August 31, 2004. Each Transit Structure is (a) available for sale and (b) in good condition acceptable within the standards of the transit advertising industry.

      SECTION 3.10     Owned Real Property.

      (a) Schedule 3.10 of the Company Disclosure Letter sets forth a complete and correct list of all real property owned in fee by the Company and its Subsidiaries (“Owned Real Property”). Except as set forth on Schedule 3.10 of the Company Disclosure Letter, either the Company or its Subsidiaries has good and marketable fee simple title to all of its Owned Real Property, free and clear of any Liens, subject in each case to Liens that will not, in any case or in the aggregate, materially detract from the value of the Owned Real Property.

      (b) There are no pending or threatened condemnation proceedings with respect to any portion of Owned Real Property, or litigation or administrative actions relating to any portion of Owned Real Property.

      (c) All Owned Real Property and related improvements are supplied with utilities and other services necessary for the operation of the facilities currently operated on the property.

      SECTION 3.11     Litigation and Liabilities. Except as set forth on Schedule 3.11 of the Company Disclosure Letter, there are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, court, board, bureau, agency or instrumentality. There are no outstanding judgments, decrees, injunctions, awards or orders against the Company or any of its Subsidiaries. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of the Company or any of its Subsidiaries, other than those liabilities and obligations (a) that are disclosed in the Company Reports, (b) that have been incurred in the ordinary course of business since December 1, 2003, (c) related to expenses associated with the transactions contemplated hereby or (d) that would not have or reasonably be expected to have a Company Material Adverse Effect. The Company has previously provided to Parent a full and complete list describing and quantifying all amounts, contingent or otherwise, payable by the Company at some time after the Effective Time in respect of prior acquisitions of businesses or assets.

      SECTION 3.12     Absence of Certain Changes. Since the date of the Company Balance Sheet, the Company has conducted its business only in the ordinary and usual course of business, and during such period there has not been (a) any event, condition, action or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect, (b) any material change by the Company or any of its Subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by GAAP, (c) any material damage, destruction, or loss to the business or properties of the Company and its Subsidiaries, taken as a whole, whether or not covered by insurance, (d) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any of its Subsidiaries (except payments by a Subsidiary to the Company), or any direct or indirect redemption, purchase or any other acquisition by the Company or any of its Subsidiaries of any such stock, (e) any change in the capital stock or in the number of shares or classes of the Company’s or any of its Subsidiaries’ authorized or outstanding capital stock (other than as a result of exercises of options to purchase the Company Common Shares outstanding as of the date hereof and disclosed in Schedule 3.3 of the Company Disclosure Letter) or (f) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.

      SECTION 3.13     Taxes.

      (a) For purposes of this Agreement:

(i) “Company Group” means, individually and collectively, the Company and any Person as to which the Company is liable for Taxes incurred by such individual or entity either as transferee or pursuant Treasury Regulation Section 1.1502-6 or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations;

(ii) “Returns” mean all returns, reports, estimates, declarations and statements of any nature relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties; and

(iii) “Taxes” means all federal, state, county, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, accumulated earnings, personal holding, excess profits, franchise, profits, license, withholding, payroll, employment, environmental, excise, severance, stamp, social security or similar occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, including, but not limited to, any transferee liability with respect thereto, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

      (b) All Returns required to be filed by or on behalf of members of the Company Group have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. No member of the Company Group is currently the beneficiary of any extension of time within which to file any Return.

      (c) Each member of the Company Group has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

      (d) There are no Liens on any of the assets of Company or its Subsidiaries with respect to Taxes other than Liens for Taxes not yet due and payable, or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

      (e) The Company has furnished or made available to Parent true and complete copies of: (i) all Returns of the Company Group for all periods beginning on or after December 1, 2000 through the date of this Agreement and (ii) all tax audit reports, work papers, statements of deficiencies, closing or other agreements received by any member of the Company Group, or on their behalf relating to Taxes. Neither the Company nor any member of the Company Group do business in or derive income from any state, local, territorial or foreign taxing jurisdiction for which Returns must be filed other than those for which all Returns have been furnished to Parent. To the Company’s knowledge, no claim has ever been made by a taxing authority in a jurisdiction in which the Company or any member of the Company Group does not file a tax return that it is or may be subject to taxation by that jurisdiction.

      (f) The Returns of the Company Group are not currently the subject of any audit by a governmental or taxing authority.

      (g) No deficiencies exist or are expected to be asserted with respect to Taxes of the Company Group, and there is no basis for the assertion of any material deficiency of Taxes. No notice (either in writing or verbally, formally or informally) has been received by any member of the Company Group that it has not filed a Return or paid Taxes required to be filed or paid by it.

      (h) No member of the Company Group is a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either in writing or verbally, formally or informally) against any member of the Company Group, or any of its assets.

      (i) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of any member of the Company Group.

      (j) The Company and each member of the Company Group has disclosed on its federal income Tax Returns all positions taken thereon that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

      (k) There are no requests for rulings, subpoenas or requests for information pending with respect to any member of the Company Group.

      (l) No currently effective power of attorney has been granted by any member of the Company Group with respect to any matter relating to Taxes.

      (m) The amount of the Company’s liability or the liability of any member of the Company Group for unpaid Taxes for all periods ending on or before the date hereof do not, in the aggregate exceed the amount of current liability accruals for Taxes (excluding reserves for deferral of Taxes) as set forth in the Company Balance Sheet, and the amount of the Company’s liability or the liability of any member of the Company Group for unpaid Taxes for all periods ending on or before the Closing Date will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the balance sheets of the Company or its Subsidiaries, respectively, as of the Closing Date.

      (n) Neither the Company nor any member of the Company Group has made an election, or is required to treat any asset as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code.

      (o) Since December 1, 2000, neither the Company nor its Subsidiaries has issued or assumed any indebtedness that is subject to Section 279(b) of the Code.

      (p) No member of the Company Group has entered into any compensatory agreements with respect to the performance of services which payment thereunder will result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

      (q) No consent under Section 341(f) of the Code has been filed with respect to any member of the Company Group.

      (r) Neither the Company nor its subsidiaries has agreed, nor is required to make, any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

      (s) Neither the Company nor its Subsidiaries has disposed of any property that has been accounted for under the installment method.

      (t) Neither the Company nor its Subsidiaries is a party to any interest rate swap, currency swap or similar transaction.

      (u) No member of the Company Group has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent is not required to withhold tax on the acquisition of the Company Common Shares by reason of Section 1445 of the Code.

      (v) No member of the Company Group has participated in any international boycott as defined in Section 999 of the Code.

      (w) Neither the Company nor any of its Subsidiaries is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

      (x) No member of the Company Group has made any of the elections described in subparagraphs (n), (q) or (r) of this Section 3.13 or is required to apply any of the rules applicable to such elections under any comparable state or local income tax provisions.

      (y) Except as set forth in Schedule 3.13(y) of the Company Disclosure Letter, no member of the Company Group has or has ever had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the U.S. and such foreign country.

      (z) Set forth in Schedule 3.13(z) of the Company Disclosure Letter or in documents furnished or made available, or within five business days from the date hereof will furnish or make available, to Parent is accurate and complete information with respect to each of the following:

(i) any tax elections made by any member of the Company Group currently in effect or that would otherwise affect the Company or any member of the Company Group;

(ii) any tax carryovers (either forward or backwards) of the Company or its Subsidiaries;

(iii) the Company’s basis in its assets;

(iv) the Company’s current and accumulated earnings and profits;

(v) excess loss accounts in the Company Group; and

(vi) deferred intercompany transactions in the Company Group.

      (aa) Neither the Company nor its Subsidiaries is a party to any Tax allocation or sharing agreement or has any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or federal law), as transferee or successor, by contract or otherwise.

      (bb) No member of the Company Group has prepared or filed any Return inconsistent with past practice or, on any such Return, taken any position, made any election or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Returns in prior periods, or settled or compromised any material federal, state or local income tax liability.

      (cc) To the Company’s knowledge, after consulting with its tax advisors, neither the Company nor any affiliate has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code. In furtherance and not in limitation of the foregoing:

(i) Neither the Company nor any of its affiliates has redeemed or otherwise purchased any Company Common Shares at any time during the 24 months preceding the date of this Agreement.

(ii) Neither the Company nor any of its Subsidiaries has taken any action that would cause Merger Sub not to acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to its stockholders, Company assets used to pay its reorganization expenses and all redemptions and distributions made by the Company immediately preceding the Merger will be included as assets of the Company held immediately prior to the Merger. In furtherance and not in limitation of the foregoing, neither the Company nor any of its Subsidiaries has transferred any significant portion of its assets at any time during the 24 months preceding the date of this Agreement.

(iii) The liabilities of the Company to be assumed by Merger Sub in the Merger and the liabilities to which the assets of the Company are subject were incurred by the Company in the ordinary course of its business.

(iv) The Company is not an investment company. (For purposes of this representation, the term “investment company” means a regulated investment company, a real estate investment trust, or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment. In making the 50% and the 80% determinations under the preceding sentence, stock and securities in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary’s assets. A corporation is considered a subsidiary for this purpose if any other corporation owns 50% or more of the combined voting power of all classes of stock entitled to vote or 50% or more of the total value of shares of all classes of stock outstanding.)

(v) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

      SECTION 3.14     Employee Benefit Plans.

      (a) For purposes of this Section 3.14, the Subsidiaries of the Company shall include any enterprise which, with the Company, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code.

      (b) All employee benefit plans, programs, arrangements and agreements (whether or not described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not written or oral and whether or not legally enforceable (in part or in full) covering active, former or retired employees of the Company and any of its Subsidiaries which provide benefits to such employees, or as to which the Company or any Subsidiary has any liability or contingent liability, are listed on Schedule 3.14(b) of the Company Disclosure Letter (the “Company Benefit Plans”).

      (c) The Company has made available to Parent a true, correct and complete copy of each of the Company Benefit Plans, and all contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and record-keeping agreements, each as in effect on the date hereof. In the case of any Company Benefit Plan that is not in written form, Parent has been supplied with an accurate description of such Company Benefit Plan as in effect on the date hereof. A true, correct and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and IRS determination letter with respect to each Company Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Company Benefit Plan have been made available to Parent. There have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.

      (d) All Company Benefit Plans comply in form and have been administered in operation in all material respects with all requirements of ERISA, the Code and other applicable laws and regulations, no event has occurred which will or could cause any such Company Benefit Plan to fail to comply in all material respects with such requirements and no notice has been received by the Company from any governmental authority questioning or challenging such compliance. None of the Company Benefit Plans is presently under audit, examination or investigation (nor has the Company or any of its Subsidiaries received notice of a potential audit, examination or investigation) by any governmental authority.

      (e) All required employer contributions under any such plans have been made or have been fully accrued and such accruals are properly reflected on the Company Balance Sheet. No changes in contributions or benefit levels with respect to any of the Company Benefit Plans are scheduled to occur after the date of this Agreement.

      (f) Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified under currently operative provisions of the Code and nothing has occurred, or, to the Company’s knowledge, could reasonably be expected to occur, to cause the loss of such qualified status.

      (g) No Company Benefit Plan is (i) covered by Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) an equivalent plan for purposes of any foreign laws.

      (h) There are no pending or anticipated claims against or otherwise involving any of the Company Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) has been brought against or with respect to any Company Benefit Plan or any of the fiduciaries thereof.

      (i) Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under Section 412 of the Code, Section 302 of ERISA or subtitle C or D of Title IV of ERISA with respect to any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly sponsored, maintained, or contributed to (or required to be contributed to) by the Company, any Company Subsidiary or any entity which is considered one employer with the Company under Section 4001 of ERISA.

      (j) Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA.

      (k) Except as set forth on Schedule 3.14(k) of the Company Disclosure Letter, none of the assets of any Company Benefit Plan is invested in employer securities (as defined in Section 407(d)(1) of ERISA) or employer real property (as defined in Section 407(d)(2) of ERISA).

      (l) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan.

      (m) There have been no acts or omissions by the Company or any of its Subsidiaries which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 501 or 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company, any of its Subsidiaries or any fiduciary of any Company Benefit Plan are or may be liable.

      (n) Each Company Benefit Plan which constitutes a “group health plan” (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) has been operated in compliance with applicable law, including coverage requirements of Sections 4980B of the Code, Chapter 100 of the Code and Section 601 of ERISA to the extent such requirements are applicable.

      (o) Neither the Company nor any of its Subsidiaries has any liability or contingent liability for providing, under any Company Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.

      (p) Obligations under the Company Benefit Plans are properly reflected in the financial statements of the Company in accordance with GAAP.

      (q) There has been no act or omission that would impair the ability of Parent or any of its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Company Benefit Plan without the prior consent of any person or persons.

      (r) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment from the Company or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any Company Benefit Plan or otherwise; or (iii) except as set forth on Schedule 3.14(r) of the Company Disclosure Letter, result in the acceleration of the time of payment or vesting of any such benefits. Schedule 3.14(r) of the Company Disclosure Letter sets forth the severance obligations of the Company and its Subsidiaries with respect to each of their employees in the event of termination of such employees, whether or not such termination is for cause or otherwise.

      (s) There are no contingent deferred sales charges or similar surrender fees, asset charges or other penalties that will become payable by any of the Company and the Subsidiaries as a result of the termination of any of the Company Benefit Plans or the mergers of the assets of any of the Company Benefit Plans into a plan or benefit arrangement of Parent.

      (t) No liability under any Company Benefit Plan has been funded nor has any obligation under any Company Benefit Plan been satisfied with the purchase of a contract from an insurance company as to which such insurance company has given notice that it is insolvent or is in rehabilitation or any similar proceeding.

      SECTION 3.15     Labor Matters.

      (a) Except as set forth on Schedule 3.15(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

      (b) Neither the Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound, nor is there any grievance pending against the Company or any of its Subsidiaries brought by any labor union or labor organization under any such collective bargaining agreement, contract or other agreement or understanding.

      (c) To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

      SECTION 3.16     Employee Matters.

      (a) Schedule 3.16(a) of the Company Disclosure Letter sets forth:

(i) a list of the name, title, current annual compensation rate (but excluding bonus and commissions) of each employee of the Company and its Subsidiaries;

(ii) organizational charts; and

(iii) standard forms of all current employment, consulting, employee confidentiality or similar agreements to which the Company or any of its Subsidiaries is a party or bound by.

      (b) The Company and its Subsidiaries have made available to Parent complete and correct copies of all (i) employee handbooks of the Company or any of its Subsidiaries, (ii) employee bonus and commission plans currently in effect or pursuant to which of the Company or any of its Subsidiaries has any liability or obligation and (iii) reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended.

      (c) Accruals with respect to the bonus, sick leave and vacation benefits of the employees of the Company and its Subsidiaries have been made in accordance with the terms of the applicable Employee Plans and GAAP.

      (d) (i) Each of the Company and its Subsidiaries has complied and is in material compliance with all applicable laws, ordinances, governmental rules or regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, employee privacy, occupational safety and health and the Workers Adjustment and Retraining Notification Act (or any similar state, local or foreign law); (ii) neither the Company nor any Subsidiary is engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act (or any similar state, local or foreign law); and (iii) there is no proceeding pending or, to the Company’s knowledge, threatened, or any investigation pending or, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries relating to subsections (i) or (ii) above, and, to the Company’s knowledge, there exists no basis for any such proceeding or investigation.

      (e) There are no charges of, formal, informal or internal complaints of, or proceedings involving, discrimination or harassment (including discrimination or harassment based upon sex, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status) pending or, to the Company’s knowledge, threatened, nor is there any investigation pending or, to the Company’s knowledge, threatened, including investigations before the Equal Employment Opportunity Commission or any federal, state, local or foreign agency or court, with respect to the Company or any of its Subsidiaries.

      (f) No current or former employee of the Company or any of its Subsidiaries has been discharged, demoted, suspended, threatened, harassed or discriminated against in any other manner by the Company, any of its Subsidiaries or any of their directors, officers, employees or agents in violation of Section 1514A of Title 18 of the United States Code or any similar foreign law.

      (g) No employee of the Company or any of its Subsidiaries (i) to the Company’s knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant imposed by a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

      SECTION 3.17     Environmental Matters.

      (a) For purposes of this Agreement:

(i) “Environmental Laws” means any and all applicable laws, statutes, regulations, rules, orders, ordinances, legally enforceable directives, and rules of common law of any governmental entity pertaining to protection of human health (to the extent arising from exposure to Hazardous Materials) or the environment (including any natural resource damages or any generation, use, storage, treatment, disposal, transportation, release, threatened release, discharge or emission of Hazardous Materials into the indoor or outdoor environment) in effect as of the date hereof and at the time of Closing;

(ii) “Hazardous Materials” means any (A) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law, (B) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon and (C) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, or derivatives thereof;

(iii) “Environmental Permits” means any and all permits, registrations, licenses, consents, exemptions, variances, authorizations and similar approvals required under Environmental Laws;

(iv) “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the air, surface water, ground water or onto the ground, ground surface or onto or into man-made structures;

(v) “Company Real Properties” means those real properties owned, leased or otherwise operated by the Company or its Subsidiaries in connection with the performance of their respective businesses; and

(vi) “Offsite Non-Company Real Properties” means any real properties other than the Company Real Properties.

      (b) Except as would not have or reasonably be expected to have a Company Material Adverse Effect:

(i) the Company and its Subsidiaries and their respective operations, assets, businesses and Company Real Properties are and have been in compliance with all Environmental Laws and Environmental Permits;

(ii) all Environmental Permits required under Environmental Laws for operating the Company’s and its Subsidiaries’ assets, businesses, and Company Real Properties as they are currently being operated have been obtained and are currently in full force and effect and, to the Company’s knowledge, there are no conditions or circumstances that would limit or preclude it or its Subsidiaries from renewing such Environmental Permits;

(iii) the Company and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws and neither the Company nor its Subsidiaries have received written notice of alleged violations under applicable Environmental Laws with respect to their respective operations, assets, businesses or Company Real Properties;

(iv) there have been no Releases of Hazardous Materials on, under or from the Company Real Properties and there are no investigations, remediations, removals, or monitorings of Hazardous Materials required under Environmental Laws at such properties;

(v) neither the Company nor any of its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation,

remediation, removal or monitoring of any Hazardous Materials at, under or Released or threatened to be Released from any Offsite Non-Company Real Properties and, to the Company’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

(vi) there has been no exposure of any person or property to Hazardous Materials in connection with the Company’s or its Subsidiaries’ operations, assets, businesses or Company Real Properties that would reasonably be expected to form the basis for a claim for damages or compensation; and

(vii) the Company and its Subsidiaries have made available to Parent complete and correct copies of all material environmental site assessment reports, studies, and correspondence on environmental matters (in each instance relevant to the Company or its Subsidiaries) that are in the Company’s or its Subsidiaries’ possession and relating to their respective operations, assets, businesses or Company Real Properties.

      SECTION 3.18     Intellectual Property. The Company and its Subsidiaries exclusively own or possess all necessary licenses on an exclusive basis or other valid rights to use, without any obligation to make fixed or contingent payments, including any royalty payments, all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of Liens, and there are no assertions or claims challenging the validity of any of the foregoing. Except in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of the Company’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, service-marks, trademarks, trademark rights, trade names, trade name rights, copyrights or other intellectual property rights of others, except as would not have or reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, there is no infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries.

      SECTION 3.19     Title to Properties. Except for goods and other property sold, used or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business for fair value, as of the date hereof, the Company has defensible title to all its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet, free and clear of any Lien, except: (a) Liens reflected therein or otherwise disclosed herein; (b) Liens for current taxes not yet due and payable; and (c) such imperfections of title, easements and Liens that do not materially impair the value of such property or asset. All leases and other agreements (but excluding the Leases and Transit Contracts) pursuant to which the Company or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or any material personal property are listed on Schedule 3.19 of the Company Disclosure Letter and are valid, effective and enforceable, and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries. All significant operating equipment of the Company and its Subsidiaries is in good operating condition, ordinary wear and tear excepted.

      SECTION 3.20     Insurance. The Company and its Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses. Schedule 3.20 of the Company Disclosure Letter lists each insurance policy maintained by the Company and its Subsidiaries, and true and complete copies of all such policies have been previously provided to the Parent. Since December 1, 2002, there have been no claims made or paid, either individually or in the aggregate, in excess of Twenty Five Thousand and 00/100 Dollars ($25,000.00). All premiums due under such policies have been paid or accrued for and all such policies are in full force and effect. As of the date hereof, no notice of cancellation or non-renewal of any policy and no notice of disallowance of any claim under any insurance policy has been received by the Company or any of its Subsidiaries. Except as provided in the applicable policy, neither the Company nor any of its Subsidiaries has any liability for or exposure to any premium expense for expired policies and there are no current claims by either the Company or any of its

Subsidiaries under any such policy as to which coverage has been denied or disputed by the underwriters of such policies, nor are there any material insured losses for which claims have not been made.

      SECTION 3.21     Bank Accounts; Powers of Attorney. Schedule 3.21 of the Company Disclosure Letter sets forth each bank account or cash account maintained by the Company at any bank, brokerage or other financial firm, the name of the institution at which such account is maintained, the number of the account and the names of the individuals having authority to withdraw funds from such account.

      SECTION 3.22     Related Party Transactions.

      (a) Schedule 3.22(a) of the Company Disclosure Letter list each transaction since December 1, 2002 involving or for the benefit of the Company or its Subsidiaries, on the one hand, and any director or executive officer of the Company or any of its Subsidiaries or an affiliate of any such director or executive officer, on the other hand, including without limitation, (i) any debtor or creditor relationship, (ii) any transfer or lease of real or personal property, (iii) wages, salaries, commissions, bonuses and agreements relating to employment and (iv) purchases or sales of products or services.

      (b) Schedule 3.22(b) of the Company Disclosure Letter lists (i) all agreements and claims of any nature that any executive officer or director of the Company or any of its Subsidiaries or an affiliate of any such director or executive officer has with or against the Company or any of its Subsidiaries as of the date hereof and (ii) all agreements and claims of any nature that the Company or any of its Subsidiaries has with or against any director or executive officer of the Company or any of its Subsidiaries or an affiliate of any such director or executive officer as of the date hereof.

      SECTION 3.23     Certain Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the Company or any of its Subsidiaries may conduct their businesses or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that would not have or reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.24     Contracts; Debt Instruments.

      (a) Except for documents filed or listed as exhibits to the Company Reports filed since December 1, 2002 or as otherwise disclosed herein, there are no contracts that are material to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole (“Company Material Contracts”). Except as set forth on Schedule 3.24(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound. Each Company Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or one of its Subsidiaries and, to the Company’s knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by the Company or one of its Subsidiaries or, to the Company’s knowledge, any other party thereto under any Company Material Contract or result in a right of termination of any Company Material Contract.

      (b) Set forth in Schedule 3.24 of the Company Disclosure Letter is, as of the date hereof, (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or its Subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred, and (ii) the respective principal amounts outstanding thereunder as of the date hereof. For purposes of this Section 3.24 and Section 5.1, “indebtedness” means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid, (D) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person or creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business), (F) all capitalized lease obligations of such Person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person and (J) all guarantees and arrangements having the economic effect of a guarantee by such Person of any indebtedness of any other Person. Except as set forth on Schedule 3.24 of the Company Disclosure Letter, all of the outstanding indebtedness of the Company and each of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other Person, and without payment of any premium or penalty.

      (c) Neither the Company nor any of its Subsidiaries has entered into any contract and there is no commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or subject to that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its Subsidiaries or any contract that may be terminable as a result of Parent’s status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that would not have or reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.25     Vote Required. The affirmative vote of holders of a majority of the outstanding Company Common Shares is the only vote necessary to adopt this Agreement and the transactions contemplated hereby (as applied to this Agreement and the transactions contemplated hereby, the “Company Requisite Vote”).

      SECTION 3.26     Certain Approvals. Prior to the execution and delivery of the Voting Agreement, the Consulting Agreement and this Agreement, the Company’s Board of Directors unanimously approved (a) an amendment to the Company’s bylaws to provide that Sections 801 through 816 of the OBCA do not apply to acquisitions of its voting shares (b) the execution and delivery of the Voting Agreement by the Executive, (c) the execution and delivery of the Consulting Agreement by the Executive and (d) this Agreement and the other transactions contemplated hereby, including the Merger. The Company’s Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the other transactions contemplated by this Agreement the restrictions contained in Sections 801 through 816 and Sections 825 through 845 of the OBCA and any other “fair price,” “moratorium,” control share acquisition, interested stockholder or other similar antitakeover provision or regulation and any restrictive provision of any antitakeover provision in the articles of incorporation or bylaws of the Company, and no such antitakeover provision or regulation restricts or conflicts with the Merger and the transactions contemplated hereby. The Company has no stockholder rights plan or “poison pill” or similar plan or agreement.

      SECTION 3.27     Opinion of Financial Advisor. The Company’s Board of Directors has retained D.A. Davidson & Co. (the “Company’s Financial Advisor”) to issue an opinion (the “Fairness Opinion”) regarding the fairness of the Merger Consideration, from a financial point of view, with respect to the holders of the Company Common Shares (other than Parent and its Subsidiaries); it being understood and acknowledged by Parent that the Fairness Opinion will be rendered for the benefit of the Company’s Board of Directors, and is not intended to, and may not, be relied upon by Parent, its affiliates or their respective Subsidiaries.

      SECTION 3.28     Brokers; Schedule of Fees and Expenses.

      (a) Except for the engagement of the Company’s Financial Advisor to act as its financial advisor in connection with the Merger and render the Fairness Opinion, or as otherwise set forth on

Schedule 3.28(a) of the Company Disclosure Letter, the Company has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of Parent, Merger Sub or the Company to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Schedule 3.28 of the Company Disclosure Letter sets forth the terms of engagement of the Company’s Financial Advisor’s and such other Persons identified thereof (including the fees owed by the Company in connection therewith).

      (b) Schedule 3.28 of the Company Disclosure Letter sets forth a complete list of the estimated fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of the Company’s Financial Advisor and of the Company’s legal counsel and accountants).

      SECTION 3.29     Complete Disclosure. Neither this Agreement nor the Company Disclosure Letter contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

      SECTION 3.30     Customers and Suppliers. Neither the Company nor any of its Subsidiaries have any customers that represented 5% or more of the Company’s consolidated revenues in the fiscal year ended November 30, 2003 or in the six-month period ended May 31, 2004. No material supplier or exclusive supplier of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to them.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

      Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

      SECTION 4.1     Existence; Good Standing; Corporate Authority. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have or reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of each of Parent’s and Merger Sub’s charter documents previously made available to the Company are true and correct and contain all amendments as of the date hereof.

      SECTION 4.2     Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by each of Parent and Merger Sub of the transactions contemplated hereby, including the issuance and delivery by Parent of the Parent Common Shares pursuant to the Merger, has been duly authorized by all requisite corporate action. The approval by Parent’s stockholders of the issuance of Parent Common Shares pursuant to the Merger is not required. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and legally binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms.

      SECTION 4.3     Capitalization.

      (a) The authorized capital stock of Parent consists exclusively of (i) 175,000,000 shares of Class A Common Stock, $0.001 par value per share, (ii) 37,500,000 shares of Class B Common Stock, $0.001 par value per share, (iii) 1,000,000 shares of Series AA Preferred Stock, $0.001 par value per share, and (iv) 10,000 shares of Class A Preferred Stock, $638 par value per share. As of September 13, 2004, the following shares are outstanding: (A) 88,663,699 shares of Class A Common Stock, (B) 15,672,527 shares of Class B Common Stock, (C) 5,719.49 shares of Series AA Preferred Stock and (D) no shares of Class A Preferred Stock. No shares of any class are held in treasury. All of the issued and outstanding shares of Parent have been validly issued, are fully paid and nonassessable and are free of preemptive rights. As of the date hereof, 10,000,000 shares of the Class A Common Stock of Parent are reserved for issuance pursuant to the exercise of stock options granted and outstanding under the stock option plan designated the Lamar Advertising 1996 Equity Incentive Plan, as amended.

      (b) The Parent Common Shares to be issued as Merger Consideration have been duly authorized and, when issued and delivered in accordance herewith, will be validly issued, fully paid, nonassessable and free of preemptive rights.

      (c) The authorized capital stock of Merger Sub consists exclusively of 1,000 shares of Common Stock, par value $.01 per share, of which 1,000 shares are outstanding and no shares are held in treasury.

      SECTION 4.4     No Violation; Compliance with Laws. Neither Parent nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clauses (b) or (c), as would not have or reasonably be expected to have a Parent Material Adverse Effect. Except as would not have or reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the “Parent Permits”) and (ii) Parent and its Subsidiaries are in compliance with the terms of the Parent Permits. No investigation by any governmental authority with respect to Parent or any of its Subsidiaries is pending or, to Parent’s knowledge, threatened.

      SECTION 4.5     No Conflict.

      (a) Neither the execution and delivery by Parent and Merger Sub of this Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Parent or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Parent Permit, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Parent or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have or reasonably be expected to have a Parent Material Adverse Effect.

      (b) Neither the execution and delivery by Parent or Merger Sub of this Agreement nor the consummation by Parent or Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than Regulatory Filings, and listing of the Parent Common Shares to be issued in the Merger on the Nasdaq National Market System, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have or reasonably be expected to have a Parent Material Adverse Effect.

      (c) Other than as contemplated by Section 4.5(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of Parent’s contracts or leases or for Parent to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates would not have or reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.6     SEC Documents; Financial Statements.

      (a) Parent has made available to the Company each registration statement, report, proxy statement, information statement or other document filed by Parent with the SEC since January 1, 2001, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (all of which are publicly available on the SEC’s EDGAR system), and Parent has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. All such registration statements, forms, reports and other documents (including those that Parent may file after the date hereof until the Closing) are referred to herein as the “Parent Reports.” The Parent Reports were or will be filed on a timely basis. As of their respective filing times, the Parent Reports (a) were or will be prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, The Nasdaq Stock Market and the rules and regulations thereunder and complied with the then applicable accounting requirements and (b) did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents or will fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders’ equity included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents or will fairly present in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Parent and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, for year-end audit adjustments and as otherwise may be noted therein. The consolidated, unaudited balance sheet of Parent as of June 30, 2004 is referred to herein as the “Parent Balance Sheet.”

      (b) There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls of Parent and its Subsidiaries which have adversely affected or could adversely affect Parent’s and its Subsidiaries’ ability to record, process, summarize and report financial data.

      SECTION 4.7     Absence of Certain Changes. Since the date of the Parent Balance Sheet, Parent has conducted its business only in the ordinary and usual course of business, and during such period there has not been any event, condition, action or occurrence that has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 5

COVENANTS

      SECTION 5.1     Company’s Conduct of Business. Prior to the Effective Time, except as set forth in the Company Disclosure Letter or as expressly contemplated hereby or as consented to in writing by Parent, the Company shall, and shall cause each of its Subsidiaries to:

(a) conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, including diligently pursuing the construction of Unbuilt Faces in accordance with Schedule 3.9(a) of the Company Disclosure Letter;

(b) use its reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

(c) not amend its articles of incorporation or bylaws (or other similar governing instruments) and not adopt or implement any stockholder rights plan;

(d) promptly notify Parent of any material adverse change in its financial condition or business or any termination, cancellation, repudiation or breach of any Company Material Contract or any other relationship with a significant customer (or communications expressly indicating the same may be contemplated), or the institution of any material litigation or governmental complaints, investigations or hearings (or communications in writing indicating the same may be contemplated), or the breach of any representation or warranty contained herein;

(e) promptly make available (in paper form or via the Internet) to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

(f) not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of this Agreement and disclosed in the Company Disclosure Letter or referred to in clause (ii) below, issue any shares of its capital stock or (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of its capital stock except pursuant to contractual commitments existing on the date of this Agreement and disclosed in the Company Disclosure Letter;

(g) not (i) increase any compensation or benefits of any officer, director, employee or agent of the Company or any of its Subsidiaries, except in the ordinary course of business with respect to employees other than executive officers of the Company or any of its Subsidiaries, or enter into or amend any employment agreement or severance agreement with any of its present or future officers, directors or employees, or (ii) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect;

(h) not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (except with respect to any payments by a Company Subsidiary to the Company) or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

(i) not sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries), except in the ordinary course of business and for fair value;

(j) not authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction (other than the Merger) or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(k) not, except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

(l) use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary;

(m) not (i) make or rescind any express or deemed election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes or (iii) change in any respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

(n) not (i) incur any indebtedness for borrowed money, except for borrowings in the ordinary course of business under the Company’s line of credit existing on the date hereof, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, (ii) except in the ordinary course of business, enter into any material contract or lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries or (iii) make or commit to make capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

(o) not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental authority, commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger;

(p) unless in the good faith opinion of its Board of Directors after consultation with its outside legal counsel complying with the following provisions would be inconsistent with the fiduciary duties of such Board of Directors and only then if taking such actions would not violate any of the other terms of this Agreement, not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the U.S. or any state having jurisdiction;

(q) not enter into or amend any agreement with any holder of Company capital stock with respect to holding, voting or disposing of Company Common Shares;

(r) not by resolution of its Board of Directors or otherwise cause or permit the acceleration of rights, benefits or payments under any Company Benefit Plans, except as required under the terms of the Company Benefit Plans and disclosed in the Company Disclosure Letter;

(s) not split, combine, subdivide or reclassify its outstanding shares of capital stock or otherwise change its capitalization as its existed on the date of this Agreement;

(t) not enter into any joint venture, partnership or other joint business venture with any person; and

(u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article 6 hereof.

      SECTION 5.2     Parent’s Conduct of Business. Prior to the Effective Time Parent shall:

(a) conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted; and

(b) not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental authority, commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger.

      SECTION 5.3     No Solicitation by the Company.

      (a) The Company agrees that it and its Subsidiaries (i) will not (and the Company will not permit its or its Subsidiaries’ officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries, to) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of the Company or any of its Subsidiaries, or the acquisition of any of the capital stock of the Company or any of its Subsidiaries or a business or assets that constitute 5% or more of the net revenues, net operating income or assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as a “Company Acquisition Proposal”) or participate or engage in any discussions or negotiations concerning a Company Acquisition Proposal; and (ii) will immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Company Acquisition Proposal; provided, that, subject to Section 5.3(b), nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) making any disclosure to the holders of Company Common Shares if in the good faith judgment of the Company’s Board of Directors failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law or violate the securities laws or the rules of the Nasdaq Stock Market or (B) providing information (pursuant to a confidentiality agreement containing provisions no less favorable to the Company than those contained in the Confidentiality Agreement and which does not contain terms that prevent the Company from complying with its obligations under this Section 5.3) to or engaging in any negotiations or discussions with any Person or group who has made an unsolicited bona fide Company Acquisition Proposal with respect to all of the outstanding shares of capital stock of the Company or all or substantially all of the assets of the Company if, with respect to the actions set forth in clause (B), (x) in the good faith judgment of the Company’s Board of Directors, taking into account the likelihood of consummation and after consultation with its financial advisors, such Company Acquisition Proposal is reasonably likely to result in a transaction materially more favorable to the holders of the Company Common Shares from a financial point of view than the Merger and (y) the Company’s Board of Directors, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with its fiduciary obligations under applicable law (a “Company Superior Proposal”); provided, further, however, that no Company Acquisition Proposal shall be deemed to be a Company Superior Proposal if any financing required to consummate the Company Acquisition Proposal is not committed.

      (b) The Company agrees that it will immediately notify Parent, with written confirmation to follow promptly (and in any event within 24 hours), if any proposal or offer is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its officers, directors, employees, agents or representatives relating to or constituting a Company Acquisition Proposal. In connection with such notice, the Company shall indicate the identity of the Person or group making such proposal, request or inquiry and the material terms and conditions of any Company Acquisition Proposal. Thereafter, the Company shall keep Parent fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms of any such proposal or offer. The Company shall not provide any information to or participate in discussions or negotiations with the person or entity making any Company Superior Proposal until three business days after the Company has first notified the Parent of such Company Acquisition Proposal as required herein.

      (c) Nothing in this Section 5.3 shall permit the Company to enter into any agreement with respect to a Company Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, the Company shall not enter into any agreement with any Person that provides for, or in any way facilitates, a Company Acquisition Proposal, other than a confidentiality agreement and/or standstill agreement permitted under Section 5.3(a) in reasonably customary form and which does not contain terms that prevent the Company from complying with its obligations under this Section 5.3.

      SECTION 5.4     Meeting of Stockholders.

      (a) The Company, acting through its Board of Directors, shall take all actions in accordance with applicable law and regulations, its articles of incorporation and bylaws and the rules of The Nasdaq Stock

Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement or on such other date as the parties may mutually agree in writing, the Company Stockholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 5.4(b), to the fullest extent permitted by applicable law, (i) the Company’s Board of Directors shall recommend approval and adoption of the Company Voting Proposal by the Company’s stockholders and include such recommendation in the Proxy Statement/ Prospectus and (ii) neither the Company’s Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company’s Board of Directors that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 5.4(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the OBCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/ Prospectus is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/ Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

      (b) The Company, through its Board of Directors, shall recommend approval of the Merger, this Agreement and the transactions contemplated hereby; provided, that the Company’s Board of Directors may at any time prior to receipt of the Company Requisite Vote (i) withdraw, withhold, modify or change any recommendation regarding the Merger, this Agreement or the transactions contemplated hereby or (ii) recommend and declare advisable any Company Superior Proposal, if its Board of Directors determines in good faith after consultation with its outside legal counsel that the failure to so withdraw, withhold, modify or change its recommendation would be inconsistent with its fiduciary obligations under applicable law. The Company shall be required to comply with its obligations under Section 5.4(a) whether or not its Board of Directors withdraws, modifies, withholds or changes its recommendation or declaration regarding this Agreement or the transactions contemplated hereby or recommends or declares the advisability of any other offer or proposal.

      SECTION 5.5     Filings; Reasonable Best Efforts.

      (a) Subject to the terms and conditions herein provided, the Company and Parent shall:

(i) use their reasonable best efforts to satisfy the conditions to closing in Article 6 as promptly as practicable and to cooperate with one another in timely making all filings required to be made prior to the Effective Time with, and timely seek all consents, approvals, permits or authorizations required to be obtained prior to the Effective Time from governmental or regulatory authorities of the U.S., the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby;

(ii) promptly notify each other of any communication concerning this Agreement or the Merger to that party from any governmental authority and permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any governmental entity;

(iii) not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat;

(iv) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger; and

(v) furnish the other party with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities.

      (b) Without limiting Section 5.4(a), Parent and the Company shall:

(i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party; and

(ii) each use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible.

      (c) The Company shall not, without Parent’s prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters) in connection with the transactions contemplated under this Agreement.

      SECTION 5.6     Inspection; Confidentiality. From the date hereof to the Effective Time, the Company and Parent shall allow all designated officers, attorneys, accountants and other representatives of the other party access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries or Parent and its Subsidiaries, including inspection of such properties; provided, that no investigation pursuant to this Section 5.5 shall affect any representation or warranty given by any party hereunder; provided, further, that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. The Company and Parent agree that they will not, and will cause their representatives not to, use any information obtained pursuant to this Section 5.5 for any purpose unrelated to the consummation of the transactions contemplated hereby. The Company and Parent shall continue to be governed by, and shall comply with, the terms and conditions of that certain Confidentiality Agreement dated July 2, 2004 (the “Confidentiality Agreement”).

      SECTION 5.7     Publicity. The Company and Parent will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by the rules of any market on which such party’s securities are traded, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

      SECTION 5.8     Registration Statement; Proxy Statement.

      (a) As promptly as practicable after the execution of this Agreement and the Company’s receipt of the Fairness Opinion, Parent, in cooperation with the Company, shall prepare and file with the SEC a Registration Statement on Form S-4 to be filed by Parent pursuant to which Parent Common Shares issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), in which the proxy statement (the “Proxy Statement/ Prospectus”) to be sent to the Company’s stockholders in connection with the meeting of such stockholders (the “Company Stockholders Meeting”) to consider and vote upon this Agreement and the Merger (the “Company Voting Proposal”), shall be included as a prospectus. Each of Parent and the Company shall respond to any comments of the

SEC and shall use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Company shall cause the Proxy Statement/ Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/ Prospectus or any filing pursuant to Section 5.8(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/ Prospectus, the Merger or any filing pursuant to Section 5.8(b). Each of Parent and the Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.8 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement/ Prospectus or any filing pursuant to Section 5.8(b), Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

      (b) Parent and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

      (c) Each of Parent and the Company agree that the information to be supplied by or on behalf of it for inclusion or incorporation by reference in the Registration Statement, or to be included or supplied by or on behalf of it for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of Parent and the Company agree that the information to be supplied by or on behalf of it for inclusion in the Proxy Statement/ Prospectus (which shall be deemed to include all information about or relating to the Company, the Company Voting Proposal and the Company Stockholder Meeting) shall not, on the date the Proxy Statement/ Prospectus is first mailed to the Company’s stockholders, or at the time of the Company Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/ Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Each of Parent and the Company agree that if at any time prior to the Effective Time any fact or event relating to it or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/ Prospectus should be discovered by such party or should occur, Parent or the Company, as applicable, shall promptly inform the other party of such fact or event.

      SECTION 5.9     Listing Application. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the Nasdaq National Market System prior to the Effective Time, subject to official notice of issuance. Parent shall promptly prepare and submit to the Nasdaq National Market System a supplemental listing application covering the shares of Parent Common Shares issuable in the Merger.

      SECTION 5.10     Agreements of Affiliates. Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list identifying all persons who, at the time of the meeting of the

Company’s stockholders pursuant to Section 5.5, the Company believes may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Parent shall be entitled to place restrictive legends on any shares of Parent Common Shares issued to such Rule 145 Affiliates. The Company shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent, at or prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit B.

      SECTION 5.11     Expenses .. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided in Section 7.5.

      SECTION 5.12     Indemnification.

      (a) From and after the Effective Time, in addition to assuming and performing the obligations of the Company under those agreements set forth on Schedule 5.12(a) of the Company Disclosure Letter concerning indemnification and related matters of directors and officers, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law each individual who immediately prior to the Effective Time is, or has been at any time prior to the Effective Time, an officer or director of the Company (or any Subsidiary or division thereof) and each individual who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of the Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (collectively, “Damages”) in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted, threatened or claimed, whether formal or informal, whether brought in the name of the Company, the Surviving Corporation or otherwise, and whether of a civil, criminal, administrative or investigative nature, before or after the Effective Time, in which the Indemnified Party or Indemnified Parties may be or may have been involved as a party, witness or otherwise (collectively, an “Action”). In the event of any Action, (i) Parent shall cause the Surviving Corporation to pay, as incurred, Damages, including the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Parent will, and will cause the Surviving Corporation to, cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); provided, further, that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 5.12(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group. In no event shall Parent or the Surviving Corporation be required to indemnify any of the Indemnified Parties or advance any expenses on behalf of any of the Indemnified Parties pursuant to this Section 5.12 to any greater extent than the Company would have been required to so indemnify or advance expenses pursuant to the articles of incorporation or bylaws of the Company or contractual indemnification agreements binding on the Company, each as in existence on the date hereof.

      (b) The parties agree that the rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any action or suit, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification and advancement of expenses in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

      SECTION 5.13     Reorganization. From and after the date hereof and until the Effective Time, none of Parent, the Company or any of their respective Subsidiaries shall knowingly (a) take any action, or fail to take any reasonable action, as a result of which the Merger would fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or (b) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action. Following the Effective Time, Parent shall not knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code (and any comparable provisions of applicable state or local law). The parties hereto hereby adopt this Agreement as a plan of reorganization.

      SECTION 5.14     Company Stock Options. The Company shall take all necessary action in order that all Company Options will terminate prior to the Effective Time, except as otherwise mutually agreed to by the Company and Parent. Unless an alternative method of handling the Company Options is mutually agreed to by the Company and Parent, the Company shall, through the Compensation Committee of its Board of Directors (the “Committee”), take the following actions in connection with the outstanding Company Options, all of which were granted under the Company’s Restated 1996 Stock Incentive Plan (the “Stock Incentive Plan”):

(a) The Company shall, through the Committee and as permitted by the terms of the Stock Incentive Plan, no later than 35 days prior to the Effective Time accelerate the exercisability of all outstanding Company Options and waive any conditions to or limitations on exercisability of the Company Options.

(b) The Company shall, through the Committee and as permitted in the Stock Incentive Plan, permit the Company Options to be exercised in accordance with their terms for a period not less than 30 days (the “Exercise Period”), which period shall end at least three business days prior to the Effective Time. The Company shall, through the Committee and as permitted in the Stock Incentive Plan, terminate all unexercised Company Options, effective at the close of business on the last day of the Exercise Period. No Company Options will be permitted to be exercised following the expiration of the Exercise Period.

(c) The Company shall provide written notification to all holders of the Company Options as to the acceleration of exercisability of the Company Options and the beginning and ending dates of the Exercise Period.

      SECTION 5.15     Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date hereof until the Effective Time, or (b) any material failure of Parent, Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.15 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

      SECTION 5.16     Employee Share Purchase Plan. The Company shall, through its Board of Directors, terminate its Employee Share Purchase Plan effective at the close of business on September 30, 2004. A maximum of 2,500 Company Common Shares may be issued to participants in the Employee Share Purchase Plan as a result of purchases to occur on September 30, 2004. No additional Company Common Shares may be issued through the Employee Share Purchase Plan.

      SECTION 5.17     Transfer of Insurance Policies. Prior to the Closing, the Company’s Board of Directors shall transfer to the Executive ownership of the two life insurance policies identified on

Schedule 5.17 to the Company’s Disclosure Letter as further consideration to the Executive for his obligations to the Company under the Consulting Agreement. The Executive shall be responsible, and the Company shall not reimburse or otherwise indemnify the Executive, for any taxes or fees payable as a result of the transfer of such policies.

      SECTION 5.18     Cooperation. From and after the date hereof, the Company shall use its reasonable best efforts to cooperate with Parent regarding the preparation for the Merger and the integration of the Company’s and its Subsidiaries’ businesses into the business of Parent following the Effective Time, including providing any notices to any governmental entities, customers or suppliers of the Company and its Subsidiaries and employees of the Company and its Subsidiaries.

      SECTION 5.19     Fairness Opinion. The Company shall use its reasonable best efforts to obtain the Fairness Opinion, in writing, from the Company’s Financial Advisor within the 14 day period following the date hereof to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Shares (other than Parent and its Subsidiaries). The Company agrees that it will immediately notify Parent, with written confirmation to follow promptly (and in any event within 12 hours), of the Company’s receipt of the Fairness Opinion.

ARTICLE 6

CONDITIONS

      SECTION 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by mutual agreement of the parties at or prior to the Closing Date of the following conditions:

(a) The Company Requisite Vote shall have been obtained.

(b) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger, and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger.

(c) The Registration Statement shall have become effective and no stop order with respect thereto shall be in effect and no proceedings for that purpose, and no similar proceeding with respect to the Proxy Statement/ Prospectus shall have been commenced or threatened by the SEC.

(d) The Parent Common Shares to be issued pursuant to the Merger shall have been authorized for listing on the Nasdaq National Market System, subject to official notice of issuance.

      SECTION 6.2     Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment by Parent and Merger Sub or waiver by the Company at or prior to the Closing Date of the following conditions:

(a) Parent and Merger Sub shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Parent Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Parent Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and the Company shall have received a certificate of Parent, executed on its behalf by its President or a Vice President of Parent, dated the Closing Date, certifying to such effect.

(b) The Company shall have received the opinion of its counsel, in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth therein, dated the Closing Date, a copy of which shall be furnished to Parent, to the effect that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Parent, Merger Sub and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company, Merger Sub and Parent as to such matters as such counsel may reasonably request.

      SECTION 6.3     Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment by the Company or waiver by Parent at or prior to the Closing Date of the following conditions:

(a) The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Company Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Company Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Parent shall have received a certificate of the Company, executed on its behalf by its President or a Vice President of the Company, dated the Closing Date, certifying to such effect.

(b) The consolidated current assets of the Company, less the consolidated current liabilities of the Company, as of the Closing Date, shall be not less than $5,000,000, and Parent shall have received a certificate of the Company, executed on its behalf by its President or a Vice President of the Company, dated the Closing Date, certifying to such effect; provided, however, that for purposes of determining the Company’s consolidated current assets, the Company shall receive (i) a credit equal to (A) any fees and expenses actually paid by the Company in connection with this Agreement and the transactions contemplated hereby for the Company’s Financial Advisor and the Company’s counsel and accountants and (B) the amount by which capital expenditures actually paid by the Company for the construction of outdoor advertising faces and their supporting structures from and after the date of the Agreement exceeds Two Hundred Eighty Thousand and 00/100 Dollars, and (ii) a debit equal to the amount of cash received by the Company as a result of (A) the exercise of any Company Options pursuant to Section 5.14 and (B) the purchase of Company Common Shares after the date hereof pursuant to the Employee Share Purchase Plan; provided, further, that for purposes of determining the Company’s consolidated current liabilities, the fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby for the Company’s Financial Advisor and the Company’s counsel and accountants shall not be considered.

(c) The aggregate amount of the Company’s long-term debt (including capital lease obligations, but excluding the current portion thereof), as of the Closing Date, shall not be greater than $18,300,000, and Parent shall have received a certificate of the Company, executed on its behalf by its President or a Vice President of the Company, dated the Closing Date, certifying to such effect.

(d) The Consulting Agreement in the form attached hereto as Exhibit C (the “Consulting Agreement”) executed by Executive and the Company as of the date of this Agreement shall be in full force and effect, without amendment, and neither party thereto shall be aware of any facts or circumstances that could reasonably be expected to cause such agreement to no longer be in full force or effect.

(e) The Amended and Restated Lease Agreement in the form attached hereto as Exhibit D executed by Obie Industries, Incorporated and the Company as of the date of this Agreement shall be in full force and effect, without amendment, and neither party thereto shall be aware of any facts or circumstances that could reasonably be expected to cause such agreement to no longer be in full force or effect.

(f) The percentage of Dissenting Shares to the total number of Company Common Shares issued and outstanding immediately prior to the Closing Date (including the aggregate number of Dissenting Shares, but excluding the Excluded Company Shares) shall not be greater than 5%.

(g) Parent shall have received the opinion of its counsel, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth therein, dated the Closing Date, a copy of which shall be furnished to the Company, to the effect that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Parent, Merger Sub and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Parent, Merger Sub and the Company as to such matters as such counsel may reasonably request.

(h) The Company shall have obtained all of the Required Consents.

(i) There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries or to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the Company Common Shares (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by Parent or any of its Subsidiaries of any such shares.

(j) The Company shall have diligently pursued or completed the construction of Unbuilt Faces, and each completed Unbuilt Face, as constructed, shall be (a) legal and conforming, (b) available for sale and (c) standing and in good condition acceptable within the standards of the outdoor advertising industry.

(k) Parent shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries.

ARTICLE 7

TERMINATION

      SECTION 7.1     Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the Company and Parent approved by action of their respective Boards of Directors.

      SECTION 7.2     Termination by Parent or the Company. At any time prior to the Effective Time, this Agreement may be terminated by Parent or the Company, in either case by action of its Board of Directors, if:

(a) the Merger shall not have been consummated by February 28, 2005 (the “Outside Date”), unless the SEC has not declared effective the Registration Statement by January 10, 2005, in which case the Outside Date shall automatically be extended to March 31, 2005; provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure or whose affiliates’ failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date; or

(b) the Company Requisite Vote shall not have been obtained at a meeting (including adjournments and postponements) of the Company’s stockholders duly convened for the purpose of obtaining the Company Requisite Vote;

(c) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have complied with Section 5.4 and with respect to other matters not covered by Section 5.4 shall have used its reasonable best efforts to remove such injunction, order or decree; or

(d) within the 14-day period provided for in Section 5.19, the Company’s Financial Advisor shall not have delivered to the Company the Fairness Opinion in accordance with the terms of Section 5.19 to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Shares (other than Parent and its Subsidiaries); provided, however, that Parent’s and the Company’s right to terminate this Agreement pursuant to this Section 7.2(d) shall expire on the date that is seven days after the expiration of such 14-day period.

      SECTION 7.3     Termination by the Company. At any time prior to the Effective Time, this Agreement may be terminated by the Company, by action of its Board of Directors, if (a) there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) would not be satisfied and (b) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3 shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.3(a) shall not be satisfied.

      SECTION 7.4     Termination by Parent. At any time prior to the Effective Time, this Agreement may be terminated by Parent, by action of its Board of Directors, if:

(a) (i) there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(a) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.2(a) shall not be satisfied;

(b) prior to obtaining the Company Requisite Vote, (i) the Company’s Board of Directors shall have failed to unanimously recommend approval of the Company Voting Proposal within one business day after receipt of a Fairness Opinion to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Shares (other than Parent and its Subsidiaries); (ii) the Company’s Board of Directors shall have withdrawn or modified its recommendation of the Company Voting Proposal (iii) the Company’s Board of Directors shall have failed to reconfirm its recommendation of the Company Voting Proposal within five days after Parent requests in writing that the Company’s Board of Directors do so; (iv) the Company’s Board of Directors (or any committee thereof) shall have approved or recommended to the Company’s stockholders a Company Acquisition Proposal (other than the Merger); (v) a tender offer or exchange offer for Company Common Shares shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company’s Board of Directors (or any committee thereof) recommends that the Company’s stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; (vi) the Company shall have materially breached its obligations under Section 5.4 or 5.5; or (vii) for any reason (other than as a result of the action or inaction of Parent) the Company shall have failed to hold the Company Stockholders Meeting and submit the Company Voting Proposal to the Company’s stockholders by the date which is one business day prior to the Outside Date; or

(c) the Company’s Financial Advisor shall have withdrawn, modified, withheld or changed the Fairness Opinion to the effect that the Merger Consideration is no longer fair, from a financial point of view, to the holders of Company Common Shares (other than Parent and its Subsidiaries).

      SECTION 7.5     Termination Payments.

      (a) If this Agreement is terminated:

(i) by the Company or Parent pursuant to Section 7.2(b) after the public announcement of a Company Acquisition Proposal; or

(ii) by Parent pursuant to Section 7.4(b)(ii), 7.4(b)(iii), 7.4(b)(iv), 7.4(b)(v), 7.4(b)(vi), 7.4(b)(vii) or 7.4(c);

then the Company shall pay Parent One Million Ninety Thousand Eight Hundred Three and 00/100 Dollars ($1,090,803.00) (the “Company Termination Amount”) and, in addition, reimburse Parent for all expenses incurred by Parent in connection with this Agreement (including expenses associated with negotiating and entering into this Agreement and conducting due diligence, and including legal fees and travel costs) prior to or upon termination of this Agreement up to Two Hundred Thousand and 00/100 Dollars ($200,000.00) (the “Reimbursement Maximum Amount”).

      (b) If this Agreement is terminated:

(i) by the Company or Parent pursuant to Section 7.2(d); or

(ii) by Parent pursuant to Section 7.4(b)(i);

then the Company shall pay Parent Two Hundred Thousand and 00/100 Dollars ($200,000.00) (the “Early Termination Amount”) and, in addition, reimburse Parent for all expenses incurred by Parent in connection with this Agreement (including expenses associated with negotiating and entering into this Agreement and conducting due diligence, and including legal fees and travel costs) prior to or upon termination of this Agreement up to the Reimbursement Maximum Amount; provided, however, that if this Agreement is terminated by either the Company or Parent pursuant to Section 7.2(d), and there has been a Company Acquisition Proposal during the 14-day period provided for in Section 7.2(d), then the Company shall pay Parent the Company Termination Amount and, in addition, reimburse Parent for all expenses incurred by Parent in connection with this Agreement (including expenses associated with negotiating and entering into this Agreement and conducting due diligence, and including legal fees and travel costs) prior to or upon termination of this Agreement up to the Reimbursement Maximum Amount.

      (c) In addition to the Company’s obligation to pay the Early Termination Amount pursuant to Section 7.5(b), if, during the 180-day period following the termination of this Agreement by the Company or Parent pursuant to Section 7.2(d), the Company shall accept or enter into any agreement with respect to any Company Acquisition Proposal, then the Company shall pay Parent Eight Hundred Ninety Thousand Eight Hundred Three and 00/100 Dollars ($890,803.00) (the “Additional Early Termination Amount”).

      (d) All payments under this Section 7.5 shall be made in cash by wire transfer to an account designated by Parent at the time of such termination. In addition, the Company shall reimburse Parent for all expenses incurred by Parent in connection with this Agreement up to the Reimbursement Maximum Amount if this Agreement has been terminated pursuant to Section 7.2(b) even if Parent is not entitled to any Company Termination Amount, the Early Termination Amount or the Additional Early Termination Amount under this Section 7.5. The Company acknowledges that the agreements contained in this

Section 7.5 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.5, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for such payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Company Termination Amount, the Early Termination Amount and/or the Additional Early Termination Amount, as applicable, and other amounts to be reimbursed to Parent under this Section 7.5 from the date payment was required to be made until the date of such payment at the prime rate of JPMorgan Chase Bank in effect on the date such payment was required to be made plus one percent. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.5, it shall not be a defense to the Company’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

      SECTION 7.6     Effect of Vote. Any right to terminate this Agreement provided under Sections 7.1, 7.2(a), 7.2(c), 7.3 or 7.4(a) hereunder shall be effective notwithstanding whether the Company Requisite Vote has been obtained.

ARTICLE 8

GENERAL PROVISIONS

      SECTION 8.1     Effect of Termination; Survival.

      (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Article 7, all rights and obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Sections 7.5 and 5.12 and the confidentiality provisions of Section 5.7 and except for the provisions of Sections 8.1 through 8.4, 8.6 and 8.8 through 8.12 and the Confidentiality Agreement; provided, that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and, subject to Section 8.11, all rights and remedies of such nonbreaching party under this Agreement in the case of such a breach, at law or in equity, shall be preserved. The parties hereto agree that, if this Agreement has been terminated, any remedy or amount payable pursuant to Section 7.5 shall be the sole and exclusive remedy of the party receiving payment thereunder unless the other party is in material, willful and deliberate breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      (b) None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger; provided, however, that Article 2, this Article 8 and the agreements contained in Sections 5.10 through 5.14 shall survive the consummation of the Merger, unless otherwise expressly provided herein and therein.

      SECTION 8.2     Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	if to Parent or Merger Sub:

Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
Attn.: James R. McIlwain
Telecopy: (225) 928-3400

with a required copy to:

Jones, Walker, Waechter, Poitevent,
Carrère, & Denègre, L.L.P.
8555 United Plaza, Suite 500
Baton Rouge, Louisiana 70809
Attn.: Scott D. Chenevert
Telecopy: (225) 248-3016

(b)	if to the Company:

Obie Media Corporation
4211 West 11th Avenue
Eugene, Oregon 97402
Attn.: Chief Executive Officer
Telecopy: (541) 345-4339

with a required copy to:

Davis Wright Tremaine
1300 SW Fifth Avenue
24th Floor
Portland, Oregon 97201-5682
Attn.: Dave Baca
Telecopy: (503) 778-5299

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

      SECTION 8.3     Assignment; Binding Effect; Benefit. Except as provided in Section 1.1 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the provisions of Article 2 and as provided in Sections 5.13 and 5.14, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      SECTION 8.4     Entire Agreement. This Agreement, including any schedules and exhibits hereto, the Company Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

      SECTION 8.5     Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 8.6     Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE CHOICE OF LAW PROVISIONS) OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF OREGON ARE MANDATORILY APPLICABLE TO THE MERGER. EACH OF THE COMPANY, MERGER SUB AND PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA, IN EITHER CASE LOCATED IN WILMINGTON, DELAWARE (THE “DELAWARE COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 8.7     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

      SECTION 8.8     Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

      SECTION 8.9     Interpretation. In this Agreement:

(a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

(b) The words “include,” “includes” and “including” are not limiting.

(c) The phrase “to the knowledge of” and similar phrases relating to knowledge of the Company or Parent, as the case may be, shall mean the actual knowledge, after reasonable inquiry, of its executive officers and directors.

(d) “Material Adverse Effect” with respect to the Company or Parent shall mean any change, event or effect that individually or together with other changes, events or effects is materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities, capitalization, operations, profits, cash flow or prospects of a party and its Subsidiaries, taken as a whole or (ii) the ability of the party to consummate the transactions contemplated hereby or fulfill the conditions to closing set forth in Article 6, except to the extent (in the case of either clause (i) or (ii) above) that such change, event or effect results from general economic, regulatory or political conditions or changes therein in the U.S. or Canada or changes in, or events or conditions affecting, the outdoor and out-of-home advertising industry generally; provided, that such changes, events or effects do not affect such party in a disproportionate manner. “Company Material Adverse Effect” and “Parent Material Adverse Effect” mean a Material Adverse Effect with respect to the Company and Parent, respectively. An adverse change in stock price of the Parent Common Shares shall not in and of itself be deemed to constitute a Parent Material Adverse Effect. For the avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Material Adverse Effect as defined in this Section 8.9(d).

(e) “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

(f) “Subsidiary” when used with respect to any party means any Person (other than individuals) of which such party directly or indirectly (including through another Subsidiary) (i) owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person, (ii) owns or controls more than 50% of the equity, membership, partnership or similar interests or (iii) any organization of which such party is a general partner or a managing member.

      SECTION 8.10     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      SECTION 8.11     Enforcement of Agreement; Limitation on Damages. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity. IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR PUNITIVE OR EXEMPLARY DAMAGES.

      SECTION 8.12     Extension; Waiver. At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

[Signature page follows]

      IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger and caused the same to be duly delivered on their behalf on the day and year first written above.

LAMAR ADVERTISING COMPANY

By: /s/ KEITH A. ISTRE

Name: Keith A. Istre
Title:

OMC ACQUISITION CORPORATION

By: /s/ KEITH A. ISTRE

Name: Keith A. Istre
Title:

OBIE MEDIA CORPORATION

By: /s/ BRIAN B. OBIE

Name: Brian B. Obie
Title:

ANNEX B

October 1, 2004

Board of Directors

Obie Media Corp.
4211 West 11th Avenue
Eugene, OR

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Obie Media Corp (the “Company”), par value $.001 per share (the “Company Common Stock”), of the Merger Consideration (as defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the “Merger Agreement“) entered into by and among the Company, Lamar Advertising Co. (“Lamar”) and its merger subsidiary (“OMC”). As more fully described in the Merger Agreement, the Company will merge with and into OMC, and the Company Common Stock will be converted into the right to receive (the “Merger Consideration“) approximately $43.3 million of Lamar common stock (the “Merger”). The actual number of shares of Lamar common stock to be received will be based on the average stock price of Lamar common stock for the 20 trading days immediately preceding the third calendar day immediately preceding the closing (“The Average Closing Share Price”) of the Merger. If the Average Closing Share Price is $30.00 or less, Lamar may elect to pay a portion of the Merger Consideration in cash. Based on the anticipated number of outstanding shares of Company Common Stock and the current stock price of Lamar common stock, each outstanding share of Company Common Stock will be converted into the right to receive approximately 0.165 shares of Lamar common stock.

      In arriving at our opinion, we reviewed:

(i) the Merger Agreement dated September 17, 2004, and exhibits thereto:

(ii) certain financial statements and other historical financial and business information about the Company and Lamar made available to us from published sources and/or from the internal records of the Company and Lamar;

(iii) certain internal financial analyses and forecasts of the Company prepared by and/or reviewed with management of the Company regarding the Company’s business, financial condition, results of operations and prospects;

(iv) the publicly reported historical prices and trading activity for the Company’s and Lamar’s common stock, including a comparison of certain financial and stock market information for the Company and Lamar with similar publicly available information for certain other companies the securities of which are publicly traded;

(v) the financial terms of certain other similar transactions recently effected, to the extent publicly available;

(vi) the current market environment generally and the environment for the advertising in particular;

(vii) the pro forma financial impact of the Merger; and

(viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

B-1

Board of Directors
Obie Media Corp.

In addition, we have had discussions with the management and other representatives and advisors of the Company concerning the business, financial condition, results of operations and prospects of the Company and Lamar.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Lamar, nor have we been furnished any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Lamar. With respect to financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and Lamar as to the future financial performance of the Company, Lamar or the combined entity, as the case may be, and, for purposes of this opinion, we have assumed that the results contemplated in the projections will be realized.

      We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Merger Agreement are not waived. In addition, we have assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Merger. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date of this letter.

      We will receive a fee for our services in connection with rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of business as a broker-dealer, we may actively trade or hold securities of the Company and Lamar for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.

      It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation of the Merger to the Company or its shareholders, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the Merger. This letter is not to be quoted or referred to, in whole or in part, in any statement or document, nor shall this letter be used for any other purposes, without our prior written consent, which consent is hereby given to the inclusion of this letter in a proxy or other document filed with the SEC in connection with the Merger.

Very truly yours,

By:

Daren J. Shaw
Managing Director

B-2

ANNEX C

OREGON BUSINESS CORPORATIONS ACT

Dissenters’ Rights

(Right to Dissent and Obtain Payment for Shares)

      60.551 Definitions for 60.551 to 60.594. As used in ORS 60.551 to 60.594:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Shareholder” means the record shareholder or the beneficial shareholder. [1987 c.52 §124; 1989 c.1040 §30]

      60.554 Right to dissent. (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate acts:

(a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

(B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(f) Conversion to a noncorporate business entity pursuant to ORS 60.472.

      (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      (3) Dissenters’ rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide. [1987 c.52 §125; 1989 c.1040 §31; 1993 c.403 §9; 1999 c.362 §15]

      60.557 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1987 c.52 §126]

(Procedure for Exercise of Rights)

      60.561 Notice of dissenters’ rights. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

      (2) If corporate action creating dissenters’ rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send the shareholders entitled to assert dissenters’ rights the dissenters’ notice described in ORS 60.567. [1987 c.52 §127]

      60.564 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §128]

      60.567 Dissenters’ notice. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of ORS 60.564.

      (2) The dissenters’ notice shall be sent no later than 10 days after the corporate action was taken, and shall:

(a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

(e) Be accompanied by a copy of ORS 60.551 to 60.594. [1987 c.52 §129]

      60.571 Duty to demand payment. (1) A shareholder sent a dissenters’ notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

      (2) The shareholder who demands payment and deposits the shareholder’s shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §130]

      60.574 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

      (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [1987 c.52 §131]

      60.577 Payment. (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

      (2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under ORS 60.587; and

(e) A copy of ORS 60.551 to 60.594. [1987 c.52 §132; 1987 c.579 §4]

      60.581 Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under ORS 60.567 and repeat the payment demand procedure. [1987 c.52 §133]

      60.584 After-acquired shares. (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under ORS 60.587. [1987 c.52 §134]

      60.587 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under ORS 60.577 or reject the corporation’s offer under ORS 60.584 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter’s shares. [1987 c.52 §135]

(Judicial Appraisal of Shares)

      60.591 Court action. (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation’s principal office is located, or if the principal office is not in this state, where the corporation’s registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (5) Each dissenter made a party to the proceeding is entitled to judgment for:

(a) The amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(b) The fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under ORS 60.584. [1987 c.52 §136]

      60.594 Court costs and counsel fees. (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

      (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited. [1987 c.52 §137]

ANNEX D

VOTING AGREEMENT

      THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 17, 2004, by and among Lamar Advertising Company, a Delaware corporation (“Parent”), OMC Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Brian B. Obie (the “Stockholder”), a stockholder of Obie Media Corporation, an Oregon corporation (the “Company”). The Stockholder, Merger Sub and Parent are collectively referred to herein as the “Parties.”

RECITALS

      WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the parties thereto agreed to merge (the “Merger”) the Company and Merger Sub pursuant to the terms thereof. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Merger Agreement;

      WHEREAS, the Stockholder is the record or the beneficial owner of (i) the number of shares (collectively, the “Existing Shares” and, together with any shares of common stock, without par value, of the Company (“Company Common Shares”) acquired by the Stockholder after the date hereof, whether upon the exercise of options, warrants, conversion of convertible securities or otherwise, the “Company Shares”) of Company Common Shares and (ii) the options to acquire the number of Company Common Shares (the “Options”), in each case as set forth in Exhibit A attached hereto; and

      WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement relating to, among other things, the voting of the Company Shares in favor of the Merger and the transactions contemplated by the Merger Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

      1. Agreement to Vote.

      (a) The Stockholder hereby agrees to vote (or cause to be voted) all of the Company Shares at any annual, special or other meeting of the stockholders of the Company (including the meeting of the Company’s stockholders contemplated by Section 5.4 of the Merger Agreement), and at any postponement or adjournment or adjournments thereof, or pursuant to any consent or action in writing in lieu of a meeting or otherwise:

(i) in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement and in favor of the approval and adoption of the Merger Agreement;

(ii) against any Company Acquisition Proposal (other than the Merger);

(iii) against (A) any change in a majority of individuals who constitute the Board of Directors of the Company, (B) any amendment to the Company’s Articles of Incorporation or Bylaws or (C) any other action involving the Company or any of its Subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, discourage, impair or adversely affect (x) the ability of the Company to consummate the Merger or (y) the transactions contemplated by the Merger Agreement or this Agreement (other than the Merger and the transactions contemplated by the Merger Agreement); and

(iv) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

      (b) The Stockholder hereby revokes any and all previous proxies granted with respect to matters set forth in Section 1(a) hereof. In addition, the Stockholder shall not, directly or indirectly, except as provided in this Agreement, grant any proxies or powers of attorney with respect to matters set forth in Section 1(a) hereof, deposit any of the Company Shares into a voting trust or enter into a voting agreement with respect to any of the Company Shares.

      (c) Subject to the last two sentences of this subsection (c), the Stockholder hereby irrevocably appoints Parent or its designee as the Stockholder’s agent, attorney and proxy, to vote (or cause to be voted) the Company Shares owned by the Stockholder in favor of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, as applicable. This proxy is irrevocable and coupled with an interest and is granted in consideration of Parent and Merger Sub entering into the Merger Agreement. In the event that the Stockholder fails for any reason to vote the Company Shares in accordance with the requirements of Section 1(a) hereof, then the proxyholder shall have the right to vote the Company Shares in accordance with the first sentence of this subsection (c). The vote of the proxyholder shall control in any conflict between the vote by the proxyholder and the vote by the Stockholder of the Company Shares.

      (d) The Stockholder shall not enter into any agreement or understanding or make any commitment with any Person that would violate or be inconsistent with any provision or agreement contained in this Agreement and represents that the Stockholder has not done so as of the date of this Agreement; provided, however, that nothing in this Agreement shall be deemed to obligate the Stockholder to take, or omit to take, any action in his capacity as a director of the Company in furtherance of the Merger if the Stockholder reasonably believes, upon the advice of his counsel, that such action would violate or otherwise contravene the fiduciary obligations owed by the Stockholder to the other stockholders of the Company solely in his capacity as a director of the Company.

      2. Additional Shares. Without limiting the provisions of the Merger Agreement, in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Company Common Shares (and any and all securities issued or issuable in respect thereof) or (b) the Stockholder becomes the record or beneficial owner of any additional shares of capital stock of the Company or other Company securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (a) or the Stockholder becoming the record or beneficial owner thereof, as described in clause (b), as though they were Company Shares hereunder. The Stockholder hereby agrees to promptly notify Parent and Merger Sub of the number of any new shares of capital stock of the Company or other voting securities of the Company acquired by the Stockholder, if any, after the date hereof and prior to the Termination Time (as defined below).

      3. Restrictions on Transfer.

      (a) From the date of this Agreement until the Effective Time, the Stockholder agrees not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Company Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Company Common Shares in cash or otherwise.

      (b) The Stockholder agrees not to take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his obligations under this Agreement.

      (c) The Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger or the other transactions contemplated by the Merger Agreement that the Stockholder may have.

      4. Representations and Warranties.

      (a) Each Party hereby severally and not jointly represents and warrants to the other Parties that (i) if such Party is not an individual, such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, or (ii) if such Party is an individual, such Party has the capacity to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.

      (b) Each Party hereby severally and not jointly represents and warrants to the other Parties that (i) the execution, delivery and performance by such Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party and (ii) this Agreement has been duly executed and delivered by such Party and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

      (c) Each Party hereby severally and not jointly represents and warrants to the other Parties that neither the execution and delivery of this Agreement by such Party nor the consummation by such Party of the transactions contemplated hereby will (i) conflict with any provisions of such Party’s Certificate of Incorporation or Bylaws or similar organizational documents, if applicable, (ii) require any filing with, or permit, authorization, consent or approval of, any governmental or regulatory authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which such Party is a party or by which such Party or any of such Party’s properties or assets may be bound or (iv) violate any applicable law applicable to which it or any of its properties or assets is subject.

      (d) The Stockholder hereby represents and warrants to Parent and Merger Sub that the Stockholder’s Existing Shares are, and at the Effective Time the Company Shares will be, owned beneficially and of record by the Stockholder. The Existing Shares as set forth on Exhibit A hereto constitute all of the shares of capital stock of the Company owned of record or beneficially by the Stockholder. The Options as set forth on Exhibit A hereto constitute all of the options, warrants or other securities or instruments convertible or exchangeable into, or exercisable for, shares of capital stock of the Company owned of record or beneficially by the Stockholder. All of the Existing Shares are issued and outstanding. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement with respect to all of the Company Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder has good and valid title to the Existing Shares and Options and at all times during the term hereof and at the Effective Time will have good and valid title to the Company Shares, free and clear of all Liens, except as provided on Exhibit B attached hereto.

      (e) The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all material respects at all times through the Termination Time.

      5. No Solicitation.

      (a) Until the Effective Time, the Stockholder (in his capacity as such) will not, and will not authorize, direct or knowingly permit any of his affiliates (it being understood that the Company and its

Subsidiaries is not an affiliate of Stockholder restricted by this Section 5), investment bankers, attorneys, accountants or other agents, advisors or representatives to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company other than the transactions contemplated by the Merger Agreement (an “Alternative Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions or proposals or offers in respect of an Alternative Transaction, (iii) furnish or cause to be furnished to any Person any information concerning the business operations, properties or assets of the Company in connection with an Alternative Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

      (b) In addition to the foregoing, the Stockholder shall immediately notify Parent (and in no event later than 24 hours) of any notice of an Alternative Transaction received by the Stockholder indicating, in connection with such notice, the name of the Person or Persons making such offer or proposal and the material terms and conditions of any such proposals or offers, and will keep Parent informed, on a current basis, of the status and material terms of any such offer or proposal and of any modifications to the terms thereof.

      (c) Nothing contained in this Section 5 shall be deemed to prohibit or otherwise interfere with Stockholder from taking any action as a director or an executive officer of the Company in accordance with, or as otherwise permitted by, the Merger Agreement.

      6. Specific Performance. The Parties agree that a violation, breach or threatened breach by any other Party of any term of this Agreement would cause irreparable injury for which an adequate remedy at law is not available. Therefore, the Parties agree that each Party shall have the right of specific performance and, accordingly, shall be entitled to an injunction, restraining order or other form of equitable relief, in addition to any and all other rights and remedies at law or in equity, restraining any other Party from committing any breach or threatened breach of, or otherwise specifically to enforce, any provision of this Agreement and all such rights will be cumulative. The Parties further agree that any defense in any action for specific performance that a remedy at law would be adequate is waived.

      7. General Provisions.

      (a) Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement pursuant to its terms, (ii) the written agreement of the Parties hereto to terminate this Agreement or (iii) the Effective Time. The date and time at which this Agreement is terminated in accordance with this Section 7(a) is referred to herein as the “Termination Time.” Notwithstanding the foregoing, no termination of this Agreement shall relieve any Party from liability for such Party’s breach of any provision hereof prior to such termination.

      (b) Notice. Any notices, requests, demands or other communication required or permitted hereunder will be in writing and may be (i) sent by registered or certified mail, postage prepaid, return receipt requested, (ii) served by personal delivery, (iii) made by facsimile transmission (with the confirmation of receipt), or (iv) sent by overnight courier service to the receiving parties as follows:

If to Parent or Merger Sub:

Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
Attn.: James R. McIlwain
Telecopy: (225) 928-3400

If to Consultant:

Brian B. Obie
Post Office Box 2457
Eugene, Oregon 97402
Telecopy: (541) 686-1169

with a copy to:

Arnold Gallagher Saydack
Percell Roberts & Potter, P.C.
800 Willamette Street, Suite 800
Eugene, Oregon 97401
Attn.: John B. Arnold
Telecopy: (541) 484-0536

Any such notice or communication shall be deemed to be given, (i) if sent by registered or certified mail, on the fifth (5th) business day after the mailing thereof, (ii) if delivered in person, on the date delivered, (iii) if made by facsimile transmission, on the date transmitted or (iv) if sent by overnight courier service, on the date delivered as evidenced by the bill of lading. Any party sending a notice or other communication by facsimile transmission shall also send a hard copy of such notice or other communication by one of the other means of providing notice set forth in this Section 7(b). Any notice or other communication shall be given to such other representative or at such other address as a party to this Agreement may furnish to the other party pursuant to this Section 7(b).

      (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be construed for or against any Party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective Parties. For all purposes of this Agreement, words stated in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include each other gender, as the context may require or allow. The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (and not to any particular provision of this Agreement). The word “or” shall not be exclusive.

      (d) Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder.

      (e) Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Merger Sub may assign, in its sole discretion, any and all rights, interests and obligations under this Agreement to any wholly owned direct Subsidiary of Parent without the consent of the Stockholder.

      (f) Governing Law; Jurisdiction.

      (i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law rules of such State, except to the extent that the laws of the State of Oregon mandatorily apply to the voting and proxy provisions hereof.

      (ii) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of

America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by applicable law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7(b) hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

      (iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(f)(iii).

      (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      (h) Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by fax with the same binding effect as original ink signatures.

      (i) Amendments, Waivers, Etc. This Agreement may not be amended, supplemented or otherwise modified, except upon the execution and delivery of a written agreement by the Parties. By an instrument in writing, Parent and Merger Sub may waive compliance by the Stockholder with any provision of this Agreement, and the Stockholder may waive compliance by Parent or Merger Sub with any provision of this Agreement; provided, however, that any such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure or with respect to a Party that has not executed and delivered any such waiver. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or at equity.

      (j) Capacity. For purposes of this Agreement and the representations, covenants, agreements and promises contained herein, the Stockholder is acting solely in his, her or its capacity as a Stockholder of, and not as a director, officer, employee, representative or agent of, the Company and nothing in this Agreement shall limit or restrict the Stockholder from (i) acting in his capacity as a director of the Company, to the extent applicable, or (ii) voting in his sole discretion on any matter other than those matters referred to in Section 1(a).

      (k) Further Assurances. From time to time prior to the Termination Time, at any other Party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

      (l) Confidentiality and Public Announcements. The Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, the Stockholder agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel, advisors and corporate parents) without the prior written consent of Parent, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law or the requirements of any securities exchange. At all times during the term of this Agreement, the Stockholder will consult with Parent before issuing or making any reports, statements or releases to the public, or making any filings required pursuant to the Exchange Act, with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of public reports, statements, releases or filings.

      (m) Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his or its legal representative drafted the provision.

[Signatures appear on the following page]

      IN WITNESS WHEREOF, the Parties hereto have caused this Voting Agreement to be duly executed as of the date first above written.

LAMAR ADVERTISING COMPANY

By:	/s/ KEITH A. ISTRE

Name: Keith A. Istre
Title:

OMC ACQUISITION CORPORATION

By:	/s/ KEITH A. ISTRE

Name: Keith A. Istre
Title:

/s/ BRIAN B. OBIE

Brian B. Obie

Exhibit A

Name of	Number of Existing	Number of Shares	Number of Existing
Stockholder	Shares	Underlying Options	Shares and Options

Brian B. Obie	1,653,147 Percentage of Outstanding Shares: 27.5%(1)	57,878 Percentage of Outstanding Shares: 0.9%(2)	1,711,025 Percentage of Outstanding Shares: 26.8%(2)

(1)	Percentage of outstanding Company Shares (not including Options) as of September 16, 2004.

(2)	Percentage of outstanding fully diluted Company Shares (including Options) as of September 16, 2004.

Exhibit B

LIENS

      320,000 of the Existing Shares (the “Pledged Shares”) are pledged to Umpqua Bank to secure certain indebtedness. Notwithstanding, Stockholder retains voting rights to all Pledged Shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law (the “DGCL”) grants Lamar the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of Lamar, or is or was serving at the request of Lamar as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Lamar, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of Lamar where the person involved is adjudged to be liable to Lamar except to the extent approved by a court.

      Lamar’s Amended and Restated By-laws provide that Lamar will indemnify and hold harmless to the fullest extent permitted by the DCGL, as amended from time to time, any person who is made a party to any action or proceeding because such person is or was a director or officer of Lamar, or at Lamar’s request, a director or officer of another enterprise, provided that the person is found to have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of Lamar. In the case of settlements made before final adjudication, the payment and indemnification thereof must be approved by the board of directors. Indemnification under Lamar’s Amended and Restated By-laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law.

      Lamar’s Amended and Restated Certificate of Incorporation provides that directors of Lamar will not be personally liable to Lamar or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director’s duty of loyalty to Lamar or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

      Section 145(g) of the DGCL and Lamar’s Amended and Restated By-laws grant Lamar the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Lamar or is serving as a director, officer, trustee, employee or agent of another enterprise at Lamar’s request against any liability asserted against, and incurred by, such person in any such capacity or arising out of such person’s status as such, whether or not Lamar would have the power to indemnify such person against such liability under the provisions of the DGCL. Pursuant to this authority, Lamar has purchased and maintains a directors’ and officers’ liability insurance policy covering certain liabilities that Lamar’s directors and officers might incur in connection with the performance of their duties.

ITEM 21.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) Exhibits. The exhibits listed below in the “Exhibit Index” immediately following the signature page are part of this registration statement.

      (b) Financial Statements Schedules.

      Obie Media Corporation — Financial Statement Schedule II: Valuation and Qualifying Accounts:

		Additions
Allowance for Doubtful Accounts	Balance at	Charged/(recoveries) to		Balance at End
Year ended November 30,	Beginning of Period	Costs and Expenses	Deductions	of Period

2003	$1,938,537	$538,442	$1,884,816	$592,163
2002	1,944,921	2,307,350	2,313,734	1,938,537
2001	598,403	2,129,342	782,824	1,944,921

Deferred Tax Valuation Allowance

2003	$1,560,683	$1,105,336	—	$2,666,019
2002	1,096,660	464,023	—	1,560,683
2001	—	1,096,660	—	1,096,660

(c)	Reports, Opinions or Appraisals Opinion of D.A. Davidson & Co. (included as Annex B to the proxy statement/ prospectus, which is a part of this registration statement).

ITEM 22.     UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1)immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on December 2, 2004.

LAMAR ADVERTISING COMPANY

By:	/s/ KEVIN P. REILLY, JR.

Kevin P. Reilly, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

      We, the undersigned officers and directors of Lamar Advertising Company, hereby severally constitute and appoint Kevin P. Reilly, Jr. and Keith A. Istre and each of them singly, our true and lawful attorneys-in-fact and agents, with full power of substitution to them in any and all capacitates, to sign and file any and all amendments to this Registration Statement on Form S-4 (including Pre- and Post-Effective Amendments), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 2nd day of December, 2004.

Signature	Title

/s/ KEVIN P. REILLY, JR. Kevin P. Reilly, Jr.	President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ KEITH A. ISTRE Keith A. Istre	Chief Financial Officer, (Principal Financial and Accounting Officer)

Anna Reilly Cullinan	Director

/s/ JOHN MAXWELL HAMILTON John Maxwell Hamilton	Director

/s/ ROBERT M. JELENIC Robert M. Jelenic	Director

/s/ CHARLES W. LAMAR III Charles W. Lamar III	Director

Signature	Title

/s/ STEPHEN MUMBLOW Stephen Mumblow	Director

/s/ THOMAS REIFENHEISER Thomas Reifenheiser	Director

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of July 20, 1999 among Lamar Media Corp., Lamar New Holding Co., and Lamar Holdings Merge Co. Previously filed as Exhibit 2.1 to Lamar’s Current Report on Form 8-K filed on July 22, 1999 (File No. 0-30242) and incorporated herein by reference.
2.2	Agreement and Plan of Merger by and among Lamar Advertising Company, OMC Acquisition Corporation, and Obie Media Corporation, dated as of September 17, 2004 (included as Annex A to the proxy statement/ prospectus included in this Registration Statement).
3.1	Certificate of Incorporation of Lamar New Holding Co. Previously filed as Exhibit 3.1 to Lamar’s Quarterly Report on Form 10-Q for the period ended June 30, 1999 (File No. 0-20833) filed on August 16, 1999 and incorporated herein by reference.
3.2	Certificate of Amendment of Certificate of Incorporation of Lamar New Holding Co. (whereby the name of Lamar New Holding Co. was changed to Lamar Advertising Company). Previously filed as Exhibit 3.2 to Lamar’s Quarterly Report on Form 10-Q for the period ended June 30, 1999 (File No. 0-20833) filed on August 16, 1999 and incorporated herein by reference.
3.3	Certificate of Amendment of Certificate of Incorporation of Lamar Advertising Company. Previously filed as Exhibit 3.3 to Lamar’s Quarterly Report on Form 10-Q for the period ended June 30, 2000 (Filed No. 0-30242) filed on August 11, 2000 and incorporated herein by reference.
3.4	Certificate of Correction of Certificate of Incorporation of Lamar Advertising Company. Previously filed as Exhibit 3.4 to Lamar’s Quarterly Report on Form 10-Q for the period ended September 30, 2000 (File No. 0-30242) filed on November 14, 2000 and incorporated herein by reference.
3.5	Amended and Restated By-laws of Lamar. Previously filed as Exhibit 3.3 to Lamar’s Quarterly Report on Form 10-Q for the period ended June 30, 1999 (File No. 0-20833) filed on August 16, 1999 and incorporated herein by reference.
3.6	Amended and Restated By-laws of Lamar Media Corp. Previously filed as Exhibit 3.1 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended September 30, 1999 (File No. 1-12407) filed on November 12, 1999 and incorporated herein by reference.
4.1	Specimen certificate for the shares of Class A common stock of Lamar. Previously filed as Exhibit 4.1 to Lamar’s Registration Statement on Form S-1 (File No. 333-05479), and incorporated herein by reference.
4.2	Senior Secured Note dated May 19, 1993. Previously filed as Exhibit 4.1 to Lamar’s Registration Statement on Form S-1 (File No. 33-59624), and incorporated herein by reference.
4.3	Indenture dated as of September 24, 1986 relating to Lamar’s 8% Unsecured Subordinated Debentures. Previously filed as Exhibit 10.3 to Lamar’s Registration Statement on Form S-1 (File No. 33-59624), and incorporated herein by reference.
4.4	Indenture dated May 15, 1993 relating to Lamar’s 11% Senior Secured Notes due May 15, 2003. Previously filed as Exhibit 4.3 to Lamar’s Registration Statement on Form S-1 (File No. 33-59624), and incorporated herein by reference.
4.5	First Supplemental Indenture dated July 30, 1996 relating to Lamar’s 11% Senior Secured Notes due May 15, 2003. Previously filed as Exhibit 4.5 to Lamar’s Registration Statement on Form S-1 (File No. 333-05479), and incorporated herein by reference.
4.6	Form of Second Supplemental Indenture in the form of an Amended and Restated Indenture dated November 8, 1996 relating to Lamar’s 11% Senior Secured Notes due May 15, 2003. Previously filed as Exhibit 4.1 to Lamar’s Current Report on Form 8-K filed on November 15, 1996 (File No. 1-12407), and incorporated herein by reference.
4.7	Notice of Trustee dated November 8, 1996 with respect to the release of the security interest in the Trustee on behalf of the holders of Lamar’s 11% Senior Secured Notes due May 15, 2003. Previously filed as Exhibit 4.2 to Lamar’s Current Report on Form 8-K filed on November 15, 1996 (File No. 1-12407), and incorporated herein by reference.
4.8	Form of Subordinated Note. Previously filed as Exhibit 4.8 to the Registration Statement on Form S-1 (File No. 333-05479), and incorporated herein by reference.
4.9	Indenture dated as of December 23, 2002 among Lamar Media Corp., certain subsidiaries of Lamar Media Corp., as guarantors and Wachovia Bank of Delaware, National, as trustee. Filed as Exhibit 4.1 to Lamar Media’s Current Report on Form 8-K filed on December 27, 2002 (File No. 0-20833) and incorporated herein by reference.

Exhibit
Number		Description of Exhibit

4.10		Supplemental Indenture to the Indenture dated December 23, 2002 among Lamar Media Corp., certain of its subsidiaries and Wachovia Bank of Delaware, National Association, as Trustee, dated June 9, 2003. Previously filed as Exhibit 4.31 to Lamar Media’s Registration Statement on Form S-4 (File No. 333-107427) filed on July 29, 2003 and incorporated herein by reference.
4.11		Supplemental Indenture to the Indenture dated December 23, 2002 among Lamar Media Corp., certain of its subsidiaries and Wachovia Bank of Delaware, National Association, as Trustee, dated October 7, 2003. Previously filed as Exhibit 4.1 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 1-12407) filed on November 5, 2003 and incorporated herein by reference.
4.12		Form of 7 1/4% Notes Due 2013. Filed as Exhibit 4.2 to Lamar Media’s Current Report on Form 8-K filed on December 27, 2002 (File No. 0-20833) and incorporated herein by reference.
4.13		Form of Exchange Note. Filed as Exhibit 4.29 to Lamar Media’s Registration Statement on Form S-4 (File No. 333-102634) and incorporated herein by reference.
4.14		Indenture dated June 16, 2003 between Lamar Advertising Company and Wachovia Bank of Delaware, National Association, as Trustee. Previously filed as Exhibit 4.4 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (File No. 1-12407) filed on August 13, 2003 and incorporated herein by reference.
4.15		First Supplemental Indenture dated June 16, 2003 between Lamar Advertising Company and Wachovia Bank of Delaware, National Association, as Trustee. Previously filed as Exhibit 4.5 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (File No. 1-12407) filed on August 13, 2003 and incorporated herein by reference.
5	.1*	Opinion of Palmer & Dodge LLP as to the legality of the Class A common stock being registered by Lamar Advertising Company.
8	.1*	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. as to the United States federal tax consequences of the merger.
8	.2*	Opinion of David Wright Tremaine LLP as to the United States federal tax consequences of the merger.
10	.1**	The Lamar Savings and Profit Sharing Plan Trust. Previously filed as Exhibit 10.4 to Lamar’s Registration Statement on Form S-1 (File No. 33-59624), and incorporated herein by reference.
10.2		Trust under The Lamar Corporation, its Affiliates and Subsidiaries Deferred Compensation Plan dated October 3, 1993. Previously filed as Exhibit 10.11 to Lamar’s Annual Report on Form 10-K for the fiscal year ended October 31, 1995 (File No. 33-59624), and incorporated herein by reference.
10	.3**	1996 Equity Incentive Plan. Previously filed as Exhibit 10.2 to Lamar’s Quarterly Report on Form 10-Q (File No. 0-30242), for the period ended June 30, 2004 filed on August 6, 2004 and incorporated herein by reference.
10.4		Stock Purchase Agreement dated as of October 1, 1998, between Lamar and the stockholders of Outdoor Communications, Inc. named therein. Previously filed as Exhibit 2.1 to Lamar’s Current Report on Form 8-K filed on October 15, 1998 (File No. 0-20833), and incorporated herein by reference.
10.5		Second Amended and Restated Stock Purchase Agreement dated as of August 11, 1999 among Lamar, Lamar Media Corp., Chancellor Media Corporation of Los Angeles and Chancellor Mezzanine Holdings Corporation. Previously filed as Appendix A to Lamar’s Schedule 14C Information Statement filed on August 13, 1999 and incorporated herein by reference. Pursuant to Item 601(b)(2) of Regulation S-K, the Schedules and Annexes A and B referred to in the Second Amended and Restated Stock Purchase Agreement are omitted. The Company hereby undertakes to furnish supplementary a copy of any omitted Schedule or Annex to the Commission upon request.
10	.6**	2000 Employee Stock Purchase Plan. Previously filed as Exhibit 10.3 to Lamar Advertising Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2000 (File No. 0-30242) filed on August 11, 2000 and incorporated herein by reference.
10.7		Credit Agreement dated as of March 7, 2003 between Lamar Media Corp. and the Subsidiary Guarantors party thereto, the Lenders party thereto, and JPMorgan Chase Bank, as Administrative Agent. Previously filed as Exhibit 10.38 to Lamar Media Corp.’s Registration Statement on Form S-4/A (File No. 333-102634) on March 18, 2003 and incorporated herein by reference.

Exhibit
Number		Description of Exhibit

10.8		Amendment No. 1 dated as of January 28, 2004 to the Credit Agreement dated as of March 7, 2003 between Lamar Media Corp., the Subsidiary Guarantors party thereto, the Lenders Party thereto, and JPMorgan Chase Bank, as Administrative Agent. Previously filed as Exhibit 4.1 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 (File No. 1-12407) on May 10, 2004 and incorporated herein by reference.
10	.9*	Amendment No. 2 dated as of August 6, 2004 to the Credit Agreement dated as of March 7, 2003 between Lamar Media Corp., the Subsidiary Guarantors party thereto, the Lenders Party thereto, and JPMorgan Chase Bank, as Administrative Agent.
10.10		Joinder Agreement dated as of October 7, 2003 to Credit Agreement dated as of March 7, 2003 between Lamar Media Corp. and the Subsidiary Guarantors party thereto, the Lenders party thereto, and JPMorgan Chase Bank, as Administrative Agent by Premere Outdoor, Inc. Previously filed as Exhibit 10.1 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 1-12407) on November 5, 2003 and incorporated herein by reference.
10.11		Supplemental Indenture to Indenture dated December 23, 2002 among Lamar Media Corp., certain of its subsidiaries and Wachovia Bank of Delaware, National Association, as Trustee, dated , dated April 5, 2004. Previously filed as Exhibit 4.1 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2004 (File No. 1-12407) filed on August 6, 2004 and incorporated herein by reference.
10.12		Joinder Agreement dated as of April 19, 2004 to Credit Agreement dated as of March 7, 2003 between Lamar Media Corp. and the Subsidiary Guarantors party thereto, the Lenders party thereto, and JPMorgan Chase Bank, as Administrative Agent by Lamar Canadian Outdoor Company. Previously filed as Exhibit 10.1 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2004 (File No. 1-12407) filed on August 6, 2004 and incorporated herein by reference.
10.13		Tranche D Term Loan Agreement dated August 12, 2004 among Lamar Media Corp., the Subsidiary Guarantors thereunder, the Lenders Party thereto, and JPMorgan Chase Bank, as Administrative Agent. Previously filed as Exhibit 10.1 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended September 30, 2004 (File No. 1-12407) on November 15, 2004 and incorporated herein by reference.
10.14		Voting Agreement dated as of September 17, 2004 by and among Lamar Advertising Company, OMC Acquisition Corporation and Brian B. Obie (included as Annex D to the proxy statement/ prospectus included in this Registration statement).
10	.15*	Consulting and Non-Competition Agreement dated as of September 17, 2004 by and between Lamar Advertising Company and Brian B. Obie.
16.1		Letter re Change in Certifying Accountants (incorporated by reference to Exhibit 16 to Obie Media Corporation’s Current Report on Form 8-K, filed on July 28, 2004 (File No. 0-21623) and incorporated herein by reference.
21.1		Subsidiaries of Lamar. Previously filed as Exhibit 21.1 to Lamar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 0-30242), and incorporated herein by reference.
23	.1*	Consent of Palmer & Dodge LLP (included as part of Exhibit 5.1 to this Registration Statement)
23	.2*	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included as part of Exhibit 8.1 to this Registration Statement).
23	.3*	Consent of David Wright Tremaine LLP (included as part of Exhibit 8.2 to this Registration Statement).
23	.4*	Consent of KPMG LLP.
23	.5*	Consent of PricewaterhouseCoopers LLP.
23	.6*	Consent of D.A. Davidson & Co.
24	.1*	Power of Attorney (included this Registration Statement).
99	.1*	Form of Obie Proxy Card.

*	Filed herewith.

**	Management contract or compensatory plan or arrangement in which the executive officers or directors of the Company participate.